Exhibit 10.1
Published Transaction CUSIP Number: 37468UAA8
Published Revolver CUSIP Number: 37468UAB6
Published Term Loan CUSIP Number: 37468UAC4
FOURTH AMENDED AND
RESTATED CREDIT AGREEMENT
among
GIBRALTAR INDUSTRIES, INC.
and
GIBRALTAR STEEL CORPORATION OF NEW YORK
as Borrowers
THE LENDERS NAMED HEREIN
as Lenders
KEYBANK NATIONAL ASSOCIATION
as Lead Arranger, Sole Book Runner and Administrative Agent
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agent
BANK OF AMERICA, N.A.
as Co-Syndication Agent
M&T BANK
as Co-Documentation Agent
RBS CITIZENS, NATIONAL ASSOCIATION
as Co-Documentation Agent
HSBC BANK USA, NATIONAL ASSOCIATION
as Co-Documentation Agent
dated as of
October 11, 2011

i

Page

Section 12.20. No Duty	143
Section 12.21. Legal Representation of Parties	143
Section 12.22. Judgment Currency	143
Section 12.23. Governing Law; Submission to Jurisdiction	144
Section 12.24. Designated Senior Indebtedness	144
Jury Trial Waiver	Signature Page 145

v

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be further amended, restated or otherwise modified, this “Agreement”) is made effective as of the 11th day of October, 2011 among:
(a) GIBRALTAR INDUSTRIES, INC., a Delaware corporation (“Gibraltar”);
(b) GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (“GSCNY” and, together with Gibraltar, collectively, the “Borrowers” and, individually, each a “Borrower”);
(c) the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.10(b) or 12.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);
(d) KEYBANK NATIONAL ASSOCIATION, a national banking association, as the lead arranger, sole book runner and administrative agent for the Lenders under this Agreement (the “Administrative Agent”);
(e) JPMORGAN CHASE BANK, N.A., a national banking association, and BANK OF AMERICA, N.A., a national banking association, each a co-syndication agent under this Agreement (each a “Co-Syndication Agent”); and
(f) M&T BANK, a New York banking corporation, RBS CITIZENS, NATIONAL ASSOCIATION, a national banking association, and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, each a co-documentation agent under this Agreement (each a “Co-Documentation Agent”).
WITNESSETH:
WHEREAS, the Borrowers, the Administrative Agent and the lenders named therein entered into that certain Third Amended and Restated Credit Agreement, dated as of July 24, 2009 (the “Third Amended Credit Agreement”), which agreement amended and restated that certain Second Amended and Restated Credit Agreement, dated as of August 31, 2007, which agreement amended and restated that certain Amended and Restated Credit Agreement, dated as of December 8, 2005 (collectively, such agreements are referred to herein as the “Prior Credit Agreements”);
WHEREAS, this Agreement amends and restates in its entirety the Third Amended Credit Agreement and, upon the effectiveness of this Agreement, on the Closing Date, the terms and provisions of the Third Amended Credit Agreement shall be superseded hereby. All references to “Credit Agreement” contained in the Loan Documents, as defined in the Prior Credit Agreements, delivered in connection with the Prior Credit Agreements, shall be deemed to refer to this Agreement. Notwithstanding the amendment and restatement of the Third Amended Credit Agreement by this Agreement, the obligations outstanding (including, but not limited to, the letters of credit issued and outstanding) under the Third Amended Credit

Agreement as of the Closing Date shall remain outstanding and constitute continuing Obligations hereunder. Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations. In furtherance of and, without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the obligations outstanding under the Third Amended Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the Third Amended Credit Agreement in its entirety;
WHEREAS, it is the intent of the Borrowers, the Administrative Agent and the Lenders that the provisions of this Agreement be effective commencing on the Closing Date; and
WHEREAS, the Borrowers, the Administrative Agent and the Lenders have contracted for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrowers upon the terms and subject to the conditions hereinafter set forth;
NOW, THEREFORE, it is mutually agreed as follows:
ARTICLE I. DEFINITIONS
Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accelerated Maturity Date” means the date that is six months prior to the stated maturity (or date when scheduled principal payments are due), as in effect from time to time, of the Subordinated Notes or any replacement notes.
“Acceptable Non-Acceleration Event” means any of the following events: (a) if Gibraltar refinances all of the outstanding Indebtedness under the Subordinated Notes with new Subordinated Indebtedness that, by its terms, has a stated maturity (or has scheduled principal payments due) no earlier than sixty (60) days after the last day of the Commitment Period and that is otherwise in form and substance reasonably satisfactory to the Administrative Agent; or (b) the holders of the Subordinated Notes agree in writing (in form and substance reasonably acceptable to Agent) to extend the stated maturity (or date when scheduled principal payments are due) of the Subordinated Notes to a date that is no earlier than sixty (60) days after the last day of the Commitment Period.
“Account” means an account, as that term is defined in the U.C.C.
“Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.
“Additional Commitment” means that term as defined in Section 2.10(b)(i) hereof.
“Additional Fronting Lender” means a Lender that shall have (a) agreed with the Administrative Agent to issue a Letter of Credit hereunder in its own name, but in each instance on behalf of the Revolving Lenders hereunder, and (b) executed with the Administrative Agent an Additional Fronting Lender Agreement.
“Additional Fronting Lender Agreement” means an Additional Fronting Lender Agreement, prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, among the Borrowers, the Administrative Agent and a Lender with respect to the issuance by such Lender of Letters of Credit hereunder, whereby such Lender agrees to become an Additional Fronting Lender.
“Additional Lender” means an Eligible Transferee that shall become a Revolving Lender during the Commitment Increase Period pursuant to Section 2.10(b) hereof.
“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Administrative Agent, wherein an Additional Lender shall become a Revolving Lender.
“Additional Lender Assumption Effective Date” means that term as defined in Section 2.10(b)(ii) hereof.
“Administrative Agent” means that term as defined in the first paragraph above.
“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter between the Borrowers and the Administrative Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
“Administrative Borrower” means Gibraltar.
“Advance Record” means that term as defined in Section 2.17(a) hereof.
“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender (a) prior to an Equalization Event, in respect of the Applicable Debt, if such payment results in that Lender having less than its pro rata share (based upon its Applicable Commitment Percentage) of the Applicable Debt then outstanding, and (b) on and after an Equalization Event, in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Equalization Percentage) of the Obligations then outstanding.

“Affected Lender” means a Defaulting Lender, an Insolvent Lender or a Downgraded Lender.
“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Transaction” means that term as defined in Section 5.17 hereof.
“Agent” means the Administrative Agent.
“Agreement” means that term as defined in the first paragraph hereof.
“Alabama Metal Guaranty” means that certain Guaranty of Payment, dated as of the Closing Date, by Alabama Metal Industries Corporation in favor of the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.
“Alternate Currency” means Euros, British Pounds Sterling, Czech Republic Koruna, Polish Zloty, Japanese Yen, Canadian Dollars or any other currency, other than Dollars, agreed to by the Administrative Agent that shall be freely transferable and convertible into Dollars.
“Alternate Currency Exposure” means, at any time and without duplication, the sum of the Dollar Equivalent of (a) the aggregate principal amount of Alternate Currency Loans outstanding to the Borrowers, and (b) the Letter of Credit Exposure that is denominated in one or more Alternate Currencies.
“Alternate Currency Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in an Alternate Currency and on which the Borrowers shall pay interest at a rate based upon the Derived Alternate Currency Rate.
“Alternate Currency Maximum Amount” means Twenty-Five Million Dollars ($25,000,000).
“Alternate Currency Rate” means, with respect to an Alternate Currency Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Alternate Currency Loan, as listed as the British Bankers Association’s London interbank offered rate, as published by Thomson

Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg), for deposits in the relevant Alternate Currency in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Alternate Currency Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Alternate Currency for the relevant Interest Period and in the amount of the Alternate Currency Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Administrative Agent (or an affiliate of the Administrative Agent, in the Administrative Agent’s discretion) by prime banks in any Alternate Currency market reasonably selected by the Administrative Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Alternate Currency Loan; by (b) 1.00 minus the Reserve Percentage.
“Applicable Commitment Percentage” means, for each Lender:
(a) with respect to the Revolving Credit Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “Revolving Credit Commitment Percentage”, as set forth on Schedule 1 hereto; and
(b) with respect to the Term Loan Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “Term Loan Commitment Percentage”, as set forth on Schedule 1 hereto.
“Applicable Creditor” means that term as defined in Section 12.22(b) hereof.
“Applicable Debt” means:
(a) with respect to the Revolving Credit Commitment, collectively, (i) all Indebtedness incurred by the Borrowers to the Revolving Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on all Revolving Loans and all Swing Loans and all obligations with respect to Letters of Credit, (ii) each extension, renewal or refinancing of the foregoing, in whole or in part, (iii) the commitment, prepayment and other fees and amounts payable hereunder in connection with the Revolving Credit Commitment, and (iv) all Related Expenses incurred in connection with the foregoing; and
(b) with respect to the Term Loan Commitment, collectively, (i) all Indebtedness incurred by the Borrowers to the Term Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on the Term Loan, (ii) each extension, renewal or refinancing of the foregoing in whole or in part, (iii) all prepayment and other fees and amounts payable hereunder in connection with the Term Loan Commitment, and (iv) all Related Expenses incurred in connection with the foregoing.

“Applicable Margin” means:
(a) for the period from the Closing Date through January 4, 2012, (i) two hundred twenty-five (225.00) basis points for Revolving Loans that are Eurodollar Loans, (ii) two hundred twenty-five (225.00) basis points for Revolving Loans that are Alternate Currency Loans, (iii) one hundred twenty-five (125.00) basis points for Revolving Loans that are Base Rate Loans, (iv) three hundred twenty-five (325.00) basis points for portions of the Term Loan that are Eurodollar Loans, and (v) two hundred twenty-five (225.00) basis points for portions of the Term Loan that are Base Rate Loans; and
(b) commencing January 5, 2012, the Average Quarterly Revolving Credit Availability for the most recently completed fiscal quarter shall be used to establish the number of basis points that will go into effect on January 5, 2012 and thereafter, as provided below:

	Applicable		Applicable	Applicable	Applicable
	Basis	Applicable	Basis	Basis	Basis
	Points for	Basis Points	Points for	Points for	Points for
	Revolving	for Revolving	Revolving	Portions of	Portions of
Average	Loans that	Loans that	Loans that	the Term	the Term
Quarterly	are	are Alternate	are	Loan that are	Loan that
Revolving Credit	Eurodollar	Currency	Base Rate	Eurodollar	are Base
Availability	Loans	Loans	Loans	Loans	Rate Loans
Less than $50,000,000	250.00	250.00	150.00	350.00	250.00
Greater than or equal to $50,000,000 and less than $100,000,000	225.00	225.00	125.00	325.00	225.00
Greater than or equal to $100,000,000	200.00	200.00	100.00	300.00	200.00
After January 5, 2012, changes to the Applicable Margin shall be effective on the fifth day of each fiscal quarter and shall be based on the Average Quarterly Revolving Credit Availability for the most recently completed fiscal quarter. Anything in this definition to the contrary notwithstanding, if the Revolving Amount is reduced for any reason, the Dollar amounts set forth in the foregoing pricing matrix shall also be correspondingly reduced by the amount of any such reduction in the Revolving Amount. The above pricing matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof.

“Appraised Inventory NOLV Percentage” means, as determined in the most recent appraisal report of the Inventory of the Borrowing Base Companies, completed on behalf of, and acceptable to, the Administrative Agent, the net orderly liquidation value (expressed as a percentage of cost) of Eligible Inventory of the Borrowing Base Companies.
“Approved Depository” means that term as defined in the definition of Cash Equivalents.
“Asset Disposition” means the sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of any Company) by any Company to any Person of any of such Company’s assets; provided that the term Asset Disposition specifically excludes (a) any sales, transfers or other dispositions of Inventory, or obsolete, worn-out or excess furniture, fixtures, Equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (b) any Recovery Event.
“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit F.
“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.
“Average Quarterly Revolving Credit Availability” means, for any fiscal quarter, the average daily Revolving Credit Availability in effect during such fiscal quarter.
“Bailee’s Waiver” means a bailee’s waiver, in form and substance satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.
“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.
“Bank Products” means a service or facility extended to a Company by the Administrative Agent or any Lender (or an affiliate of a Lender) for (a) credit cards and credit card processing services, (b) debit cards and purchase cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one hundred (100.00) basis points in excess of the London Interbank Offered Rate for loans in Eurodollars with an Interest Period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.
“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof or a portion of the Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which the Borrowers shall pay interest at a rate based on the Derived Base Rate.
“Bond Letter of Credit” means the irrevocable transferable letter of credit in the stated amount of Four Million Eight Hundred Forty-Six Thousand Twenty-Eight and 38/100 Dollars (4,846,028.38) issued by JPMorgan Chase Bank, N.A. to secure the payment of the Bonds.
“Bonds” means the Manhattan, Kansas Variable Rate Demand Industrial Development Revenue Refunding Bonds (Florence Corporation of Kansas Project), Series 2003.
“Borrower” means that term as defined in the first paragraph hereof.
“Borrowers” means that term as defined in the first paragraph hereof.
“Borrowing Base” means an amount equal to the total of the following:
(a) up to eighty-five percent (85%) of the aggregate amount due and owing on Eligible Accounts Receivable of the Borrowing Base Companies; plus
(b) the lowest of:
(i) up to sixty-five percent (65%) of the aggregate of the cost or market value (whichever is lower), as determined on a first-in first-out basis in accordance with GAAP, of the Eligible Inventory of the Borrowing Base Companies;
(ii) up to eighty-five percent (85%) of (A) the aggregate of the cost or market value (whichever is lower), as determined on a first-in first-out basis in accordance with GAAP, of the Eligible Inventory of the Borrowing Base Companies, multiplied by (B) the Appraised Inventory NOLV Percentage; or
(iii) One Hundred Million Dollars ($100,000,000); plus
(c) the Eligible Fixed Asset Amount; minus
(d) Reserves for Designated Hedge Agreements established pursuant to Section 2.14(b) hereof; minus
(e) other Reserves, if any;

provided that, anything herein to the contrary notwithstanding, the Administrative Agent shall at all times have the right to modify or reduce such percentages or dollar amount caps from time to time, in its reasonable credit judgment.
“Borrowing Base Certificate” means a Borrowing Base Certificate, in the form of the exhibit attached to the Special Accounts and Borrowing Base Certificate Letter.
“Borrowing Base Company” means each Company listed on Schedule 3 hereto, and each additional Company that shall become a Borrowing Base Company pursuant to Section 2.16 hereof.
“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, (a) if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market, and (b) if the applicable Business Day relates to an Alternate Currency, is a day of the year on which dealings in deposits are carried on in the relevant Alternate Currency.
“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of such Person.
“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by GSCNY (for itself and the other Credit Parties) with the Administrative Agent (or another Lender pursuant to Section 7.1(j) hereof), without liability by the Administrative Agent or the Lenders to pay interest thereon, from which account the Administrative Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.

“Cash Dominion De-Activation Date” means, after a Cash Dominion Effective Date, the last day of a thirty (30) consecutive day period during which the Revolving Credit Availability shall have been, at all times during such period, greater than Twenty-Five Million Dollars ($25,000,000) and no Event of Default shall have occurred and be continuing.
“Cash Dominion Effective Date” means a date that is the earlier of (a) the occurrence of an Event of Default, or (b) the Revolving Credit Availability shall be less than Twenty Million Dollars ($20,000,000); and each successive Cash Dominion Effective Date that occurs after a Cash Dominion De-Activation Date.
“Cash Dominion Period” means each period commencing on a Cash Dominion Effective Date and ending on the first Cash Dominion De-Activation Date occurring thereafter; provided that, should more than two separate Cash Dominion Periods exist during any twelve (12) month period, the existing Cash Dominion Period shall continue indefinitely at the discretion of the Administrative Agent.
“Cash Equivalents” means any of the following:
(a) securities issued, or directly and fully guaranteed or insured by, the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;
(b) Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Depository”), in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition;
(c) commercial paper issued by an Approved Depository or by the parent company of an Approved Depository and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from Standard & Poor’s or Moody’s, as the case may be, and in each case maturing within one hundred eighty (180) days after the date of acquisition;
(d) fully collateralized repurchase agreements entered into with an Approved Depository having a term of not more than thirty (30) days and covering securities described in subpart (a) above;
(e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in subparts (a) through (d) above;

(f) investments in money market funds access to which is provided as part of “sweep” accounts maintained with an Approved Depository;
(g) investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Depository; and
(h) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing subpart (g).
“Cash Proceeds” means, with respect to (a) an Asset Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Disposition, other than the portion of such deferred payment constituting interest, but only as and when so received) received by any Borrower or any other Company from such Asset Disposition, and (b) any Recovery Event, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Recovery Event.
“Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and cash equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of the Administrative Agent or any Lender.
“Change in Control” means (a) the acquisition of ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Gibraltar; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Gibraltar by Persons who were neither (i) nominated by the board of directors or other governing body of Gibraltar nor (ii) appointed by directors so nominated; (c) if Gibraltar shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of GSCNY; or (d) the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement.
“Closing Available Liquidity” means, on the Closing Date, the sum of (a) unrestricted and unencumbered (except as to any Lien of the Administrative Agent, for the benefit of the Lenders) cash on hand of the Credit Parties held at financial institutions located in the United States, plus (b) the Revolving Credit Availability (calculated after giving pro forma effect to the Borrowers’ initial credit request under the Revolving Credit Commitment), minus (c) any fees and expenses due under Section 4.3(y) hereof that are not paid with funds from Borrowers’ initial Credit Request under the Revolving Credit Commitment, minus (d) any accounts payable of a Credit Party with balances over sixty (60) days past due.

“Closing Date” means October 11, 2011.
“Closing Fee Letter” means the Closing Fee Letter between the Borrowers and the Administrative Agent, dated as of the Closing Date.
“Closing Revolving Amount” means Two Hundred Million Dollars ($200,000,000).
“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
“Collateral” means (a) all of each Credit Party’s existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes (if any), Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in one or more Cash Collateral Accounts, if any, and (iv) Cash Security; (b) the Real Property; and (c) Proceeds and products of any of the foregoing.
“Collection” means any payment made from an Account Debtor to a Credit Party including, but not limited to, cash, checks, drafts and any other form of payment.
“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the U.C.C. (Schedule 7.4 hereto lists all Commercial Tort Claims of the Credit Parties in existence as of the Closing Date.)
“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment and the Term Loan Commitment, up to the Total Commitment Amount.
“Commitment Increase Period” means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.
“Commitment Period” means the period from the Closing Date to the earlier of the Accelerated Maturity Date or October 10, 2016 (or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof); provided that there shall be no Accelerated Maturity Date if an Acceptable Non-Acceleration Event shall occur prior to the Accelerated Maturity Date.
“Commodity Hedging Device” means a forward commodity purchase agreement or similar agreement or arrangement designed to protect against fluctuations in raw material or other commodity prices entered into by a Company.
“Companies” means all Borrowers and all Subsidiaries of all Borrowers.

“Company” means a Borrower or a Subsidiary of a Borrower.
“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit E.
“Concentration Account” means a commercial Deposit Account designated “depository concentration account” and maintained by GSCNY (for the benefit of the Credit Parties) with the Administrative Agent (or another Lender pursuant to Section 7.1(j) hereof), without liability by the Administrative Agent or the Lenders to pay interest thereon, which account shall be under the exclusive control of the Administrative Agent and, other than during a Cash Dominion Event, the Administrative Agent shall transfer the funds therein to the Operating Account, and during a Cash Dominion Event, the Administrative Agent shall have the exclusive right to withdraw funds and transfer such funds to the Cash Collateral Account.
“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to the Administrative Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or such Lender not permitted by this Agreement, (b) was available to the Administrative Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender, or (c) becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a Person other than a Company.
“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.
“Consignee’s Waiver” means a consignee’s waiver (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
“Consolidated” means the resultant consolidation of the financial statements of Gibraltar and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.
“Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) by Gibraltar during such period that, as determined on a Consolidated basis, are included (or are required to be included) in the property, plant or equipment reflected in the Consolidated balance sheet of Gibraltar.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Gibraltar for such period, as determined on a Consolidated basis.
“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis:
(a) Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) extraordinary and other non-recurring non-cash losses and charges, and (v) non-cash equity based compensation expenses; minus
(b) to the extent included in Consolidated Net Earnings for such period, gains on sales of assets and other extraordinary gains and other non-recurring gains not incurred in the ordinary course of business.
“Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis, the aggregate, without duplication, of (a) Consolidated Interest Expense, (b) Capitalized Lease Obligations, (c) scheduled principal payments on Consolidated Funded Indebtedness (other than optional prepayments of the Revolving Loans and optional prepayments and Mandatory Prepayments of the Term Loan), and (d) cash payments of deferred purchase price obligations (such as earn-outs and similar obligations) incurred in connection with Acquisitions.
“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any) of Gibraltar, as determined on a Consolidated basis.
“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Gibraltar (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.
“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any) of Gibraltar for such period with respect to Indebtedness (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements) of Gibraltar, as determined on a Consolidated basis.
“Consolidated Net Earnings” means, for any period, the net income (loss) of Gibraltar for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of Gibraltar, determined as of such date on a Consolidated basis.
“Consolidated Unfunded Capital Expenditures” means, for any period, Consolidated Capital Expenditures that are not directly financed by the Companies with long-term Indebtedness (other than Revolving Loans) or Capitalized Lease Obligations, as determined on a Consolidated basis.
“Control Agreement” means a Deposit Account Control Agreement or a Securities Account Control Agreement.
“Controlled Disbursement Account” means a commercial Deposit Account designated “controlled disbursement account” and maintained by one or more Credit Parties with the Administrative Agent (or another Lender pursuant to Section 7.1(j) hereof), without liability by the Administrative Agent or the Lenders to pay interest thereon.
“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).
“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by a Fronting Lender of a Letter of Credit.
“Credit Exposure” means, at any time, with respect to a Specific Commitment, the sum of (a) the aggregate principal amount of all Loans outstanding under such Specific Commitment, and (b) the Letter of Credit Exposure, if any, applicable to such Specific Commitment.
“Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.
“Currency Hedge Agreement” means any currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.
“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.
“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate for Revolving Loans from time to time in effect.

“Defaulting Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified the Administrative Agent and the Administrative Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified the Administrative Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from the Administrative Agent or the Administrative Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to the Administrative Agent or any other Lender when due an amount owed by such Lender to the Administrative Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any Defaulting Lender shall cease to be a Defaulting Lender when the Administrative Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.
“Deposit Account” means a deposit account, as that term is defined in the U.C.C.
“Deposit Account Control Agreement” means each Deposit Account Control Agreement among a Credit Party, the Administrative Agent and a depository institution, dated prior to, on or after the Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.
“Derived Alternate Currency Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Alternate Currency Loans plus the Alternate Currency Rate applicable to the relevant Alternate Currency.
“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.
“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.
“Designated Hedge Agreement” means any Hedge Agreement (other than a Commodity Hedging Device) to which any Credit Party is a party and as to which a Lender or any of its affiliates is a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement, so that such Credit Party’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranties of Payment and the Security Documents to the extent such Loan Documents provide guarantees or security for creditors of such Credit Party under Designated Hedge Agreements. Any such Hedge Agreement shall cease to be a Designated Hedge Agreement if its termination date is extended, notional amount increased, or fixed rate payable by a Credit Party increased, without the prior written consent of the Administrative Agent.

“Designated Hedge Creditor” means each Lender, or affiliate of a Lender, that participates as a counterparty to a Credit Party pursuant to any Designated Hedge Agreement with such Lender or affiliate of such Lender.
“Designated Hedge Document” means (a) each Designated Hedge Agreement to which a Credit Party is now or may hereafter become a party, and (b) each confirmation, transaction statement or other document executed and delivered in connection therewith to which a Credit Party is now or may hereafter become a party.
“Designated Hedge Obligations” means all obligations and liabilities of one or more Credit Parties under Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.
“Diamond Perforated Guaranty” means that certain Guaranty of Payment, dated as of the Closing Date, by Diamond Perforated Metals, Inc. in favor of the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.
“Dollar” or the $ sign means lawful money of the United States of America.
“Dollar Equivalent” means (a) with respect to an Alternate Currency Loan or Letter of Credit denominated in an Alternate Currency, the Dollar equivalent of the amount of such Alternate Currency Loan or Letter of Credit denominated in such Alternate Currency, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date two Business Days before the date of such Alternate Currency Loan or issuance of such Letter of Credit denominated in such Alternate Currency, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan or Letter of Credit, and (b) with respect to any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant alternate currency with Dollars for delivery on such date; provided that, in calculating the Dollar Equivalent for purposes of determining (i) a Borrower’s obligation to prepay Loans and Letters of Credit pursuant to Section 2.12(a) hereof, or (ii) a Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Commitment, the Administrative Agent may, in its discretion, on any Business Day selected by the Administrative Agent (prior to payment in full of the Obligations), calculate the Dollar Equivalent of each such Loan or Letter of Credit. The Administrative Agent shall notify the Administrative Borrower of the Dollar Equivalent of such Alternate Currency Loan or Letter of Credit or any other amount, at the time that such Dollar Equivalent shall have been determined.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
“Downgraded Lender” means a Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s or Standard & Poor’s or any other nationally recognized statistical rating organization recognized as such by the SEC, and that has been designated by the Administrative Agent, in its reasonable discretion, as a Downgraded Lender. Any Downgraded Lender shall cease to be a Downgraded Lender when the Administrative Agent determines, in its reasonable discretion, that such Downgraded Lender is no longer a Downgraded Lender based upon the characteristics set forth in this definition.
“Eligible Account Receivable” means an Account that is an account receivable (i.e., each specific invoice) of a Borrowing Base Company that, at all times until it is collected in full, continuously meets the following requirements:
(a) is not subject to any claim for credit, allowance or adjustment by the Account Debtor or any defense, dispute, set-off, chargeback or counterclaim;
(b) arose in the ordinary course of business of such Borrowing Base Company from the performance (fully completed) of services or bona fide sale of goods that have been shipped to the Account Debtor, and not more than ninety (90) days (except as provided in the Special Accounts and Borrowing Base Certificate Letter) have elapsed since the invoice date;
(c) is not owing from an Account Debtor with respect to which such Borrowing Base Company has received any notice or has any knowledge of such Account Debtor’s insolvency, bankruptcy or material financial impairment, or that such Account Debtor has suspended normal business operations (other than a temporary suspension acceptable to the Administrative Agent, in its sole discretion), dissolved, liquidated or terminated its existence;
(d) is not subject to an assignment, pledge, claim, mortgage, lien or security interest of any type except that granted to or in favor of the Administrative Agent, for the benefit of the Lenders;
(e) does not relate to any goods repossessed, lost, damaged, rejected or returned, or acceptance of which has been revoked or refused;
(f) is not evidenced by a promissory note or any other instrument or by chattel paper;

(g) has not been determined by the Administrative Agent to be unsatisfactory in any respect in the exercise of its reasonable credit judgment;
(h) is not a Government Account Receivable, unless the security interest of the Administrative Agent, for the benefit of the Lenders, in such Government Account Receivable is filed in accordance with the Federal Assignment of Claims Act; provided that such requirement shall not be applicable to Government Accounts Receivable payable from the United States Postal Service except during a Cash Dominion Period;
(i) is not owing from another Company, an Affiliate, an equity holder or an employee of such Company;
(j) is not a Foreign Account Receivable, other than a Foreign Account Receivable the payment of which is guaranteed by a letter of credit issued to the Administrative Agent, on behalf of the Lenders, as beneficiary, in form and substance and issued by a financial institution satisfactory to the Administrative Agent, in its sole discretion;
(k) is not owing from an Account Debtor that has failed to pay more than fifty percent (50%) of its currently outstanding accounts receivable within ninety (90) days of the invoice date;
(l) with respect to an Account Debtor that, together with its affiliates, owes one or more Borrowing Base Companies more than twenty-five percent (25%) of all accounts receivable of one or more Borrowing Base Companies, is not the portion of the Accounts that represents the amount in excess of twenty-five percent (25%) of such accounts receivable;
(m) is an Account in which the Administrative Agent, for the benefit of the Lenders, has a valid and enforceable first priority security interest;
(n) has not arisen in connection with sales of goods that were shipped or delivered to an Account Debtor on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;
(o) is not subject to any provision prohibiting assignment of the right to payment or requiring notice of or consent to such assignment;
(p) is not owing from an Account Debtor located in a state that requires that such Borrowing Base Company, in order to sue such Account Debtor in such state’s courts or otherwise enforce its remedies against such Account Debtor through judicial process, to either (i) qualify to do business in such state or (ii) file a report with the taxation division of such state for the then current year, unless, in each case, such Borrowing Base Company has fulfilled such requirements to the extent applicable for the then current year or fulfilled such other requirements that permits such Borrowing Base Company to bring suit or otherwise enforce its remedies against such Account Debtor through judicial process;

(q) is not an Account with respect to which any of the representations, warranties, covenants and agreements contained in this Agreement or any of the Loan Documents are not or have ceased to be complete and correct in any material respect, or have been breached;
(r) is not an Account that represents a progress billing (for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Borrowing Base Company’s completion of any further performance under the contract or agreement);
(s) is not owing by any state or any department, agency, or instrumentality thereof unless such Borrowing Base Company has complied with any applicable statutory or regulatory requirements thereof in respect of the security interest of the Administrative Agent, for the benefit of the Lenders, as granted hereunder;
(t) is not owing from an Account Debtor that is also a supplier to or creditor of any Borrowing Base Company to the extent of the amount owing to such supplier or creditor; and
(u) does not represent a manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling any Borrowing Base Company to discounts on future purchases therefrom.
“Eligible Equipment” means Equipment of a Credit Party that meets all of the following conditions: (a) in which the Administrative Agent, for the benefit of the Lenders, has a first (other than a possessory lien for the cost of repair of such Equipment) perfected security interest, (b) that is not subject to a certificate of title or other instrument or document that evidences title, (c) that has been appraised by an appraiser satisfactory to the Administrative Agent, (d) that is located on real property or facilities owned by a Credit Party or, if located on real property or facilities leased by a Credit Party, an acknowledged Landlord’s Waiver satisfactory to the Administrative Agent has been received by the Administrative Agent, or reserves, satisfactory to the Administrative Agent, have been established with respect thereto, and (e) that is otherwise considered eligible by the Administrative Agent, in its reasonable credit judgment.
“Eligible Fixed Asset” means Eligible Equipment or Eligible Real Property.
“Eligible Fixed Asset Amount” means:
(a) up to seventy percent (70%) of the fair market value of Eligible Real Property; plus
(b) up to eighty percent (80%) of the net orderly liquidation value of Eligible Equipment;

provided that (i) the Eligible Fixed Asset Amount shall be decreased on September 30, 2012 and on the last day of each fiscal quarter of Gibraltar thereafter by an amount equal to five percent (5%) of the Eligible Fixed Asset Amount as determined on the Closing Date, (ii) if any Eligible Fixed Asset that was part of the Eligible Fixed Asset Amount calculation is sold or otherwise disposed of after the Closing Date, the amount attributable to such Eligible Fixed Asset in the calculation above shall be subtracted from the Eligible Fixed Asset Amount, and (iii) Section 2.15 hereof shall permit certain additions to the Eligible Fixed Asset Amount under the conditions set forth therein.
“Eligible Inventory” means all Inventory of a Borrowing Base Company in which the Administrative Agent, for the benefit of the Lenders, has a valid and enforceable first security interest, except Inventory that:
(a) is in transit or located outside of the United States;
(b) is in the possession of a bailee, consignee or other third party, unless (i) reserves, satisfactory to the Administrative Agent, have been established with respect thereto; or (ii) (A) with respect to a consignee, processor or bailee, a Consignee’s Waiver, Processor’s Waiver or Bailee’s Waiver, as the case may be, has been received by the Administrative Agent, (B) such third party is listed on Schedule 6.9 hereto, as amended from time to time, or the Administrative Agent has received prior written notice of such third party location, (C) if required by the Administrative Agent, proper notice has been given to all secured parties of such third party that have filed U.C.C. Financing Statements claiming a security interest in such third party’s inventory, and (D) with respect to a consignee or processor, the Administrative Borrower has filed appropriate U.C.C. Financing Statements to protect such Borrowing Base Company’s interest therein, in form and substance satisfactory to the Administrative Agent;
(c) is located on facilities leased by such Borrowing Base Company, unless an acknowledged Landlord’s Waiver has been received by the Administrative Agent, or reserves, satisfactory to the Administrative Agent, have been established with respect thereto;
(d) is work-in-process;
(e) is slow-moving, damaged, defective or obsolete;
(f) consists of (i) goods not held for sale, such as labels, maintenance items, supplies and packaging, or held for return to vendors, or (ii) Inventory used in connection with research and development;
(g) is held for return to vendors;

(h) is subject to a Lien in favor of any Person other than the Administrative Agent; or
(i) is determined by the Administrative Agent to be unsatisfactory in any respect, in the exercise of its reasonable credit judgment.
“Eligible Real Property” means Real Property that meets all of the following conditions: (a) in which the Administrative Agent, for the benefit of the Lenders, has a first (subject only to exceptions agreed to by the Administrative Agent, which exceptions shall be typical of transactions of this nature and shall not include the securing of Indebtedness incurred for borrowed money) perfected Lien, (b) with respect to which an appraisal that meets the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 has been obtained from an appraiser satisfactory to the Administrative Agent, and (c) that is otherwise considered eligible (based upon environmental reports and other factors) by the Administrative Agent, in the exercise of its reasonable credit judgment.
“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not a Borrower, a Subsidiary or an Affiliate.
“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders in council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.
“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
“Equalization Event” means the earlier of (a) the occurrence of an Event of Default under Section 8.12 hereof, or (b) the acceleration of the maturity of the Obligations after the occurrence of an Event of Default.
“Equalization Maximum Amount” means that term as defined in Section 9.5(b)(i) hereof.
“Equalization Percentage” means that term as defined in Section 9.5(b)(ii) hereof.
“Equipment” means equipment, as that term is defined in the U.C.C.
“Equity Interests” means (a) all of the issued and outstanding shares of all classes of capital stock of any corporation at any time directly owned by any Credit Party and the certificates representing such capital stock, (b) all of the membership interests in a limited liability company at any time owned or held by any Credit Party, and (c) all of the equity interests in any other form of organization at any time owned or held by any Credit Party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan (other than in the ordinary course of business in connection with an Acquisition); (i) the failure by a Controlled Group member or an ERISA Plan to satisfy, in all material respects, any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action or suit with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.
“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.
“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.
“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, or a portion of the Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which the Borrowers shall pay interest at a rate based upon the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the British Bankers Association’s London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg), for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Administrative Agent (or an affiliate of the Administrative Agent, in the Administrative Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by the Administrative Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.
“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.
“Excess Cash Flow” means, for any fiscal year of Gibraltar, as determined on a Consolidated basis, an amount equal to (a) the sum, without duplication, of (i) Consolidated EBITDA, plus (ii) non-recurring restructuring expenses paid in cash and reasonably acceptable to the Administrative Agent; minus (b) the sum, without duplication, of (1) the aggregate amount of the scheduled principal payments made with respect to Consolidated Funded Indebtedness, (2) the aggregate amount of optional principal payments of the Term Loan (for clarification purposes, any prepayments made pursuant to Section 2.12 hereof shall not be included in this subpart (2)), (3) Consolidated Interest Expense paid in cash, (4) Consolidated Income Tax Expense paid in cash (net of tax refunds received in cash), (5) Consolidated Capital Expenditures, and (6) costs and expenses incurred in connection with the consummation of an Acquisition permitted pursuant to Section 5.13 and not funded with Consolidated Funded Indebtedness.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.
“Existing Letter of Credit” means that term as defined in Section 2.2(b)(vii) hereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.
“Financial Officer” means any of the following officers: chief executive officer, president, senior vice president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Administrative Borrower.
“First Term Loan Principal Payment Date” means the first Regularly Scheduled Payment Date following the Term Loan Funding Date, or, if the first Regularly Scheduled Payment Date following the Term Loan Funding Date is less than thirty (30) days from the Term Loan Funding Date, then the next subsequent Regularly Scheduled Payment Date.
“Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Gibraltar, on a Consolidated basis, the ratio of (a) (i) Consolidated EBITDA, minus (ii) Consolidated Unfunded Capital Expenditures, minus (iii) Consolidated Income Tax Expense paid in cash (net of tax refunds received in cash) but excluding taxes paid in cash that are specifically attributable to the gain from the United Steel Products and Renown Disposition, minus (iv) Capital Distributions; to (b) Consolidated Fixed Charges.
“Foreign Account Receivable” means an Account that arises out of contracts with or orders from an Account Debtor that is not a resident of the United States or Canada.
“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.
“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees.
“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Lender” means, as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent either shall be unable to issue or the Administrative Agent shall agree that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders hereunder, with such other Lender being an Additional Fronting Lender, or (b) as to any Existing Letter of Credit, the Lender that issued such Letter of Credit.
“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Gibraltar.
“General Intangibles” means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.
“Gibraltar” means that term as defined in the first paragraph hereof.
“Government Account Receivable” means an Account that arises out of contracts with or orders from the United States or any of its departments, agencies or instrumentalities.
“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.
“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Subsidiary that shall execute and deliver a Guaranty of Payment to the Administrative Agent, or become a party by joinder to the Guaranty of Payment that was executed on the Closing Date, subsequent to the Closing Date.
“Guaranty of Payment” means (a) the Fourth Amended and Restated Subsidiary Guaranty executed and delivered on the Closing Date in connection with this Agreement by the Guarantors of Payment (other than Alabama Metal Industries Corporation, Diamond Perforated Metals, Inc. and Noll/Norwesco, LLC), (b) the Alabama Metal Guaranty, (c) the Diamond Perforated Guaranty, (d) the Noll/Norwesco Guaranty, and (e) any other guaranty of payment executed and delivered subsequent to the Closing Date by a Guarantor of Payment, in each case, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.
“GSCNY” means that term as defined in the first paragraph hereof.
“Hedge Agreement” means any Interest Rate Hedge Agreement, Currency Hedge Agreement or Commodity Hedging Device.
“Immaterial Deposit Account” means a Deposit Account maintained by a Credit Party that, at all times, has a balance of less than Fifty Thousand Dollars ($50,000); provided that the Immaterial Deposit Accounts of all Credit Parties shall not, at any time, aggregate in excess of Two Hundred Thousand Dollars ($200,000).
“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and accrued expenses and deferred taxes incurred and paid in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all Synthetic Leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.
“Insolvent Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has become or is not Solvent or is the subsidiary of a Person that has become or is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof. Any Insolvent Lender shall cease to be an Insolvent Lender when the Administrative Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.
“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement executed and delivered on or after the Prior Closing Date by a Borrower or Guarantor of Payment, wherein such Borrower or Guarantor of Payment, as the case may be, has granted to the Administrative Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by such Borrower or Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.
“Intellectual Property Security Amendment” means each Amendment and Confirmation of Intellectual Property Security Agreement (or similar document) executed and delivered on or after the Closing Date by a Borrower or Guarantor of Payment, relating to an Intellectual Property Security Agreement previously delivered by such Borrower or Guarantor of Payment.
“Interest Adjustment Date” means the last day of each Interest Period.
“Interest Period” means, with respect to a LIBOR Fixed Rate Loan, the period commencing on the date such LIBOR Fixed Rate Loan is made and ending on the last day of such period, as selected by the Administrative Borrower pursuant to the provisions hereof, and, thereafter (unless, with respect to a Eurodollar Loan, such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Administrative Borrower pursuant to the provisions hereof. The duration of each Interest Period for a LIBOR Fixed Rate Loan shall be one month, two months, three months or six months, in each case as the Administrative Borrower may select upon notice, as set forth in Section 2.6 hereof; provided that (a) if the Administrative Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Borrowers shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period; and (b) each Alternate Currency Loan must be repaid on the last day of the Interest Period applicable thereto.
“Interest Rate Hedge Agreement” means any hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company.
“Inventory” means inventory, as that term is defined in the U.C.C.

“Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.
“Judgment Amount” means that term as defined in Section 12.22(b) hereof.
“Judgment Currency” means that term as defined in Section 12.22(a) hereof.
“KeyBank” means KeyBank National Association, and its successors and assigns.
“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
“Lender” means that term as defined in the first paragraph hereof and, as the context requires, shall include the Fronting Lenders and the Swing Line Lender.
“Lender Credit Exposure” means, for any Lender, at any time, the aggregate of such Lender’s respective pro rata shares of the Revolving Credit Exposure and the Term Loan Exposure.
“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by a Fronting Lender for the account of a Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) one year after the last day of the Commitment Period.
“Letter of Credit Commitment” means the commitment of the Administrative Agent, as a Fronting Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Forty Million Dollars ($40,000,000).
“Letter of Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by the Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.
“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the face amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day divided by three hundred sixty (360).
“LIBOR Fixed Rate Loan” means a Eurodollar Loan or an Alternate Currency Loan.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset, and the filing of, or agreement to give, any financing statement perfecting a security interest or providing a notice filing (other than a notice filing with respect to a bailment, a consignment or an operating lease) of a lien or security interest under the law of any jurisdiction.
“Loan” means a Revolving Loan, a Swing Loan or the Term Loan.
“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document, the Special Accounts and Borrowing Base Certificate Letter, the Administrative Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.
“Lockbox” means the post office box rented by and in the name of one or more Credit Parties in accordance with Section 7.1(a) hereof.
“Loss” means that term as defined in Section 12.22(b) hereof.
“Mandatory Prepayment” means that term as defined in Section 2.12(c) hereof.
“Master Agreement” means that Master Agreement entered into by and among the Credit Parties and the Administrative Agent (or another Lender pursuant to Section 7.1(j) hereof) in connection with the cash management services undertaken by the Administrative Agent (or such other Lender) on behalf of the Companies.
“Material Adverse Effect” means any or all of the following: (a) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition or prospects of the Borrowers, or Gibraltar and its Subsidiaries taken as a whole; (b) any material adverse effect on the ability of a Borrower, or any other material Credit Party, to perform its obligations under any of the Loan Documents to which it is a party; (c) any material adverse effect on the ability of Gibraltar and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (d) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party.
“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Twenty Million Dollars ($20,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.10(a) hereof, increases pursuant to Section 2.10(b) hereof and assignments of interests pursuant to Section 12.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of a Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).
“Maximum Rate” means that term as defined in Section 2.4(e) hereof.
“Maximum Revolving Amount” means Two Hundred Fifty Million Dollars ($250,000,000), as such amount may be reduced pursuant to Section 2.10(a) hereof.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.
“Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), dated on or after the Prior Closing Date, relating to the Real Property, executed and delivered by a Credit Party, to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.
“Mortgage Amendment” means each Open-End Mortgage Modification Agreement (or similar agreement), relating to each Mortgage delivered prior to the Closing Date, executed and delivered by a Company as of the Closing Date.
“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.
“Net Cash Proceeds” means, with respect to:
(a) any Asset Disposition, the Cash Proceeds resulting therefrom net of (i) reasonable and customary expenses of sale incurred in connection with such Asset Disposition, and other reasonable and customary fees and expenses incurred, and all state and local taxes paid or reasonably estimated to be payable by such Person as a consequence of such Asset Disposition and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the assets that are the subject of such Asset Disposition and required to be, and that is, repaid under the terms thereof as a result of such Asset Disposition, and (ii) incremental federal, state and local income taxes paid or payable as a result thereof; and
(b) any Recovery Event, the Cash Proceeds resulting therefrom net of (i) reasonable and customary expenses incurred in connection with such Recovery Event, and local taxes paid or reasonably estimated to be payable by such Person as a consequence of such Recovery Event and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the assets that are the subject of such Recovery Event and required to be, and that is, repaid under the terms thereof as a result of such Recovery Event, and (ii) incremental federal, state and local income taxes paid or payable as a result thereof.

“Noll/Norwesco Guaranty” means that certain Amended and Restated Guaranty of Payment, dated as of the Closing Date, by Noll/Norwesco, LLC in favor of the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.
“Non-Consenting Lender” means that term as defined in Section 12.3(c) hereof.
“Non-Material Subsidiary” means a Company that (a) is not a Credit Party or the equity holder of a Credit Party, (b) has aggregate assets of less than One Million Dollars ($1,000,000), and has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than One Million Dollars ($1,000,000), and (c) has aggregate revenues of less than One Million Dollars ($1,000,000) and has no direct or indirect Subsidiaries with aggregate revenues, for such Company and all such Subsidiaries, of more than One Million Dollars ($1,000,000).
“Non-U.S. Lender” means that term as defined in Section 3.2(c) hereof.
“Note” means a Revolving Credit Note, the Swing Line Note or a Term Note, or any other promissory note delivered pursuant to this Agreement.
“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit D.
“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Borrowers to the Administrative Agent, the Swing Line Lender, any Fronting Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations of the Borrowers or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.
“Operating Account” means a commercial Deposit Account designated “master disbursement account” and maintained by GSCNY (for the benefit of the Credit Parties) with the Administrative Agent (or another Lender pursuant to Section 7.1(j) hereof), without liability by the Administrative Agent or any Lender to pay interest thereon, from which account the Borrowers shall have the right to withdraw funds until the Administrative Agent, on behalf of the Lenders, terminates such right after the occurrence of a Default or an Event of Default.
“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

“Original Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.
“Original Currency” means that term as defined in Section 12.22(a) hereof.
“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Overall Commitment Percentage” means, for any Lender, the percentage determined by dividing (a) the sum, based upon such Lender’s Applicable Commitment Percentages, of (i) the principal outstanding under the Term Loan, (ii) the aggregate principal amount of Revolving Loans outstanding, (iii) the Swing Line Exposure, and (iv) the Letter of Credit Exposure; by (b) the sum of (A) the aggregate principal amount of all Loans outstanding, plus (B) the Letter of Credit Exposure.
“Participant” means that term as defined in Section 12.11 hereof.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.
“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
“Performance Guaranty” means a performance guaranty entered into in the ordinary course of business and upon terms typical in the industry of the Borrowers; provided that Performance Guaranties shall not include guaranties of Indebtedness.
“Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:
(a) the investments by Gibraltar or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b) the loans by Gibraltar or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;
(c) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company;
(d) loans by a Credit Party to, investments by a Credit Party in, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary, so long as all such loans, investments and Letters of Credit by all Credit Parties to (or for the benefit of) all Foreign Subsidiaries do not exceed the aggregate (including any amounts set forth in Schedule 5.11 hereto) amount of One Hundred Million Dollars ($100,000,000) at any time outstanding; and
(e) guaranties by a Credit Party of Indebtedness of a Foreign Subsidiary, not otherwise permitted under this definition, so long as all such guaranties by all Credit Parties for all Foreign Subsidiaries does not exceed Ten Million Dollars ($10,000,000) at any time outstanding.
“Permitted Investment” means an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as the aggregate amount of all such investments of all Companies does not exceed, for any fiscal year of Gibraltar, an aggregate amount of Twenty-Five Million Dollars ($25,000,000).
“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.
“Pledge and Security Agreement” means the Fourth Amended and Restated Pledge and Security Agreement, executed and delivered by each Credit Party in favor of the Administrative Agent, for the benefit of the Lenders, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
“Pledge and Security Agreement Joinder” means each Pledge and Security Agreement Joinder, executed and delivered by a Credit Party for the purpose of adding such Credit Party as a party to a previously executed Pledge and Security Agreement.
“Pledged Entity” means the issuer of any Pledged Securities.
“Pledged Notes” means the promissory notes payable to a Credit Party, as described on Schedule 7.3 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to one or more Credit Parties.
“Pledged Securities” means all of the Equity Interests now owned or hereafter acquired by each Credit Party, and all of such Credit Party’s other rights, title and interests in, or in any way related to, each Pledged Entity to which any of such Equity Interests relate, and all proceeds thereof; provided that Pledged Securities shall exclude (a) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary. (Schedule 5 hereto lists, as of the Closing Date, all of the Pledged Securities.)
“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.
“Prior Closing Date” means July 24, 2009.
“Prior Credit Agreements” means that term as defined in the first Whereas clause on the first page of this Agreement.
“Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of the Administrative Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of the Administrative Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.
“Processor’s Waiver” means a processor’s waiver (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.
“Protective Advance” means a protective advance made by the Administrative Agent in accordance with Section 2.18 hereof for the following:
(a) to pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral to the extent that the applicable Company has failed to pay and discharge the same in accordance with the requirements of this Agreement or any of the other Loan Documents;
(b) to pay and discharge any claims of other creditors that are secured by any Lien on any Collateral, other than a Lien permitted by Section 5.9 hereof;

(c) to pay for the maintenance, repair, restoration and preservation of any Collateral to the extent the Company that owns such Collateral fails to comply with its obligations in regard thereto under this Agreement and the other Loan Documents, or the Administrative Agent reasonably believes payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of such Collateral;
(d) to obtain and pay the premiums on insurance for any Collateral to the extent the Companies fail to maintain such insurance in accordance with the requirements of this Agreement and the other Loan Documents; or
(e) to otherwise maintain, protect or preserve the Collateral or the rights of the Lenders under the Loan Documents and is made to enhance the likelihood of, or to maximize the amount of, repayment of the Secured Obligations.
“Real Property” means each parcel of real estate owned by a Credit Party, as set forth on Schedule 4 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and subject to a Mortgage, and any other parcel of real estate owned by a Credit Party and, after the Closing Date, subject to a Mortgage.
“Recovery Event” means, with respect to any property, (a) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (b) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage, (c) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (d) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.
“Register” means that term as described in Section 12.10(i) hereof.
“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.
“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent or any Lender, in any attempt by the Administrative Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each Loan Document, each Borrowing Base Certificate and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement; provided that no Bank Product Agreement or Hedge Agreement shall constitute a Related Writing hereunder.
“Renown” means Renown Specialties Company Ltd., a company organized under the law of Canada.
“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.
“Required Lenders” means the holders, based upon each Lender’s Applicable Commitment Percentages, of at least fifty-one percent (51%) of an amount (the “Total Amount”) equal to the sum of:
(a) (i) during the Commitment Period, the Revolving Amount, or (ii) after the Commitment Period, the Revolving Credit Exposure; and
(b) (i) at any time prior to the Term Loan Funding Date, the Term Loan Commitment, or (ii) on and after the Term Loan Funding Date, the principal outstanding under the Term Loan;
provided that the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.
“Reserve” or “Reserves” means any amount that the Administrative Agent reserves, without duplication, pursuant to Section 2.14 hereof, against the Borrowing Base.
“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate and the Alternate Currency Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, including, but not limited to, the Indebtedness incurred pursuant to the notes issued in connection with the Subordinated Indenture, or (c) the exercise by any Company of any right of defeasance or covenant defeasance or similar right with respect to any Subordinated Indebtedness, including but not limited to the Indebtedness incurred pursuant to the notes issued in connection with the Subordinated Indenture.
“Revolving Amount” means the Closing Revolving Amount, as such amount may be increased up to the Maximum Revolving Amount pursuant to Section 2.10(b) hereof, or decreased pursuant to Section 2.10(a) hereof.
“Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.
“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, (b) the Fronting Lenders to issue and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the lesser of (i) the Borrowing Base, or (ii) the Revolving Amount.
“Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.
“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.5(a) hereof.
“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.10(b) or 12.10 hereof.
“Revolving Loan” means a loan made to the Borrowers by the Revolving Lenders in accordance with Section 2.2(a) hereof.
“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.
“Secured Obligations” means, collectively, (a) the Obligations, (b) the Designated Hedge Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender), and (c) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender).

“Securities Account” means a securities account, as that term is defined in the U.C.C.
“Securities Account Control Agreement” means each Securities Account Control Agreement among a Credit Party, the Administrative Agent and a Securities Intermediary, dated prior to, on or after the Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.
“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.
“Security Account” means a commercial Deposit Account maintained with the Administrative Agent (or another Lender pursuant to Section 7.1(j) hereof), without liability by the Administrative Agent or the Lenders to pay interest thereon, as described in Section 7.1(f) hereof.
“Security Documents” means the Pledge and Security Agreement, each Pledge and Security Agreement Joinder, each Intellectual Property Security Agreement, each Intellectual Property Security Amendment, each Processor’s Waiver, each Consignee’s Waiver, each Mortgage, each Landlord’s Waiver, each Bailee’s Waiver, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Administrative Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.
“Settlement Date” means that term as defined in Section 2.2(c)(ii) hereof.
“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Special Accounts and Borrowing Base Certificate Letter” means that certain Special Accounts and Borrowing Base Certificate Letter, dated as of the Closing Date, by and between the Administrative Borrower and the Administrative Agent, that sets forth certain special eligibility requirements with respect to agreed upon specified Account Debtors, as the same may from time to time be amended, restated or otherwise modified.
“Special Trust Account” means that term as defined in Section 2.12(d)(iii).
“Specific Commitment” means the Revolving Credit Commitment or the Term Loan Commitment.
“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.
“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Administrative Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.
“Subordinated Indenture” means the Indenture, dated as of the December 8, 2005, among Gibraltar, the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, pursuant to which Gibraltar has issued the Subordinated Notes, as the same may, from time to time be amended, supplemented, restated or otherwise modified or replaced.
“Subordinated Notes” means the 8% Senior Subordinated Notes Due 2015, as the same may from time to time be amended, restated, supplemented or otherwise modified.
“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Borrower or by one or more other subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower, (b) a partnership, limited liability company or unlimited liability company of which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Unless otherwise specified, references to Subsidiary shall mean a Subsidiary of Gibraltar.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to the Administrative Agent and the appropriate Fronting Lender, issued by an issuer satisfactory to the Administrative Agent and such Fronting Lender.
“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to the Borrowers, on a discretionary basis, up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000).
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.
“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.
“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B, executed and delivered pursuant to Section 2.5(b) hereof.
“Swing Loan” means a loan that shall be denominated in Dollars made to the Borrowers by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.
“Swing Loan Maturity Date” means, with respect to any Swing Loan, (a) at all times other than during a Cash Dominion Period, the earlier of (i) fifteen (15) days after the date such Swing Loan is made, or (ii) the last day of the Commitment Period; and (b) during a Cash Dominion Period, (i) the earlier of the first Wednesday (or the next Business Day if such Wednesday is not a Business Day) after the date such Swing Loan is made, or (ii) the last day of the Commitment Period.
“Synthetic Lease” means any lease (a) that is accounted for by the lessee as an Operating Lease, and (b) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.
“Target Company” means that certain business entity disclosed to the Administrative Agent in writing prior to the Closing Date.
“Target Company Acquisition” means the Acquisition by a Credit Party of the Target Company.
“Target Company Acquisition Agreements” means those certain contracts and agreements entered into in connection with, and delivered pursuant to, the Target Company Acquisition.
“Target EBITDA” means, for any period, in accordance with GAAP, net earnings for such period, plus the aggregate amounts deducted in determining such net earnings in respect of (a) income taxes, (b) interest expense, and (c) depreciation and amortization charges.

“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.
“Term Lender” means a Lender with a percentage of the Term Loan Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Term Loan Commitment pursuant to Section 12.10 hereof.
“Term Loan” means the loan made to the Borrowers by the Term Lenders, in accordance with Section 2.3 hereof.
“Term Loan Commitment” means the obligation hereunder of the Term Lenders to make the Term Loan in the original principal amount of Thirty-Five Million Dollars ($35,000,000) on the Term Loan Funding Date, with each Term Lender’s obligation to participate therein being in the amount set forth opposite such Term Lender’s name under the column headed “Term Loan Commitment Amount” as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 12.10 hereof.
“Term Loan Exposure” means, at any time, the outstanding principal amount of the Term Loan.
“Term Loan Funding Date” means the date on which all of the following conditions have been satisfied, in the reasonable opinion of the Administrative Agent:
(a) the Borrowers shall have provided to the Administrative Agent executed copies of the Target Company Acquisition Agreements and all documents executed in connection therewith, certified by a Financial Officer as true and complete, which documents shall be in form and substance satisfactory to the Administrative Agent, including evidence that (i) the total cash Consideration for the Target Company Acquisition does not exceed One Hundred Thirty Million Dollars ($130,000,000), and (ii) the Target Company Acquisition has been (or, contemporaneously with the funding of the Term Loan, will be) consummated in accordance with the terms of the Target Company Acquisition Agreements and in compliance with applicable law and regulatory approvals;
(b) the Borrowers shall have delivered to the Administrative Agent a balance sheet (adjusted to give effect to the transactions contemplated by the Target Company Acquisition Agreements) for the most recently completed calendar month for which the Borrowers should have delivered financial statements pursuant to Section 5.3(b) hereof, to be in form and substance satisfactory to the Administrative Agent; and
(c) the Borrowers shall have provided to the Administrative Agent a calculation, certified by a Financial Officer, evidencing that on the Term Loan Funding Date the Term Loan Funding Date Available Liquidity shall be no less than Thirty-Five Million Dollars ($35,000,000).

“Term Loan Funding Date Available Liquidity” means, on the Term Loan Funding Date, the sum of (a) unrestricted and unencumbered (except as to any Lien of the Administrative Agent, for the benefit of the Lenders) cash on hand of the Credit Parties held at financial institutions located in the United States, plus (b) the Revolving Credit Availability, minus (c) any accounts payable of a Credit Party with balances over sixty (60) days past due.
“Term Loan Maturity Date” shall mean the date that is the third anniversary of the Term Loan Funding Date.
“Term Note” means a Term Note, in the form of the attached Exhibit C executed and delivered pursuant to Section 2.5(c) hereof.
“Third Amended Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.
“Total Commitment Amount” means the principal amount of Two Hundred Thirty-Five Million Dollars ($235,000,000), as such amount may be increased pursuant to Section 2.10(b) hereof, or decreased pursuant to Section 2.10(a) hereof; provided that, for the purposes of determining the Total Commitment Amount, the Administrative Agent may, in its discretion, calculate the Dollar Equivalent of any Alternate Currency Loan on any Business Day selected by the Administrative Agent.
“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York.
“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.
“United Steel Products” means United Steel Products Company, Inc., a Minnesota corporation.
“United Steel Products and Renown Disposition” means the sale by GSCNY of all of its outstanding equity interests in United Steel Products and Renown pursuant to the United Steel Products and Renown Disposition Documents.
“United Steel Products and Renown Disposition Documents” means the United Steel Products and Renown Purchase Agreement and each other document executed and delivered in connection therewith.
“United Steel Products and Renown Purchase Agreement” means that certain Stock Purchase Agreement, dated as of March 10, 2011, among GSCNY, MiTech Industries, Inc., a Missouri corporation and MiTech Canada Ltd., a company organized under the law of Canada.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).
Section 1.2. Accounting Terms.
(a) Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.
(b) If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) with respect to GAAP, or if Borrowers adopt the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Administrative Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrowers shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.
Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.
Section 1.4. Confirmation of Recitals. The Borrowers, the Administrative Agent and the Lenders hereby confirm the statements set forth in the recitals of this Agreement.

ARTICLE II. AMOUNT AND TERMS OF CREDIT
Section 2.1. Amount and Nature of Credit.
(a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrowers, participate in Swing Loans made by the Swing Line Lender to the Borrowers, and issue or participate in Letters of Credit at the request of the Borrowers, in such aggregate amount as the Borrowers shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.
(b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrowers or the issuance of a Letter of Credit:
(i) the Dollar Equivalent of the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and
(ii) with respect to each Specific Commitment, the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender with respect to such Specific Commitment shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) within such Specific Commitment that shall be such Lender’s Applicable Commitment Percentage.
Within each Specific Commitment, each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Applicable Commitment Percentages of the Lenders.
(c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, as the Term Loan as described in Section 2.3 hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.
Section 2.2. Revolving Credit Commitment.
(a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to the Borrowers in such amount or amounts as the Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit

Exposure and the Swing Line Exposure; provided that the Borrowers shall not request any Alternate Currency Loan (and the Lenders shall not be obligated to make an Alternate Currency Loan) if, after giving effect thereto, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount. The Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Eurodollar Loans or Alternate Currency Loans. With respect to each Alternate Currency Loan, subject to the other provisions of this Agreement, the Borrowers shall receive all of the proceeds of such Alternate Currency Loan in one Alternate Currency and repay such Alternate Currency Loan in the same Alternate Currency. Subject to the provisions of this Agreement, the Borrowers shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period.
(b) Letters of Credit.
(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, a Fronting Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of a Borrower or a Guarantor of Payment, as the Administrative Borrower may from time to time request. The Administrative Borrower shall not request any Letter of Credit (and the Fronting Lenders shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (C) with respect to a request for a Letter of Credit to be issued in an Alternate Currency, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount. The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Applicable Commitment Percentage.
(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the applicable Fronting Lender, if such Fronting Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to the Administrative Agent (and the applicable Fronting Lender, if such Fronting Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, the Alternate Currency if a Letter of Credit denominated in an Alternate Currency is requested, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrowers, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender issuing such Letter of Credit an appropriate application and agreement, being in the standard form of such Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the applicable Fronting Lender and each Revolving Lender notice of each such request for a Letter of Credit.

(iii) Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of a Borrower or a Guarantor of Payment, the Borrowers agree to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, an additional Letter of Credit fee, which shall be paid on the date that such Letter of Credit is issued, amended or renewed, at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by such Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.
(iv) Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of a Borrower or a Guarantor of Payment, the Borrowers agree to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by such Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.
(v) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Borrowers shall reimburse the Fronting Lender that issued such Letter of Credit for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrowers within one Business Day of the date of the drawing of such Letter of Credit, at the sole option of the Administrative Agent (and the applicable Fronting Lender, if such Fronting Lender is a Lender other than the

Administrative Agent), the Borrowers shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Fronting Lender that issued such Letter of Credit, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrowers irrevocably authorize and instruct the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than such Fronting Lender’s pro rata share of such borrowing), such Fronting Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrowers hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.
(vi) Participation in Letters of Credit. If, for any reason, the Administrative Agent (and the applicable Fronting Lender if such Fronting Lender is a Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, or if the amount not reimbursed is a Letter of Credit drawn in an Alternate Currency, the Administrative Agent (and such Fronting Lender if the Fronting Lender is a Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due (or the Dollar Equivalent with respect to a Letter of Credit in an Alternate Currency) with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or electronic communication, in each case confirmed by telephone, or by telephone confirmed in writing). Upon such notice, but without further action, such Fronting Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from such Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of such Fronting Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Applicable Commitment

Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrowers pursuant to this Section 2.2(b)(vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(b)(vi) by wire transfer of immediately available funds (in Dollars, and in the case of a Letter of Credit issued and drawn in an Alternate Currency, the Dollar Equivalent for amounts drawn in such Alternate Currency), in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.
(vii) Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit (including the Bond Letter of Credit) outstanding on, and to continue in effect after, the Closing Date (each, an “Existing Letter of Credit”). Each Existing Letter of Credit was issued by a Fronting Lender as a “Letter of Credit” under one of the Prior Credit Agreements and constitutes a “Letter of Credit” for all purposes under this Agreement.
(viii) Auto-Renewal Letters of Credit. If the Administrative Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit the Administrative Agent (or the applicable Fronting Lender if such Fronting Lender is a Lender other than the Administrative Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Administrative Agent (and such Fronting Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.
(ix) Letters of Credit Outstanding Beyond the Commitment Period. If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, the Borrowers shall deposit with the Administrative Agent, for the benefit of the Fronting Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the applicable Fronting Lender. Such Fronting Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse such Fronting Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. The Borrowers shall also execute such documentation as the Administrative Agent or the applicable Fronting Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to the Administrative Borrower.

(x) Requests for Letters of Credit When One or More Revolving Lenders are Affected Lenders. No Letter of Credit shall be requested or issued hereunder if any Revolving Lender is at such time an Affected Lender hereunder, unless the Administrative Agent (and the applicable Fronting Lender) has entered into satisfactory (to the Administrative Agent) arrangements with the Borrowers or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender (including, without limitation, the posting of cash collateral).
(xi) Letters of Credit Issued and Outstanding When One or More Revolving Lenders are Affected Lenders. With respect to any Letters of Credit that have been issued and are outstanding at the time any Revolving Lender is an Affected Lender, the Administrative Agent (and the applicable Fronting Lender) shall have the right to require that the Borrowers or such Affected Lender cash collateralize, in form and substance satisfactory to the Administrative Agent (and the applicable Fronting Lender), such Letters of Credit so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.
(c) Swing Loans.
(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to the Borrowers in such amount or amounts as the Administrative Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that the Administrative Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall be made in Dollars.
(ii) Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to the Administrative Borrower and the Revolving Lenders, the Borrowers agree that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrowers hereunder. Upon receipt of such notice by the Administrative Borrower and the Revolving Lenders, the Borrowers shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Revolving Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrowers irrevocably authorize and instruct the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan. Notwithstanding the foregoing, during a Cash Dominion Period, the then outstanding Swing Loans shall be refinanced as Revolving Loans as often as the Administrative Agent, in its sole discretion, deems appropriate, but in no event later than 11:00 A.M. (Eastern time) on each Wednesday (or the next Business Day if such Wednesday is not a Business Day) (each a “Settlement Date”).
(iii) Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or electronic communication, in each case confirmed by telephone, or by telephone confirmed in writing). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans to be made by such Revolving Lender.

(iv) Requests for Swing Loan When One or More Revolving Lenders are Affected Lenders. No Swing Loan shall be requested or issued hereunder if any Revolving Lender is at such time an Affected Lender hereunder, unless the Administrative Agent has entered into satisfactory (to the Administrative Agent and the Swing Line Lender) arrangements with the Borrowers or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender (including, without limitation, the posting of cash collateral).
(v) Swing Loans Outstanding When One or More Revolving Lenders are Affected Lenders. With respect to any Swing Loans that are outstanding at the time any Revolving Lender is an Affected Lender, the Administrative Agent shall have the right to require that the Borrowers or such Affected Lender cash collateralize, in form and substance satisfactory to the Administrative Agent, such Swing Loans so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.
Section 2.3. Term Loan Commitment. Subject to the terms and conditions of this Agreement, the Term Lenders shall make the Term Loan to the Borrowers on the Term Loan Funding Date, in the amount of the Term Loan Commitment. The Term Loan shall be payable in eleven (11) consecutive quarterly installments of Two Million Nine Hundred Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($2,916,666.67), commencing on the First Term Loan Principal Payment Date, and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on the Term Loan Maturity Date. The Administrative Borrower shall notify the Administrative Agent, in accordance with the notice provisions of Section 2.6 hereof, whether the Term Loan will be a Base Rate Loan or one or more Eurodollar Loans. The Term Loan may be a mixture of a Base Rate Loan and one or more Eurodollar Loans. Once the Term Loan is made, any portion of the Term Loan repaid may not be re-borrowed; provided that, if the Term Loan Funding Date fails to occur on or before one hundred eighty (180) days after the Closing Date, the commitment of the Term Lenders to make the Term Loan to the Borrowers shall terminate, and the Term Lenders shall have no further obligations under the Credit Agreement to make the Term Loan.
Section 2.4. Interest.
(a) Revolving Loans.
(i) Base Rate Loan. The Borrowers shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing December 31, 2011, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii) Eurodollar Loans. The Borrowers shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate for Revolving Loans. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).
(iii) Alternate Currency Loans. The Borrowers shall pay interest on the unpaid principal amount of each Revolving Loan that is an Alternate Currency Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Alternate Currency Loans) through the last day of the Interest Period applicable thereto, at the Derived Alternate Currency Rate. Interest on such Alternate Currency Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).
(b) Swing Loans. The Borrowers shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on Swing Loans shall be payable on each Regularly Scheduled Payment Date. Each Swing Loan shall bear interest for a minimum of one day.
(c) Term Loan.
(i) Base Rate Loan. With respect to any portion of the Term Loan that is a Base Rate Loan, the Borrowers shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing December 31, 2011, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at the Derived Base Rate for the Term Loan from time to time in effect.
(ii) Eurodollar Loans. With respect to any portion of the Term Loan that is a Eurodollar Loan, the Borrowers shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate for the Term Loan. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(d) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.1 or 8.12 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.
(e) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Administrative Borrower for distribution to the Borrowers, as appropriate. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
Section 2.5. Evidence of Indebtedness.
(a) Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of the Borrowers to repay the Revolving Loans made by such Revolving Lender and to pay interest thereon, the Borrowers shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Applicable Commitment Percentage of the Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from the Borrowers’ obligations to such Revolving Lender hereunder.
(b) Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of the Borrowers to repay the Swing Loans and to pay interest thereon, the Borrowers shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from the Borrowers’ obligations to the Swing Line Lender hereunder.

(c) Term Loan. Upon the request of a Term Lender, to evidence the obligation of the Borrowers to repay the portion of the Term Loan made by such Term Lender and to pay interest thereon, the Borrowers shall execute a Term Note, payable to the order of such Term Lender in the principal amount of its Applicable Commitment Percentage of the Term Loan Commitment; provided that the failure of such Term Lender to request a Term Note shall in no way detract from Borrowers’ obligations to such Term Lender hereunder.
Section 2.6. Notice of Loans and Credit Events; Funding of Loans.
(a) Notice of Loans and Credit Events. The Administrative Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, (iii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of an Alternate Currency Loan, and (iv) 2:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender); provided that, during a Cash Dominion Period, if a request for a Revolving Loan that is a Base Rate Loan shall not be on a Settlement Date, such request shall be deemed to be a request for a Swing Loan (unless the Administrative Agent shall elect to have the Revolving Lenders fund such request with a Revolving Loan that meets the requirements of this Section 2.6) so long as the Swing Line Exposure does not exceed the Swing Line Commitment. An Authorized Officer of the Administrative Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrowers shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrowers shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.
(b) Funding of Loans. The Administrative Agent shall notify the appropriate Lenders of the date, amount, type of currency and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Revolving Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, or, with respect to an Alternate Currency, in the applicable Alternate Currency, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Revolving Lender, the Administrative Agent shall have the right, upon prior notice to the Administrative Borrower, to debit any account of a Credit Party or otherwise receive such amount from the Borrowers, promptly after demand, in the event that such Revolving Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Revolving Lender at the Federal Funds Effective Rate in the event that such Revolving Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c) Conversion and Continuation of Loans.
(i) At the request of the Administrative Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof. No Alternate Currency Loan may be converted to a Base Rate Loan or Eurodollar Loan and no Base Rate Loan or Eurodollar Loan may be converted to an Alternate Currency Loan.
(ii) At the request of the Administrative Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.
(d) Minimum Amount for Loans. Each request for:
(i) a LIBOR Fixed Rate Loan shall be in an amount (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number) of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number);
(ii) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000), provided that, during a Cash Dominion Period, there shall be no minimum amount for Base Rate Loans; and
(iii) a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), or such lower amount as may be agreed to by the Swing Line Lender, provided that, during a Cash Dominion Period, there shall be no minimum amount for Swing Loans.
(e) Interest Periods. The Administrative Borrower shall not request that LIBOR Fixed Rate Loans be outstanding for more than eight different Interest Periods at the same time, or such higher number of Interest Periods as agreed to in writing by the Administrative Agent.

(f) Advancing of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, if the Borrowers request a Revolving Loan pursuant to Section 2.6(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Revolving Lenders are Defaulting Lenders, the Administrative Agent shall have the option, in its sole discretion, to require the non-Defaulting Lenders to honor such request by making a non pro-rata Revolving Loan to the Borrowers in an amount equal to (i) the amount requested by the Administrative Borrower, minus (ii) the portions of such Revolving Loan that should have been made by such Defaulting Lenders. For purposes of such Revolving Loans, the Revolving Lenders that are making such Revolving Loan shall do so in the amount of their Applicable Commitment Percentages of the amount requested by the Borrowers. For the avoidance of doubt, in no event shall the aggregate outstanding principal amount of Loans made by a Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, be in excess of the Maximum Amount for such Lender.
Section 2.7. Payment on Loans and Other Obligations.
(a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.
(b) Payments in Alternate Currency. With respect to any Alternate Currency Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan shall be made in the same Alternate Currency as the original Loan. For clarification, the amount outstanding on any Alternate Currency Loan for purposes of repayment on the last day of the applicable Interest Period shall be measured in the Alternate Currency and not by the Dollar Equivalent of such amount. With respect to any Letter of Credit issued in an Alternate Currency, all payments to the Fronting Lender (and to any Lender that shall have funded its participation in such Letter of Credit) shall be made in Dollars in the Dollar Equivalent (as determined on the date and at the time of drawing of such Letter of Credit) of the amount of such Letter of Credit. All such payments shall be remitted by the Borrowers to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 12.4 hereof (or at such other office or account as designated in writing by the Administrative Agent to the Administrative Borrower), for the account of the Revolving Lenders (or the appropriate Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in same day funds. Any such payments received by the Administrative Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.
(c) Payments in Dollars from Borrowers. With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to the Administrative Agent and the Lenders that shall not be covered by subsection (b) above, all such payments (including prepayments) to the Administrative Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrowers under this Agreement, shall be made in Dollars. All payments described in this subsection (c) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 12.4 hereof for the account of the appropriate Lenders (or the appropriate Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent (or such Fronting Lender or the Swing Line Lender) after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(d) Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender issuing such Letter of Credit) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender. Notwithstanding the foregoing, during a Cash Dominion Period, the Administrative Agent shall distribute payments received hereunder on each Settlement Date as set forth in Section 2.17(d) hereof (and more frequently if deemed appropriate by the Administrative Agent). Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds. Payments received by the Administrative Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, LIBOR Fixed Rate Loans and Swing Loans, and Letters of Credit, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.
(e) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a LIBOR Fixed Rate Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.
(f) Affected Lender. To the extent that the Administrative Agent receives any payments or other amounts for the account of a Revolving Lender that is an Affected Lender, at the discretion of the Administrative Agent, such Affected Lender shall be deemed to have requested that the Administrative Agent use such payment or other amount (or any portion thereof, at the discretion of the Administrative Agent) first, to cash collateralize its unfunded risk participation in Swing Loans and the Letters of Credit pursuant to Sections 2.2(b)(vi), 2.2(c)(iii), and 2.6(b) hereof, and, with respect to any Defaulting Lender, second, to fulfill its obligations to make Loans.
(g) Payment of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, at the sole discretion of the Administrative Agent, in order to pay Revolving Loans made to Borrowers that were not advanced pro rata by the Revolving Lenders, any payment of any Loan may first be applied to such Revolving Loans of the Borrowers that were not advanced pro rata.

Section 2.8. Prepayment.
(a) Right to Prepay.
(i) The Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by the Administrative Borrower, representing the obligations under any Specific Commitment with the proceeds of such prepayment to be distributed on a pro rata basis to the holders of the Specific Commitment being prepaid. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty. Each prepayment of a Term Loan shall be applied to the principal installments thereof in the inverse order of their respective maturities.
(ii) The Borrowers shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by the Administrative Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.
(iii) Notwithstanding anything in this Section 2.8 or otherwise to the contrary, at the discretion of the Administrative Agent, in order to prepay Revolving Loans that were not advanced pro rata by all of the Revolving Lenders, any prepayment of a Loan shall first be applied to Revolving Loans made by the Revolving Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.
(b) Notice of Prepayment. The Administrative Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) one Business Day before the Business Day on which such prepayment is to be made, and (ii) a LIBOR Fixed Rate Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made; provided that this notice requirement shall not be applicable, during a Cash Dominion Period, with respect to the daily application of funds in the Cash Collateral Account to prepay the Loans.
(c) Minimum Amount. Each prepayment of a LIBOR Fixed Rate Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000), or the principal amount of such Loan (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (rounded to a comparable amount) of such amount), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.12 or Article III hereof.

Section 2.9. Commitment and Other Fees.
(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) thirty-seven and one-half (37.50) basis points, multiplied by (ii) (A) the average daily Revolving Amount in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter. The commitment fee shall be payable in arrears, on December 31, 2011 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.
(b) Ticking Fee. The Borrowers shall pay to the Administrative Agent, for the ratable account of the Term Lenders, as a consideration for the Term Loan Commitment, a ticking fee from the Closing Date to and including the earlier of (i) the Term Loan Funding Date or (ii) April 10, 2012, at a rate per annum equal to (A) for the period from the Closing Date to January 10, 2012, thirty-seven and one-half (37.50) basis points, multiplied by the Term Loan Commitment, and (B) for the period from January 11, 2012 through April 10, 2012, fifty (50.00) basis points, multiplied by the Term Loan Commitment. The term loan commitment fee shall be payable on December 31, 2011 and continuing on each Regularly Scheduled Payment Date thereafter and on the earlier of (1) the Term Loan Funding Date, and (2) April 10, 2012.
(c) Administrative Agent Fee. The Borrowers shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.
(d) Collateral Audit and Appraisal Fees. The Borrowers shall promptly reimburse the Administrative Agent, for its sole benefit, for all costs and expenses relating to any collateral assessment that may be conducted from time to time by or on behalf of the Administrative Agent, the scope and frequency of which shall be in the sole discretion of the Administrative Agent; provided that, absent an Event of Default, the Borrowers need not reimburse the Administrative Agent for more than (i) three collateral field audits during a calendar year, or (ii) one Inventory appraisal during a calendar year. The estimated costs and expenses for field audits and appraisals performed by the Administrative Agent during the absence of an Event of Default shall be as set forth in the Administrative Agent Fee Letter.
(e) Authorization to Debit Account. Each Credit Party hereby agrees that the Administrative Agent has the right to debit from any Deposit Account of one or more Credit Parties, amounts owing to the Administrative Agent and the Lenders by any Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith.

Section 2.10. Modifications to Commitment.
(a) Optional Reduction of Revolving Credit Commitment. The Administrative Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than five Business Days’ (or thirty (30) days if the Total Commitment Amount is to be reduced or terminated in its entirety) written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Amount as so reduced. If the Borrowers reduce in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Administrative Borrower. Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Revolving Amount, the Maximum Revolving Amount and the Total Commitment Amount shall be proportionally decreased.
(b) Increase in Commitment.
(i) At any time during the Commitment Increase Period, the Administrative Borrower may request that the Administrative Agent increase the Revolving Amount from the Closing Revolving Amount up to an amount that shall not exceed the Maximum Revolving Amount. Each such request for an increase shall be in an amount of at least Twenty-Five Million Dollars ($25,000,000) (increased by increments of One Million Dollars ($1,000,000)), or such lesser amount that shall cause the Revolving Amount to increase up to the Maximum Revolving Amount, and may be made by either (A) increasing, for one or more Revolving Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (B) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”).
(ii) During the Commitment Increase Period, all of the Lenders agree that the Administrative Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) the Administrative Agent shall provide to the Administrative Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Applicable Commitment Percentages for each of the Revolving Lenders with respect to the Revolving Credit Commitment, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), (C) the Borrowers shall execute and deliver to the Administrative Agent and the Revolving Lenders such replacement or additional Revolving Credit Notes as shall be required by the Administrative Agent (and requested by the Lenders); and (D) the Borrowers shall, on the Additional Lender Assumption Effective Date, deliver to the Administrative Agent, for the benefit of the Lenders, an opinion of counsel, in form and substance satisfactory to the Administrative Agent, indicating that the Obligations incurred pursuant to the Additional Commitments are permitted to be incurred, and permitted to be secured, pursuant to the Subordinated Indenture (or any replacement indenture or similar document). The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii) On each Additional Lender Assumption Effective Date, the Revolving Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among such Revolving Lenders such outstanding amounts, based on the revised Applicable Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.10(b) (and the appropriate Borrower shall pay to the Revolving Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the Revolving Lenders would cause a prepayment of one or more LIBOR Fixed Rate Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) hereof) without the prior written consent of such Lender. The Administrative Borrower shall not request any increase in the Revolving Amount pursuant to this subsection (b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase, would exist. Upon each increase of the Revolving Amount, the Total Commitment Amount shall be increased by a like amount.
Section 2.11. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.
Section 2.12. Mandatory Payments.
(a) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.
(b) Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c) Mandatory Prepayments. The Borrowers shall make Mandatory Prepayments (each a “Mandatory Prepayment”) in accordance with the following provisions:
(i) Excess Cash Flow. The Borrowers shall, on a date mutually agreeable to the Administrative Agent and the Administrative Borrower, but in no event later than March 31 of each year, until the Term Loan shall have been paid in full, make a prepayment on the Term Loan in an amount not less than twenty-five percent (25%) of the Excess Cash Flow for the most recently completed fiscal year (commencing with the fiscal year ending December 31, 2012), if any.
(ii) Sale of Assets. If, during any fiscal year of Gibraltar, the Companies have received cumulative Net Cash Proceeds of at least Ten Million Dollars ($10,000,000) during such fiscal year from one or more Asset Dispositions made pursuant to Section 5.12 hereof, not later than three Business Days following the date of receipt of any Cash Proceeds in excess of such amount, Borrowers shall make a Mandatory Prepayment in an amount equal to one hundred percent (100%) of the Net Cash Proceeds then received in excess of such amount from any Asset Disposition.
(iii) Additional Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of any Indebtedness (other than Subordinated Indebtedness incurred pursuant to an Acquisition and as permitted by Section 5.8(j) hereof) incurred pursuant to Section 5.8(g), (h), (i) or (j) hereof, Borrowers shall make a Mandatory Prepayment in an amount equal to one hundred percent (100%) of such net cash proceeds.
(iv) Recovery Event. If, during any fiscal year of Gibraltar, any Credit Party shall have received cumulative Cash Proceeds during such fiscal year from one or more Recovery Events equal to more than five percent (5%) of Consolidated Net Worth, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, the Borrowers will make a Mandatory Prepayment of the Term Loan with an amount equal to one hundred percent (100%) of the Net Cash Proceeds then received in excess of such amount from any Recovery Event; provided that if (A) no Default or Event of Default has occurred and is continuing, and (B) the Administrative Borrower notifies the Administrative Agent and the Lenders in writing that it intends to rebuild or restore the affected property and that such rebuilding or restoration can be accomplished within two hundred seventy (270) days out of such Cash Proceeds and other funds available to the Borrowers, then no such Mandatory Prepayment shall be required if the Borrowers actually use such Cash Proceeds for application to the costs of rebuilding or restoration of the affected property within such two hundred seventy (270) day period. Any amounts not so applied to the costs of rebuilding or restoration within such two hundred seventy (270) day period shall be applied to the Mandatory Prepayment of the Term Loan as provided above.

(d) Application of Mandatory Prepayments.
(i) Involving a Company Prior to an Event of Default. So long as no Event of Default shall have occurred, each Mandatory Prepayment required to be made pursuant to subsection (c) hereof shall be applied (A) first, to the Term Loan, until paid in full (provided that any Term Lender may decline to accept its pro rata share of such Mandatory Prepayment, in which case such Term Lender’s share of such Mandatory Prepayment shall be applied as set forth in subpart (B) hereof), and (B) second, to any outstanding Revolving Loans; provided that any Mandatory Prepayment made prior to the Term Loan Funding Date shall be applied to outstanding Revolving Loans unless the Required Lenders, in their sole discretion, shall require such Mandatory Prepayment be applied to permanently reduce the Term Loan Commitment.
(ii) Involving a Company After an Event of Default. If a Mandatory Prepayment is required to be made pursuant to subsection (c) hereof at the time that an Event of Default shall have occurred, then such Mandatory Prepayment shall be paid by the Administrative Borrower to the Administrative Agent to be applied to the following, on a pro rata basis among: (A) the Revolving Amount (with payments to be made in the following order: Revolving Loans, Swing Loans, and to be held by the Administrative Agent in a special account as security for any Letter of Credit Exposure pursuant to subsection (iii) hereof), and (B) the unpaid principal balance of the Term Loan.
(iii) Involving Letters of Credit. Any amounts to be distributed for application to a Revolving Lender’s liabilities with respect to any Letter of Credit Exposure as a result of a Mandatory Prepayment shall be held by the Administrative Agent in an interest bearing trust account (the “Special Trust Account”) as collateral security for such liabilities until a drawing on any Letter of Credit, at which time such amounts, together with interest accrued thereon, shall be released by the Administrative Agent and applied to such liabilities. If any such Letter of Credit shall expire without having been drawn upon in full, the amounts held in the Special Trust Account with respect to the undrawn portion of such Letter of Credit, together with interest accrued thereon, shall be applied by the Administrative Agent in accordance with the provisions of subsections (i) and (ii) above.
(e) Mandatory Payments Generally. Unless otherwise designated by the Administrative Borrower, each Mandatory Prepayment made with respect to a Specific Commitment pursuant to subsection (a) or (c) hereof shall be applied in the following order: (i) first, to the outstanding Base Rate Loans, (ii) second, to the outstanding Eurodollar Loans, and (iii) third, to the outstanding Alternate Currency Loans (or, at the discretion of the Administrative Agent, to cash collateralize Alternate Currency Loans until the applicable Interest Adjustment Date); provided that, in each case, if the outstanding principal amount of any LIBOR Fixed Rate Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6(d) hereof as a result of such prepayment, then such LIBOR Fixed Rate Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a LIBOR Fixed Rate Loan or Swing Loan pursuant to this Section 2.12 shall be subject to the prepayment provisions set forth in Article III hereof. Each Mandatory Prepayment made with respect to the Term Loan shall be applied to the payments of principal in the inverse order of maturities.

Section 2.13. Liability of Borrowers.
(a) Joint and Several Liability. Each Borrower hereby authorizes the Administrative Borrower or any other Borrower to request Loans or Letters of Credit hereunder. Each Borrower acknowledges and agrees that the Administrative Agent and the Lenders are entering into this Agreement at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations and any other amount payable under this Agreement and the other Loan Documents. Each Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.
(b) Appointment of Administrative Borrower. Each Credit Party hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for all Credit Parties, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Credit Party that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Credit Party hereby irrevocably appoints and authorizes the Administrative Borrower to (i) provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Credit Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Credit Parties in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor any Lender shall incur liability to any Credit Party as a result hereof. Each Credit Party expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Credit Party is dependent on the continued successful performance of the integrated group.
(c) Maximum Liability of GSCNY. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of GSCNY exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of GSCNY from other Affiliates of GSCNY) would not render the rights to payment of the Administrative Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

(d) Waivers of Each Borrower. In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by the Administrative Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that the Administrative Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. The Administrative Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for the Administrative Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to the Administrative Agent and the Lenders by any other Credit Party until such time as the Commitment has been terminated and the Secured Obligations have been repaid in full.
Section 2.14. Establishment of Reserves.
(a) Generally. The Administrative Agent, on behalf of the Lenders, shall have the right, from time to time, in the good faith exercise of its reasonable credit judgment (consistent with the asset-based nature of this credit), to establish Reserves in such amounts and with respect to such matters as the Administrative Agent deems necessary or appropriate, and to increase or decrease such Reserves. In exercising such reasonable credit judgment, the Administrative Agent may take into account factors that (i) will or could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of the Liens of the Administrative Agent or the amount that the Administrative Agent, for the benefit of the Lenders, would be likely to receive in the liquidation of such Collateral, or (ii) may demonstrate that any collateral report or financial information concerning the Credit Parties is incomplete, inaccurate or misleading in any material respect. In exercising such reasonable credit judgment, Reserves may be established against anticipated obligations, contingencies or conditions affecting the Companies, including, without limitation, (A) tax liabilities and other obligations owing to Governmental Authorities, (B) asserted litigation liabilities, (C) anticipated remediation for compliance with Environmental Laws, and (D) obligations owing to any lessor of real property, any warehouseman, any processor or any mortgagor on third-party mortgaged sites. Reserves may also be established with respect to the dilution of accounts receivable, as a result of inventory appraisals and other results of field examinations.

(b) Reserve Requirements with Respect to Designated Hedge Agreements. With respect to a Designated Hedge Agreement, the Designated Hedge Creditor for such Designated Hedge Agreement shall provide to the Administrative Agent, (i) on a monthly basis (within five days after the end of each calendar month) and as often as the Administrative Agent shall request, a calculation of the net termination value of such Designated Hedge Agreement, and (ii) all Designated Hedge Documents related thereto promptly upon request by the Administrative Agent. The Administrative Agent shall use such calculation to establish Reserves against the Borrowing Base, in its reasonable discretion; provided that the Administrative Agent shall have no liability to the Lenders (or any of their affiliates) for establishing or failing to establish a sufficient Reserve. Schedule 2.14 hereto sets forth the Designated Hedge Agreements existing as of the Closing Date. The Credit Parties hereby consent to the Designated Hedge Creditors providing any and all such information to the Administrative Agent.
Section 2.15. Addition of Collateral for Fixed Asset Advance. With respect to any Equipment or Real Property that shall not be an Eligible Fixed Asset on the Closing Date, the Borrowers shall have the ability to have such Equipment or Real Property be considered as an Eligible Fixed Asset during the period from the Term Loan Funding Date through the date that is sixty (60) days after the Term Loan Funding Date, on the following conditions:
(a) an appraisal report of such Equipment or Real Property is obtained prior to the date that is sixty (60) days after the Term Loan Funding Date, provided that such appraisal shall have been completed on behalf of, and accepted by, the Administrative Agent, in its sole discretion;
(b) if Real Property, all of the conditions set forth in Section 4.3(g) hereof shall have been met with respect to such Real Property prior to the date that is sixty (60) days after the Term Loan Funding Date; and
(c) the Borrowers shall have delivered to the Administrative Agent such other supporting documentation and Security Documents as may be deemed necessary or advisable by the Administrative Agent;
provided that, notwithstanding anything in this Agreement to the contrary, if any Credit Party shall sell or otherwise dispose of Eligible Fixed Assets that were part of the calculation of the Eligible Fixed Asset Amount (for its most recent period of determination), then the Administrative Agent may, in its sole discretion, permit Borrowers to replace such Eligible Fixed Assets with Eligible Real Property not previously part of the Eligible Fixed Asset Amount, but only so long as (i) the addition of such Eligible Real Property does not result in an increase of the Eligible Fixed Asset Amount as in effect prior to such sale or disposition, and (ii) such Credit Party shall have delivered to the Administrative Agent all documentation required by the Administrative Agent with respect to such Eligible Real Property, in form and substance satisfactory to the Administrative Agent.
Section 2.16. Addition of Borrowing Base Company. Upon the Acquisition by a Credit Party of a Person that becomes a Domestic Subsidiary following such Acquisition, at the request of the Administrative Borrower and at the sole discretion of the Administrative Agent, such Domestic Subsidiary may become a Borrowing Base Company hereunder, provided that, in addition to the Administrative Agent’s consent, (a) such Domestic Subsidiary shall have complied with all requirements of Section 5.21 hereof, (b) such Domestic Subsidiary shall have provided to the Administrative Agent such corporate governance and authorization documents and an opinion of counsel and any other documents and items as may be deemed necessary or advisable by the Administrative Agent, all of the foregoing to be in form and substance satisfactory to the Administrative Agent, and (c) the Accounts and Inventory of such Domestic Subsidiary shall not be included in the determination of the Borrowing Base until the assets of such Domestic Subsidiary shall have been appraised and otherwise evaluated (including by a field examination) in a manner and by appraisers satisfactory to the Administrative Agent (provided that Accounts and Inventory of the Target Company shall be included in the determination of the Borrowing Base immediately upon the consummation of the Target Company Acquisition, but only for a period of sixty (60) days after the consummation of the Target Company Acquisition (unless a longer period is agreed to by the Administrative Agent, in its sole discretion) unless appropriate appraisals and field examinations are conducted).
Section 2.17. Record of Advances; Application of Collections.
(a) Maintenance of Record of Advances. The Administrative Agent, on behalf of the Lenders, shall maintain records in respect of the Credit Parties that shall reflect (i) the aggregate outstanding principal amount of Revolving Loans and accrued interest, (ii) the unreimbursed Letter of Credit drawings, (iii) the aggregate outstanding principal amount of Swing Loans and accrued interest, and (iv) all other Obligations that shall have become payable hereunder (the “Advance Record”). Each entry by the Administrative Agent in the Advance Record shall be, to the extent permitted by applicable law and absent manifest error, prima facie evidence of the data entered. Such entries by the Administrative Agent shall not be a condition to the Borrowers’ obligation to repay the Obligations.
(b) Charges, Credits and Reports. The Borrowers hereby authorize the Administrative Agent, on behalf of the Lenders, to charge the Advance Record with all Revolving Loans, Swing Loans and all other Obligations under this Agreement or any other Loan Document. The Advance Record will be credited in accordance with the provisions of this Agreement with all payments received by the Administrative Agent directly from the Borrowers or any other Credit Party or otherwise for the account of the Borrowers or any other Credit Party pursuant to this Agreement. The Administrative Agent shall send the Administrative Borrower monthly statements in accordance with the Administrative Agent’s standard procedures. Any and all such periodic or other statements or reconciliations of the Advance Record shall be final, binding and conclusive upon the Borrowers and the other Credit Party in all respects, absent manifest error, unless the Administrative Agent receives specific written objection thereto from the Administrative Borrower within thirty (30) Business Days after such statements or reconciliation shall have been sent to the Administrative Borrower.
(c) Application of Specific Payments. Except for the crediting to the Advance Record of Collections deposited to one or more Cash Collateral Accounts as provided below, the Borrowers shall make all other payments to be made by the Borrowers under this Agreement with respect to the Obligations not later than 2:00 P.M. (Eastern time) on the day when due, without setoff, counterclaim, defense or deduction of any kind. Payments received after 2:00 P.M. (Eastern time) shall be deemed to have been received on the next Business Day. Prior to the occurrence of an Event of Default, the Administrative Borrower may specify to the Administrative Agent the Obligations to which such payment is to be applied. If the Administrative Borrower does not specify an application for such payment or if an Event of Default has occurred, the Administrative Agent shall apply such payment in its discretion.

(d) Crediting of Collections. For the purpose of calculating interest on the Obligations and determining the aggregate amount of Loans outstanding, the amount of the Revolving Credit Exposure and the availability for additional Revolving Loans and Letters of Credit, all Collections deposited into a Cash Collateral Account shall be credited to the account of the Borrowers (as reflected in the Advance Record) on the next Business Day after the Business Day on which the Administrative Agent has received notice of the deposit of the proceeds of such Collections into such Cash Collateral Account (including automated clearinghouse and federal wire transfers); provided that immediately available funds shall be applied on the same Business Day. Subject to the rights of the Term Lenders to receive payments when due and of the Revolving Lenders rights to receive payments of Alternate Currency Loans in the relevant Alternate Currency, and subject to Section 9.9 hereof, Collections shall be credited as follows: (i) first, to any costs and expenses due and payable under this Agreement, (ii) second, to any fees due and payable under this Agreement, (iii) third, to Swing Loans, (iv) fourth, to Base Rate Loans, (v) fifth, to Eurodollar Loans, (vi) sixth, to Alternate Currency Loans (or, at the discretion of the Administrative Agent, to cash collateralize Alternate Currency Loans until the applicable Interest Adjustment Date), (vii) seventh, to the extent that the Letter of Credit Exposure exceeds the Borrowing Base, to cash collateralize the Letters of Credit as set forth in Section 2.2(b)(ix) hereof, and (viii) eighth, any remainder thereof to be deposited into the Operating Account. If Collections made on a date other than a Settlement Date are in excess of the aggregate amount of Swing Loans outstanding, then such Collections may, in the discretion of the Administrative Agent depending on the amount of such payment, be credited towards the Swing Line Lender’s pro rata share of Revolving Loans outstanding until such payments can be reallocated among the Revolving Lenders on the next Settlement Date. Notwithstanding anything in this Section 2.17 to the contrary, any amount held by the Administrative Agent to cash collateralize Alternate Currency Loans pursuant to subpart (vi) above shall be held in the Cash Collateral Accounts until repayment of such Alternate Currency Loans at the applicable Interest Adjustment Dates. From time to time, upon advance written notice to the Administrative Borrower, the Administrative Agent may adopt such additional or modified regulations and procedures as the Administrative Agent may deem reasonable and appropriate with respect to the operation of the Cash Collateral Accounts and not substantially inconsistent with the terms of this Agreement.
(e) Application of Deposits in Cash Collateral Accounts. Deposits of Collections to the Cash Collateral Accounts shall be credited to the Advance Record of the Borrowers on a daily basis in accordance with subsection (d) above, and thereby reduce the Swing Line Exposure or the Revolving Credit Exposure (other than in respect of the undrawn amount of any Letter of Credit outstanding) as the Administrative Agent may choose, in its sole discretion; provided that, prior to the occurrence of an Event of Default, the Administrative Agent will use reasonable efforts to avoid applications of payments that would cause prepayment of a Eurodollar Loan or Alternate Currency Loan prior to the expiration of the applicable Interest Period. Upon payment in full of the Secured Obligations and the termination of the Commitment, deposits of Collections to the Cash Collateral Accounts shall be credited by the Administrative Agent as directed by the Administrative Borrower.

Section 2.18. Protective Advances. The Administrative Agent may, in its reasonable discretion, make Protective Advances without the consent of the Lenders, so long as (a) after giving effect to such Protective Advances, the aggregate amount of outstanding Protective Advances shall not exceed five percent (5%) of the Total Commitment Amount, and (b) the making of such Protective Advances shall not cause the sum of (i) the Revolving Credit Exposure, (ii) the Term Loan Exposure, and (iii) the aggregate amount of outstanding Protective Advances, to be in excess of the Total Commitment Amount. A Protective Advance is for the account of the Borrowers and shall constitute Obligations. Any such Protective Advances incurred after the occurrence and during the continuance of an Event of Default shall be deemed to have been made in connection with the exercise of remedies by the Administrative Agent and shall have the priority set forth in Section 9.9 hereof as expenses of the Administrative Agent incurred in connection with the exercise of remedies under this Agreement or the other Loan Documents. To the extent the Administrative Agent makes Protective Advances, the Borrowers hereby agree to promptly reimburse the Administrative Agent, on demand, for all such Protective Advances. The advance of any such Protective Advances on any one occasion shall not obligate the Administrative Agent to advance any Protective Advances on any other occasion and nothing in this Section 2.18 shall be construed as excusing any Company from the performance of any covenant or other agreement of such Company with respect to any of the foregoing matters as set forth in this Agreement or in any of the other Loan Documents. The Revolving Lenders shall reimburse the Administrative Agent for any Protective Advances to the extent that the Administrative Agent does not receive reimbursement pursuant to any other provision of this Agreement, and, at the sole option of the Administrative Agent, the Administrative Agent may reimburse itself for Protective Advances through the making of a Swing Loan or by requesting that the Revolving Lenders fund a Revolving Loan, subject to no conditions precedent whatsoever (but, for clarification, subject to the first sentence hereof) other than notice to the Revolving Lenders in accordance with Section 2.6(a) hereof. The Required Lenders may at any time revoke the Administrative Agent’s authorization to make Protective Advances by delivering written notice of such revocation to the Administrative Agent.
ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
LIBOR FIXED RATE LOANS; INCREASED CAPITAL; TAXES
Section 3.1. Requirements of Law.
(a) If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:
(A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any LIBOR Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Alternate Currency Rate; or
(C) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Fixed Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify the Administrative Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to the Administrative Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the method for calculating such amount), the Borrowers shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c) For purposes of this Section 3.1, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.
(d) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to the Administrative Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of the Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2. Taxes.
(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.
(b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, the Borrowers shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to the Administrative Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Credit Party and the Borrowers shall indemnify the Administrative Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender as a result of any such failure.
(c) Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to the Administrative Borrower and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and two copies of a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Administrative Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to the Administrative Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (c) that such Non-U.S. Lender is not legally able to deliver.

(d) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.
Section 3.3. Funding Losses. The Borrowers agree to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of LIBOR Fixed Rate Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from LIBOR Fixed Rate Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a LIBOR Fixed Rate Loan on a day that is not the last day of an Interest Period applicable thereto, (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (e) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 12.3(c) or 12.12 hereof. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Administrative Borrower (with a copy to the Administrative Agent) by any Lender shall be conclusive absent manifest error. The obligations of the Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 3.4. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.4 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5. Eurodollar Rate or Alternate Currency Rate Lending Unlawful; Inability to Determine Rate.
(a) If any Lender shall determine (which determination shall, upon notice thereof to the Administrative Borrower and the Administrative Agent, be conclusive and binding on the Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a LIBOR Fixed Rate Loan, the obligations of such Lender to make, continue or convert any such LIBOR Fixed Rate Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Fixed Rate Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.
(b) If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan, or that the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such LIBOR Fixed Rate Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such LIBOR Fixed Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.
Section 3.6. Replacement of Lenders. The Administrative Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a LIBOR Fixed Rate Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) the Borrowers shall be liable to such replaced Lender under Section 3.3 hereof if any LIBOR Fixed Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be satisfactory to the Administrative Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.10 hereof (provided that the Borrowers (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be.

Section 3.7. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan or Alternate Currency Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate or Alternate Currency Rate, as applicable, for such Interest Period.
ARTICLE IV. CONDITIONS PRECEDENT
Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Fronting Lenders and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:
(a) all conditions precedent as listed in Sections 4.2 and 4.3 hereof shall have been satisfied prior to or as of the first Credit Event occurring on or after the Closing Date;
(b) the Administrative Borrower or any other Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.6 hereof;
(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and
(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.
Each request by the Administrative Borrower or any other Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.
Section 4.2. Certain Closing Deliveries Under the Prior Credit Agreements. The following deliveries have been made by the Borrowers prior to the Closing Date in connection with the Prior Credit Agreements:
(a) Intellectual Property Security Agreements. Each Credit Party that owned federally registered intellectual property as of the Prior Closing Date executed and delivered to the Administrative Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement.

(b) Real Estate Matters. With respect to each parcel of Real Property that was Eligible Real Property prior to the Closing Date, the Borrowers delivered to the Administrative Agent:
(i) a Loan Policy of title insurance issued to the Administrative Agent, for the benefit of the Lenders, by a title company (the “Title Company”), in an amount equal to the lesser of the Total Commitment Amount or the appraised value of the Real Property insuring the Mortgage to be a valid, first-priority lien in the Real Property, free and clear of all defects and encumbrances except such matters of record shown as Permitted Encumbrances in “Exhibit B” to the Mortgage, with such endorsements and affirmative insurance as the Administrative Agent required, including without limitation:
(A) the deletion of all so-called “standard exceptions” from such policy;
(B) a so-called “comprehensive” endorsement in form and substance acceptable to the Administrative Agent;
(C) affirmative insurance coverage regarding access, compliance with respect to restrictive covenants and other matters; and
(D) the results of a federal tax lien search in the county wherein the Real Property is located and such Credit Party has its principal place of business;
(ii) a current “as-built” survey of such Real Property (other than with respect to the Real Property located in Fife, Washington and in Stockton, California) prepared by a licensed surveyor, certified to the Administrative Agent, for the benefit of the Lenders, and the Title Company pursuant to a certificate of survey. Such survey was made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association in 2005, and shall show, without limitation:
(A) the location of the perimeter of such Real Property by courses and distances with all reference points shown or referred to in the aforesaid title policy;
(B) all easements (including those easements whose existence is disclosed by physical inspection of such Real Property), rights-of-way and the location of all utility lines servicing the improvements on such Real Property;
(C) the established building lines;
(D) the full legal description of the real estate (conforming to the legal description set forth in the aforesaid title policy) and a certification as to the acreage and square footage thereof;

(E) the highway and street right-of-way lines abutting such Real Property and the width thereof; and
(F) encroachments upon such Real Property and the extent thereof in feet and inches;
(iii) a copy of the certificate of occupancy for each building located on such Real Property;
(iv) evidence of compliance with all building and zoning codes applicable to such Real Property (or a proper title endorsement covering such compliance);
(v) evidence of the availability of utilities for the buildings located on such Real Property;
(vi) evidence that no portion of such Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency;
(vii) the results of a Phase I Environmental Report for each parcel of Real Property;
(viii) the results of an appraisal of such Real Property; and
(ix) a fully executed original of each Mortgage with respect to such Real Property.
(c) Landlords’ Waivers and Mortgagees’ Waivers. The Borrowers delivered a Landlord’s Waiver for each location of a Borrower or Guarantor of Payment, where any of the collateral securing any part of the Obligations was located, as of the Prior Closing Date, unless such location was owned by the Credit Party that owned the collateral located there.
(d) Bailees’ Waivers. The Borrowers delivered a Bailee’s Waiver for each location where a Borrower or Guarantor of Payment maintained any Inventory with a bailee, as of the Prior Closing Date.
(e) Processors’ Waivers. The Borrowers delivered a Processor’s Waiver for each location where a Borrower or Guarantor of Payment maintained any Inventory with a processor, as of the Prior Closing Date.
(f) Subordinated Indenture. The Administrative Borrower provided to the Administrative Agent a copy of the Subordinated Indenture, together with any amendments or supplements thereto, certified by an officer of the Administrative Borrower as being true and complete as of the Prior Closing Date.

Section 4.3. Conditions to the First Credit Event. The Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Fronting Lenders and the Swing Line Lender to participate in the first Credit Event is subject to the Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:
(a) Notes as Requested. The Borrowers shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, (ii) each Term Lender requesting a Term Note such Term Lender’s Term Note, and (iii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.
(b) Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment, in form and substance satisfactory to the Administrative Agent and the Lenders.
(c) Pledge and Security Agreement. Each Credit Party shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, the Pledge and Security Agreement, and such other documents or instruments, as may be required by the Administrative Agent to create or perfect the Liens of the Administrative Agent, for the benefit of the Lenders, in the assets of such Credit Party, all to be in form and substance satisfactory to the Administrative Agent.
(d) Pledged Securities. The Credit Parties shall have (i) executed and delivered to the Administrative Agent (or its designated agent), for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities that are certificated, (ii) delivered to the Administrative Agent (or its designated agent), for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated), and (iii) delivered to the Administrative Agent any other documentation reasonably required by the Administrative Agent regarding the perfection of the security interest of the Administrative Agent, for the benefit of the Lenders, in such Pledged Securities.
(e) Intellectual Property Security Agreements.
(i) Each Credit Party that delivered to the Administrative Agent an Intellectual Property Security Agreement in connection with the Prior Credit Agreements shall have executed and delivered to the Administrative Agent an Intellectual Property Security Amendment, in form and substance reasonably satisfactory to the Administrative Agent.
(ii) Each Credit Party (other than a Credit Party required to deliver an Intellectual Property Security Amendment pursuant to subpart (i) above) that owns federally registered intellectual property shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Control Agreements. The Borrowers shall have delivered to the Administrative Agent an executed Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, for each Deposit Account and each Securities Account maintained by a Credit Party (other than for (i) an Immaterial Deposit Account, and (ii) a Deposit Account referenced in Section 5.21 hereof in the name of The D.S. Brown Company, D.S.B. Holding Corp., or Pacific Award Metals, Inc.). All Deposit Accounts (other than Immaterial Deposit Accounts) of the Credit Parties shall be maintained with the Administrative Agent.
(g) Real Estate Matters.
(i) With respect to each parcel of the Real Property owned by a Credit Party and part of the Eligible Fixed Asset Amount, and for which all deliveries required pursuant to Section 4.2(b) hereof have been made to the Administrative Agent, Borrowers shall have delivered to the Administrative Agent:
(A) evidence to the Administrative Agent’s satisfaction in its sole discretion that no portion of such Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Management Agency;
(B) the results of an appraisal of such Real Property, in form and substance satisfactory to the Administrative Agent; and
(C) an executed Mortgage Amendment with respect to such Real Property.
(ii) With respect to each parcel of the Real Property owned by a Credit Party and part of the Eligible Fixed Asset Amount, and for which all deliveries required pursuant to Section 4.2(b) hereof have not been made to the Administrative Agent, Borrowers shall have delivered to the Administrative Agent:
(A) a Loan Policy of title insurance reasonably acceptable to the Administrative Agent issued to the Administrative Agent, for the benefit of the Lenders, by a title company acceptable to the Administrative Agent (the “Title Company”), in an amount equal to the lesser of the Total Commitment Amount or the appraised value of the Real Property insuring the Mortgage to be a valid, first-priority lien in the Real Property, free and clear of all defects and encumbrances except such matters of record as accepted by the Administrative Agent, in its sole discretion, and shown as Permitted Encumbrances in “Exhibit B” to the Mortgage, with such endorsements and affirmative insurance as the Administrative Agent may require, including without limitation:
(1) the deletion of all so-called “standard exceptions” from such policy;

(2) a so-called “comprehensive” endorsement in form and substance acceptable to the Administrative Agent;
(3) affirmative insurance coverage regarding access, compliance with respect to restrictive covenants and any other matters to which the Administrative Agent may have objection or require affirmative insurance coverage; and
(4) the results of a federal tax lien search in the county wherein the Real Property is located and such Credit Party has its principal place of business;
(B) a current “as-built” survey of such Real Property (other than with respect to the Real Property located in Orrick, Missouri; Clinton, Iowa; Fife, Washington and Stockton, California) prepared by a licensed surveyor acceptable to the Administrative Agent, certified to the Administrative Agent, for the benefit of the Lenders, and the Title Company pursuant to a certificate of survey acceptable to the Administrative Agent. Such survey shall be in form and substance acceptable to the Administrative Agent, in its sole discretion, shall be made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association in 2005, and shall show, without limitation:
(1) the location of the perimeter of such Real Property by courses and distances with all reference points shown or referred to in the aforesaid title policy;
(2) all easements (including those easements whose existence is disclosed by physical inspection of such Real Property), rights-of-way and the location of all utility lines servicing the improvements on such Real Property;
(3) the established building lines;
(4) the full legal description of the real estate (conforming to the legal description set forth in the aforesaid title policy) and a certification as to the acreage and square footage thereof;
(5) the highway and street right-of-way lines abutting such Real Property and the width thereof; and
(6) encroachments upon such Real Property and the extent thereof in feet and inches;
(C) a copy of the certificate of occupancy for each building located on such Real Property;

(D) evidence to the Administrative Agent’s satisfaction in its sole discretion that no portion of such Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency;
(E) the results of an appraisal of such Real Property, in form and substance satisfactory to the Administrative Agent; and
(F) a fully executed original of each Mortgage with respect to such Real Property.
(h) Landlords’ Waivers and Mortgagees’ Waivers. The Borrowers shall have delivered a Landlord’s Waiver and a mortgagee’s waiver, if applicable, each in form and substance satisfactory to the Administrative Agent, for each location of a Borrower or Guarantor of Payment, as set forth in Schedule 6.9 hereto, where any of the collateral securing any part of the Obligations is located, unless such location is owned by the Borrower or Guarantor of Payment that owns the collateral located there.
(i) Processors’ Waivers. The Borrowers shall have delivered a Processor’s Waiver for each location, as set forth in Schedule 6.9 hereto, where a Borrower or Guarantor of Payment maintains any Inventory with a processor, together with filed U.C.C. Financing Statements, in form and substance satisfactory to the Administrative Agent.
(j) Subordinated Indenture. With respect to the Subordinated Indenture, the Administrative Borrower shall have provided to the Administrative Agent (i) a copy of any amendments or supplements to the Subordinated Indenture dated after the Prior Closing Date, certified by an officer of the Administrative Borrower as being true and complete; and (ii) an officer’s certificate, signed by a Financial Officer, and otherwise in form and substance satisfactory to the Administrative Agent and the Lenders, certifying (A) that no “Default” or “Event of Default” (as each term is defined in the Subordinated Indenture) exists under the Indenture, nor will exist after the making of the first Credit Event hereunder, (B) that all of the Obligations constitute “Senior Indebtedness”, “Guarantor Senior Indebtedness”, “Designated Senior Indebtedness” and “Guarantor Designated Senior Indebtedness” (as each term is defined in the Subordinated Indenture), and (C) as to such other matters with respect to the Subordinated Indenture as the Administrative Agent shall deem necessary or appropriate.
(k) Delivery of Pledged Notes. With respect to any Pledged Notes, each Credit Party, as appropriate, has executed an appropriate endorsement on (or separate from) each such Pledged Note and has deposited such Pledged Note with the Administrative Agent.
(l) Lien Searches. With respect to the property owned or leased by each Credit Party, the Borrowers shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to the Administrative Agent, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to the Administrative Agent, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(m) Officer’s Certificate, Resolutions, Organizational Documents. The Borrowers shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.
(n) Good Standing and Full Force and Effect Certificates. The Borrowers shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.
(o) Legal Opinion. The Borrowers shall have delivered to the Administrative Agent an opinion of counsel for each Credit Party, in form and substance satisfactory to the Administrative Agent.
(p) Insurance Policies. The Borrowers shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements satisfactory to the Administrative Agent and the Lenders, providing for adequate real property, personal property and liability insurance for each Credit Party, with the Administrative Agent, on behalf of the Lenders, listed as mortgagee, lender’s loss payee and additional insured, as appropriate.
(q) Cash Management Systems. The Credit Parties shall have established (i) the cash management system, specified in Section 7.1 hereof, and executed the Master Agreement, in form and substance satisfactory to the Administrative Agent, and (ii) a Cash Collateral Account, a Concentration Account, an Operating Account, Controlled Disbursement Accounts and Lockbox arrangements, in each case satisfactory to the Administrative Agent.
(r) Customer List. Borrowers shall have delivered to the Administrative Agent a complete list of all Account Debtors of each Credit Party, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to the Administrative Agent.
(s) Financial Reports. The Borrowers shall have delivered to the Administrative Agent (i) internally prepared financial statements of Gibraltar for the fiscal period ended June 30, 2011, (ii) audited financial statements of Gibraltar for the fiscal year ended December 31, 2010 prepared on a Consolidated and consolidating (in accordance with GAAP) basis, in form and substance satisfactory to the Administrative Agent, and (iii) all management letters and reports prepared by independent public accountants for the fiscal year ended December 31, 2010.

(t) Pro-Forma Projections. The Borrowers shall have delivered to the Administrative Agent annual pro-forma projections of financial statements (which report shall include balance sheets and statements of income (loss) and cash-flow) of Gibraltar for the fiscal years ending December 31, 2011 and December 31, 2012, prepared on a Consolidated and consolidating (in accordance with GAAP) basis, in form and substance satisfactory to the Administrative Agent.
(u) Collateral Audit, Inventory and Equipment Appraisals. The Administrative Agent shall have received the results of a collateral field audit and an appraisal of the Credit Parties’ Inventory, Equipment and machinery, each to be in form and substance satisfactory to the Administrative Agent.
(v) Closing Available Liquidity. On the Closing Date, the Closing Available Liquidity shall be no less than Thirty-Five Million Dollars ($35,000,000). In connection therewith, the Borrowers shall have delivered to the Administrative Agent a calculation of the Closing Available Liquidity, certified by a Financial Officer.
(w) Advertising Permission Letter. The Borrowers shall have delivered to the Administrative Agent an advertising permission letter, authorizing the Administrative Agent to publicize the transaction and specifically to use the names of the Borrowers in connection with “tombstone” advertisements in one or more publications selected by the Administrative Agent.
(x) Special Accounts and Borrowing Base Certificate Letter. The Borrowers shall have executed and delivered to the Administrative Agent the Special Accounts and Borrowing Base Certificate Letter.
(y) Administrative Agent Fee Letter, Closing Fee Letter and Other Fees. The Borrowers shall have (i) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and paid to the Administrative Agent, for its sole account, the fees stated therein, (ii) executed and delivered to the Administrative Agent, the Closing Fee Letter and paid to the Administrative Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.
(z) Closing Certificate. The Borrowers shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.
(aa) Letter of Direction. The Borrowers shall have delivered to the Administrative Agent a letter of direction authorizing the Administrative Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(bb) No Material Adverse Change. No material adverse change, in the opinion of the Administrative Agent, shall have occurred in the financial condition, operations or prospects of (i) the Companies, or (ii) the Target Company, since June 30, 2011.
(cc) Miscellaneous. The Borrowers shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.
Section 4.4. Post-Closing Conditions.
(a) Missouri and Iowa Real Property Survey. No later than ten days after the Closing Date, unless a longer period is agreed to by the Administrative Agent in writing, with respect to the Real Property located in Orrick, Missouri and Clinton, Iowa, the Borrowers shall have delivered to the Administrative Agent a current “as-built” survey of such Real Property prepared by a licensed surveyor acceptable to the Administrative Agent, certified to the Administrative Agent, for the benefit of the Lenders, and the Title Company pursuant to a certificate of survey acceptable to the Administrative Agent. Such survey shall be in form and substance acceptable to the Administrative Agent, in its sole discretion, shall be made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association in 2005, and shall show, without limitation:
(i) the location of the perimeter of such Real Property by courses and distances with all reference points shown or referred to in the aforesaid title policy;
(ii) all easements (including those easements whose existence is disclosed by physical inspection of such Real Property), rights-of-way and the location of all utility lines servicing the improvements on such Real Property;
(iii) the established building lines;
(iv) the full legal description of the real estate (conforming to the legal description set forth in the aforesaid title policy) and a certification as to the acreage and square footage thereof;
(v) the highway and street right-of-way lines abutting such Real Property and the width thereof; and
(vi) encroachments upon such Real Property and the extent thereof in feet and inches.

(b) Zoning Compliance and Evidence of Utilities. No later than ten days after the Closing Date, unless a longer period is agreed to by the Administrative Agent in writing, with respect to each parcel of the Real Property owned by a Credit Party and part of the Eligible Fixed Asset Amount, and for which the deliveries required pursuant to Section 4.2(b)(iv) and (v) hereof have not been made to the Administrative Agent, the Borrowers shall have delivered to the Administrative Agent:
(i) evidence satisfactory to the Administrative Agent of compliance with all building and zoning codes applicable to such Real Property (or a proper title endorsement satisfactory to the Administrative Agent covering such compliance); and
(ii) evidence of the availability of utilities for the buildings located on such Real Property.
(c) Phase I Environmental Reports. No later than thirty (30) days after the Closing Date, unless a longer period is agreed to by the Administrative Agent in writing, the Borrowers shall have delivered to the Administrative Agent the results of a Phase I Environmental Report for each parcel of Real Property (unless a Phase I Environmental Report for such Real Property was delivered to the Administrative Agent in connection with the Prior Credit Agreements and such report continues to be satisfactory to the Administrative Agent).
ARTICLE V. COVENANTS
Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as is generally consistent with insurance coverage maintained by the Companies on the Closing Date, with provisions satisfactory to the Administrative Agent for, with respect to Credit Parties, payment of all losses thereunder to the Administrative Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender’s loss payable endorsement in favor of the Administrative Agent, for the benefit of the Lenders), and, if required by the Administrative Agent after the occurrence of an Event of Default, the Borrowers shall deposit the policies with the Administrative Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to the Administrative Agent and the Lenders. Any sums received by the Administrative Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies shall be applied as set forth in Section 2.12(c) and (d) hereof. The Administrative Agent is hereby authorized to act as attorney-in-fact for the Companies, after the occurrence and during the continuance of an Event of Default, in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and the Borrowers shall pay to the Administrative Agent, upon demand, the cost thereof. Should the Borrowers fail to pay such sum to the Administrative Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of the Administrative Agent’s written request, the Borrowers shall furnish to the Administrative Agent such information about the insurance of the Companies as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.
Section 5.3. Financial Statements, Collateral Reporting and Information.
(a) Borrowing Base. The Administrative Borrower shall deliver to the Administrative Agent, as frequently as the Administrative Agent may request, but no less frequently than by 5:00 P.M. (Eastern time) on the twentieth (20th) day of each calendar month (or the next Business Day if such day is not a Business Day), a Borrowing Base Certificate (for the period ending on the last day of the month prior to the date such Borrowing Base Certificate is submitted) prepared and certified by a Financial Officer; provided that, if, at any time, the Revolving Credit Availability shall be less than Thirty Million Dollars ($30,000,000), the Administrative Borrower shall, until the Revolving Credit Availability has been equal to or greater than Thirty Million Dollars ($30,000,000) for a period of thirty (30) consecutive days, deliver to the Administrative Agent by 5:00 P.M. (Eastern time) on each Wednesday of each calendar week (or the next Business Day if such Wednesday is not a Business Day), a Borrowing Base Certificate (for the period ending on the Business Day prior to the date such Borrowing Base Certificate is submitted) prepared and certified by a Financial Officer. Each such Borrowing Base Certificate shall be updated for all activity (sales, billings, collections, credits and similar information) impacting the accounts receivable of the Borrowing Base Companies from the date of the immediately preceding Borrowing Base Certificate to the date of such Borrowing Base Certificate. The amount of Eligible Inventory and the determination as to which accounts receivable constitute Eligible Accounts Receivable to be included on each Borrowing Base Certificate shall, absent a request from the Administrative Agent that such amounts be calculated more frequently, be the amount that is calculated and updated monthly pursuant to subsections (f) and (g) below.
(b) Monthly Financials. The Administrative Borrower shall deliver to the Administrative Agent, within thirty (30) days after the end of each of the first eleven (11) months of each calendar year, monthly internal unaudited balance sheets of Gibraltar as of the end of such month and statements of income (loss), for the month and fiscal year-to-date periods, and a comparison to budget or plan, all prepared on a Consolidated and consolidating (in accordance with GAAP) basis, in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer.

(c) Quarterly Financials. The Administrative Borrower shall deliver to the Administrative Agent, as soon as available and in any event within forty-five (45) days after the close of the first three quarterly accounting periods in each fiscal year of Gibraltar (but no later than the date on which Gibraltar would be required to file a Form 10-Q under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), the unaudited balance sheets of Gibraltar as of the end of such quarterly period and the related unaudited statements of income and of cash flows for such quarterly period and for the fiscal year to date, in each case prepared on a Consolidated basis, and setting forth, in the case of such unaudited statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrowers by the Chief Financial Officer of the Administrative Borrower, subject to changes resulting from normal year-end audit adjustments; provided that, if such quarterly financial statements are identical to the ones filed with the SEC, (i) the Borrowers hereby agree that the Administrative Agent and the Lenders shall be entitled to rely on any certification given to the SEC by the Chief Financial Officer of the Administrative Borrower with respect to such quarterly financial statements, and (ii) such certification shall satisfy the certification requirements of this subpart (c).
(d) Annual Audited Financial Statement. The Administrative Borrower shall deliver to the Administrative Agent, as soon as available and in any event within ninety (90) days after the close of each fiscal year of Gibraltar (but no later than the date on which Gibraltar would be required to file a Form 10-K under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), balance sheets of Gibraltar as of the end of such fiscal year and the related statements of income, stockholders’ equity and cash flows for such fiscal year, in each case prepared on a Consolidated basis and setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such financial statements of independent public accountants of recognized national standing selected by the Borrowers, which opinion shall be unqualified and shall (i) state that such accountants audited such Consolidated financial statements in accordance with GAAP, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of Gibraltar at the end of such fiscal year and the results of its operations and cash flows for such fiscal year in conformity with GAAP, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).
(e) Compliance Certificate. The Administrative Borrower shall deliver to the Administrative Agent, concurrently with the delivery of the financial statements set forth in subsections (c) and (d) above, a Compliance Certificate.

(f) Accounts Receivable Aging Report. The Administrative Borrower shall deliver to the Administrative Agent an accounts receivable aging report, in form and substance satisfactory to the Administrative Agent and signed by a Financial Officer, (i) concurrently with the delivery of a Borrowing Base Certificate referenced in subsection (a) above, aged by the original invoice date of accounts receivable of the Borrowing Base Companies, prepared as of the last day of the preceding month, reconciled to the month-end balance sheet and month-end Borrowing Base Certificate, together with the calculation of the current month-end Eligible Accounts Receivable of the Borrowing Base Companies, (ii) upon the Administrative Agent’s request, an aging by original invoice date of all existing accounts receivable, specifying the names, current value and dates of invoices for each Account Debtor of the Borrowing Base Companies, and (iii) that includes any other information the Administrative Agent shall reasonably request with respect to such accounts receivable and its evaluation of such reports.
(g) Inventory Report. The Administrative Borrower shall deliver to the Administrative Agent a summary of Inventory, in form and substance satisfactory to the Administrative Agent and signed by a Financial Officer, concurrently with the delivery of a Borrowing Base Certificate referenced in subsection (a) above, based upon month-end balances, reconciled to the month-end balance sheet and the month-end Borrowing Base Certificate, and accompanied by an Inventory certification, in form and substance reasonably acceptable to the Administrative Agent and including a calculation of the Eligible Inventory of the Borrowing Base Companies (the calculation of Eligible Inventory reflecting the then most recent month-end balance). The Administrative Borrower shall deliver, after the end of each month, to the Administrative Agent, Inventory records, in such detail as the Administrative Agent shall deem reasonably necessary to determine the level of Eligible Inventory. The values shown on the Inventory reports shall be at the lower of cost or market value, determined in accordance with the usual cost accounting system of the Borrowing Base Companies. The Administrative Borrower shall provide such other reports with respect to the Inventory of the Borrowing Base Companies as the Administrative Agent may reasonably request from time to time.
(h) Accounts Payable Aging Report. The Administrative Borrower shall deliver to the Administrative Agent, concurrently with the delivery of a Borrowing Base Certificate referenced in subsection (a) above, in form and detail satisfactory to the Administrative Agent, an aging summary of the accounts payable of the Borrowing Base Companies, dated as of the last day of the preceding month.
(i) Equipment Report. The Administrative Borrower shall deliver to the Administrative Agent, as frequently as the Administrative Agent may reasonably request, an itemized schedule describing the kind, type, quality, quantity and book value of the Equipment of the Credit Parties.
(j) Management Reports. The Administrative Borrower shall deliver to the Administrative Agent, concurrently with the delivery of the annual audit report referenced in subsection (d) above, a copy of any management report, letter or similar writing that may have been furnished to the Companies by the independent public accountants in respect of the systems, operations, financial condition or properties of the Companies.
(k) Customer List. The Administrative Borrower shall deliver to the Administrative Agent an updated customer list, concurrently with the delivery of any field audit report and upon request by any field examiner of the Administrative Agent, that sets forth all Account Debtors of the Borrowing Base Companies, including but not limited to the name, address and contact information of each such Account Debtor, in form and detail satisfactory to the Administrative Agent.

(l) Projections. The Administrative Borrower shall deliver to the Administrative Agent, within thirty (30) days after the end of each fiscal year of Gibraltar, projected monthly balance sheets, income statements, cash-flow statements and a calculation of the projected Revolving Credit Availability and projected compliance with Section 5.7 hereof for the following fiscal year of Gibraltar, all prepared on a Consolidated basis, consistent with GAAP and in form and detail satisfactory to the Administrative Agent.
(m) Locations of Collateral. The Administrative Borrower shall deliver to the Administrative Agent, within thirty (30) days after the end of each fiscal year of Gibraltar, a replacement Schedule 6.9 that sets forth each location (including third party locations) where any Credit Party conducts business or maintains any Accounts, Inventory or Equipment, in form and substance satisfactory to the Administrative Agent.
(n) Financial Information of the Companies. The Administrative Borrower shall deliver to the Administrative Agent and the Lenders, within ten days of the written request of the Administrative Agent, such other information about the financial condition, properties and operations of any Company as may from time to time be reasonably requested, which information shall be submitted in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer of the Company or Companies in question.
(o) Generally. With respect to any document (including financial statements, borrowing base certificates, compliance certificates, reports and other financial information) required to be delivered by the Borrowers to the Administrative Agent by this Section 5.3, the Administrative Agent shall have the sole discretion to extend the required delivery date of any such document for a period of up to five Business Days; provided that any such extension granted by the Administrative Agent shall be effective only if in writing, only for the specific instance given, and shall not establish any course of dealing among the parties for any future delivery requirements.
Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and, other than after the occurrence of an Event of Default, upon reasonable notice to such Company) permit the Administrative Agent, or any representative of the Administrative Agent, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof. The Administrative Agent shall provide to any Lender, upon request therefor, copies of any excerpts and transcripts provided to the Administrative Agent pursuant to this Section 5.4.

Section 5.5. Franchises; Change in Business.
(a) Each Company (other than a Non-Material Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.
(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.
Section 5.6. ERISA Pension and Benefit Plan Compliance.
(a) Generally. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. The Borrowers shall furnish to the Administrative Agent (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. The Borrowers shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6(a), “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. The Borrowers shall, at the request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent true and correct copies of any documents relating to the ERISA Plan of any Company.
(b) Foreign Pension Plans and Benefit Plans.
(i) For each existing, or hereafter adopted, material Foreign Pension Plan and Foreign Benefit Plan, the Administrative Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each material Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by the Administrative Borrower and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.
(iii) The Administrative Borrower and any appropriate Foreign Subsidiary shall deliver to the Administrative Agent (A) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that the Administrative Borrower and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate, in the benefits of any existing material Foreign Pension Plan or Foreign Benefit Plan, or the establishment of any new material Foreign Pension Plan or Foreign Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing.
(iv) As used in this subsection (b), “material” means the measure of a matter of significance, individually or collectively, in excess of Five Million Dollars ($5,000,000).
Section 5.7. Financial Covenants.
(a) Fixed Charge Coverage Ratio. The Borrowers shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00 on the Closing Date and thereafter.
Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:
(a) the Loans, the Letters of Credit and any other Indebtedness under this Agreement;
(b) any loans granted to, or Capitalized Lease Obligations or Synthetic Leases entered into by, any Company for the purchase or lease of fixed or capital assets (and refinancings of such Synthetic Leases, loans or Capitalized Lease Obligations), which loans, Capitalized Lease Obligations and Synthetic Leases shall only be secured by the fixed or capital assets being purchased or leased, so long as (i) the aggregate principal amount of all such loans, Capitalized Lease Obligations and Synthetic Leases for all Companies shall not exceed Thirty-Five Million Dollars ($35,000,000) at any time outstanding (as calculated using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Leases, and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease), and (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);
(d) loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;
(e) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;
(f) Permitted Foreign Subsidiary Loans, Guaranties and Investments;
(g) unsecured Indebtedness of Gibraltar in connection with the Subordinated Notes (including any replacement or exchange notes) issued pursuant to the Subordinated Indenture (including any refinancings thereof that are in form and substance reasonably acceptable to the Administrative Agent), so long as (i) all of such Indebtedness shall be Subordinated at all times, and (ii) the aggregate principal amount of such Indebtedness, when combined with Indebtedness permitted under subsection (h) hereof, shall not exceed Three Hundred Fifty-Four Million Dollars ($354,000,000) at any time outstanding;
(h) unsecured Indebtedness of Gibraltar incurred in connection with senior notes issued pursuant to an agreement that is in form and substance reasonably acceptable to the Administrative Agent, so long as the aggregate principal amount for all such Indebtedness, when combined with Indebtedness permitted under subsection (g) hereof, shall not exceed Three Hundred Fifty-Four Million Dollars ($354,000,000) at any time outstanding;
(i) other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed One Hundred Million Dollars ($100,000,000) at any time outstanding, so long as, at the time of any incurrence thereof, and after giving effect thereto, (i) the Borrowers shall be in compliance with the financial covenants set forth in Section 5.7 hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, (ii) such Indebtedness shall not constitute “Designated Senior Indebtedness” or “Guarantor Designated Senior Indebtedness” (or similar term) under the Subordinated Indenture (or any replacement indenture or similar agreement), and (iii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
(j) other unsecured Subordinated Indebtedness, in addition to the Indebtedness listed above, so long as (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) all of such Indebtedness shall be Subordinated at all times, (iii) the Borrowers shall be in compliance with the financial covenants set forth in Section 5.7 hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iv) the terms of all such Indebtedness are acceptable to the Administrative Agent and the Required Lenders in their discretion; provided that, if such Subordinated Indebtedness is incurred, and owed to a seller, in connection with an Acquisition made pursuant to Section 5.13 hereof, subpart (iv) above shall not apply with respect to such Subordinated Indebtedness.

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:
(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;
(b) other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that were incurred in the ordinary course of business, and other similar Liens arising in the ordinary course of business, that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;
(d) any Lien granted to the Administrative Agent, for the benefit of the Lenders (and any affiliates thereof);
(e) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;
(f) purchase money Liens on fixed or capital assets securing the loans, Capitalized Lease Obligations and Synthetic Leases pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;
(g) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (i) a substantial and prolonged interruption or disruption of the business activities of the Companies considered as an entirety, or (ii) a Material Adverse Effect;
(h) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);
(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.9 hereof;

(j) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and mechanics’ Liens, carriers’ Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;
(k) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Companies and any interest or title of a lessor under any lease not in violation of this Agreement; or
(l) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the U.C.C.
No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.
Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.
Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:
(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;
(ii) any investment in cash and Cash Equivalents;
(iii) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(iv) loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(d) hereof) of, a Company from or by a Company so long as each such Company is a Credit Party;
(v) any Permitted Investment or Permitted Foreign Subsidiary Loans, Guaranties and Investments, so long as no Default or Event of Default shall exist prior to or after giving pro forma effect to such loan or investment;
(vi) any Acquisition permitted by Section 5.13 hereof;
(vii) unsecured Performance Guaranties (in form and substance reasonably acceptable to the Administrative Agent) provided to a Person by a Company in connection with Asset Dispositions permitted by Section 5.12 hereof or Acquisitions permitted by Section 5.13 hereof;
(viii) investments acquired by a Company (A) in exchange for any other investment held by such Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (B) as a result of a foreclosure by a Company with respect to any secured investment or other transfer of title with respect to any secured investment in default;
(ix) notes held by a Company evidencing a portion of the purchase price of an asset disposed of pursuant to Section 5.12(h) hereof;
(x) investments by a Company in Hedge Agreements;
(xi) any guaranty of the Indebtedness permitted pursuant to Section 5.8(a), (d), (g), (h), or (i) hereof;
(xii) receivables owing to a Credit Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and
(xiii) any advance or loan to an officer or employee of a Company made in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding.
For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.
Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) a Domestic Subsidiary (other than a Borrower) may merge with (i) a Borrower (provided that such Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment;
(b) GSCNY may merge with Gibraltar (provided that Gibraltar shall be the continuing or surviving Person);
(c) a Domestic Subsidiary (other than a Borrower) may sell, lease, transfer or otherwise dispose of any of its assets to (i) a Borrower or (ii) any Guarantor of Payment;
(d) a Borrower may sell, lease, transfer or otherwise dispose of any of its assets to another Borrower;
(e) a Domestic Subsidiary (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary;
(f) a Foreign Subsidiary may merge or amalgamate with another Company provided that, if either Company is a Credit Party, a Credit Party shall be the continuing or surviving Person and each Borrower shall be a continuing or surviving Person;
(g) a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to another Company; and
(h) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, the Companies may consummate any Asset Disposition, provided that:
(i) the consideration for each such Asset Disposition represents fair value and at least eighty percent (80%) of such consideration consists of cash;
(ii) the cumulative aggregate value of the assets sold or transferred does not exceed five percent (5%) of Consolidated Net Worth for all such transactions completed during any fiscal year of Gibraltar;
(iii) in the case of any such transaction involving a sale of assets having an aggregate value in excess of Ten Million Dollars ($10,000,000), at least five Business Days prior to the date of completion of such transaction the Administrative Borrower shall have delivered to the Administrative Agent (A) an officer’s certificate executed by an Authorized Officer, which certificate shall contain (1) a description of the proposed transaction, and (2) a certification that no Default, Event of Default or Material Adverse Effect has occurred and is continuing, or would result from consummation of such transaction, and (B) a Borrowing Base Certificate, prepared after giving pro forma effect to such transaction, to be in form and substance acceptable to the Administrative Agent and certified by a Financial Officer; and

(iv) the proceeds of such Asset Disposition are, to the extent required pursuant to Section 2.12(c)(ii) hereof, applied as a prepayment of the Term Loan.
Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided that a Company may effect an Acquisition so long as such Acquisition meets all of the following requirements:
(a) such Acquisition is the Target Company Acquisition, so long as the aggregate Consideration paid or to be payable for such Acquisition does not exceed One Hundred Thirty Million Dollars ($130,000,000); or
(b) such Acquisition meets all of the following requirements:
(i) in the case of an Acquisition that involves a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;
(ii) in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;
(iii) the business to be acquired shall be similar, or related to, or incidental to the lines of business of the Companies;
(iv) the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to such Acquisition;
(v) no Default or Event of Default shall exist prior to or after giving pro forma effect to such Acquisition, thereafter shall begin to exist;
(vi) the Fixed Charge Coverage Ratio, as determined for the most recently completed four fiscal quarters of Gibraltar, shall be no less than 1.25 to 1.00;
(vii) the Borrowers shall have provided to the Administrative Agent, at least five Business Days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing (A) pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition, (B) Revolving Credit Availability of no less than Fifty Million Dollars ($50,000,000) after giving effect to such Acquisition, and (C) that the target entity has generated positive Target EBITDA (excluding proposed synergies or other post acquisition actions or enhancements) for the most recently completed twelve (12) consecutive calendar months prior to such Acquisition; and
(viii) the aggregate Consideration paid by the Companies (A) shall not exceed the aggregate amount of One Hundred Thirty Million Dollars ($130,000,000) for such Acquisition, or (B) when added to all other Acquisitions for all Companies during any fiscal year of Gibraltar, would not exceed the aggregate amount of One Hundred Seventy-Five Million Dollars ($175,000,000).

Section 5.14. Notice.
(a) Each Borrower shall cause a Financial Officer of such Borrower to promptly notify the Administrative Agent and the Lenders, in writing, whenever:
(i) a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;
(ii) a Borrower learns of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, could reasonably be expected to have a Material Adverse Effect; and
(iii) a Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.
(b) The Borrowers shall provide written notice to the Administrative Agent contemporaneously with any notice provided to, or received from, the trustee or the noteholders under the Subordinated Indenture or the Subordinated Notes, or any other Subordinated Indebtedness.
Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that:
(a) a Company may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);
(b) Gibraltar may declare and pay or make Capital Distributions in cash, but only so long as (i) no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, (ii) the Borrowers shall be in compliance with the financial covenants set forth in Section 5.7 hereof both prior to and after giving pro forma effect to each such Capital Distribution, (iii) the Fixed Charge Coverage Ratio shall be no less than 1.25 to 1.00 prior to and after giving pro forma effect to each such Capital Distribution, (iv) Revolving Credit Availability shall be no less than Twenty-Five Million Dollars ($25,000,000) after giving effect to such payment, and (v) the aggregate amount of all Capital Distributions made in cash by Gibraltar shall not exceed Twenty-Five Million Dollars ($25,000,000) during any fiscal year of Gibraltar;
(c) Gibraltar may repurchase its capital stock as required by Gibraltar’s executive compensation program, so long as (i) no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, (ii) the proceeds of such repurchase are used solely for the purpose of paying withholding tax incurred pursuant to the issuance of stock (as compensation) under such executive compensation program, and (iii) the amount of stock (as compensation) issued under such executive compensation program is consistent with past business practices of Gibraltar;

(d) after the Term Loan has been repaid in full, Gibraltar may repay up to Fifty Million Dollars ($50,000,000) of the Subordinated Notes, but only so long as (i) no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, and (ii) the Revolving Credit Availability shall be no less than Fifty Million Dollars ($50,000,000) after giving effect to such payment;
(e) any Borrower may make regularly scheduled payments of interest with respect to the Subordinated Notes (including any additional interest payable in accordance with the terms of any related registration rights agreement), subject to the terms and conditions (including the subordination terms) of the Subordinated Notes; and
(f) any Borrower may make regularly scheduled payments of interest with respect to any Subordinated Indebtedness (other than the Subordinated Notes), subject in each case to the terms and conditions (including the subordination terms) of such Subordinated Indebtedness, so long as no Default or Event of Default shall then exist, or, after giving pro forma effect to such payment, thereafter shall begin to exist.
Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all material Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Each Company shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any material notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the material release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Each Borrower shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. Except as set forth on Schedule 5.17 hereto, no Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than, in the case of the Borrowers, any Subsidiary, and in the case of a Subsidiary, the Borrowers or another Subsidiary) (each, an “Affiliate Transaction”), other than agreements and transactions with and payments to officers, directors and shareholders that are either (a) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (b) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrowers, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation; provided that (i) any such Affiliate Transaction is entered into in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Five Million Dollars ($5,000,000), the terms of such transaction have been approved by a majority of the members of the Board of Directors of Gibraltar and by a majority of the disinterested directors, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the requirements set forth in subpart (i) hereof), and (iii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Ten Million Dollars ($10,000,000), Gibraltar has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is either (A) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate or (B) fair to the Borrowers or such Subsidiary, as the case may be, from a financial point of view.
Section 5.18. Use of Proceeds. The Borrowers’ use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies and for Acquisitions permitted hereunder.
Section 5.19. Corporate Names and Locations of Collateral. No Company shall (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization, or extend or continue its existence in or to any other jurisdiction (other than its jurisdiction of organization at the date of this Agreement); unless, in each case, the Administrative Borrower shall have provided the Administrative Agent with at least fifteen (15) days prior written notice thereof. The Administrative Borrower shall also promptly notify the Administrative Agent of (i) any change in any location where a material amount of any Credit Party’s Inventory or Equipment is maintained in the United States, and any new locations where any Credit Party’s Inventory or Equipment is to be maintained in the United States; (ii) any change in the location of the office where any Credit Party’s records pertaining to its Accounts are kept; (iii) the location of any new places of business and the changing or closing of any of its existing places of business; and (iv) any change in the location of any Credit Party’s chief executive office. In the event of any of the foregoing or if otherwise deemed appropriate by the Administrative Agent, the Administrative Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s sole discretion, to perfect or continue perfected the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral. The Borrowers shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse the Administrative Agent therefor if the Administrative Agent pays the same. Such amounts not so paid or reimbursed shall be Related Expenses hereunder.

Section 5.20. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.
(a) Guaranties and Security Documents. Each Subsidiary (that is not a Non-Material Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Pledge and Security Agreement Joinder (or a separate security agreement, in form and substance acceptable to the Administrative Agent) and Mortgages, as appropriate, such agreements to be prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Administrative Agent; provided that no Foreign Subsidiary shall be subject to the requirements of this subsection (a) to the extent that to do so would subject any Company to material liabilities for additional United States income taxes by virtue of Section 956 of the Code (as of the Closing Date, as a result of such tax liabilities, no Foreign Subsidiary will be a Guarantor of Payment). With respect to a Subsidiary that has been classified as a Non-Material Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Non-Material Subsidiary, the Administrative Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.
(b) Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Domestic Subsidiary or first-tier Foreign Subsidiary of a Borrower or a Domestic Subsidiary, the Administrative Borrower shall deliver to the Administrative Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of the Pledge and Security Agreement executed by such Credit Party; provided that no such pledge shall include (i) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (ii) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary.
(c) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to the Administrative Agent, for the benefit of the Lenders, on or after the Closing Date, the Administrative Agent shall at all times, in the discretion of the Administrative Agent or the Required Lenders, have the right to perfect, at the Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to the Administrative Agent a separate pledge document (prepared by the Administrative Agent and in form and substance satisfactory to the

Administrative Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies in respect thereof.
Section 5.21. Collateral. Each Credit Party shall:
(a) at all reasonable times and, except after the occurrence of an Event of Default, upon reasonable notice, allow the Administrative Agent by or through any of the Administrative Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit Party’s books and other records, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of such Credit Party’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, (iii) examine and inspect such Credit Party’s Inventory and Equipment, wherever located, and (iv) conduct appraisals of the Inventory of such Credit Party;
(b) promptly (but in no event later than ten days after request therefor) furnish to the Administrative Agent upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Credit Party’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as the Administrative Agent may request;
(c) promptly notify the Administrative Agent in writing upon the acquisition or creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, or any business that is located in a foreign country;
(d) promptly notify the Administrative Agent in writing upon the acquisition or creation by such Credit Party of a Deposit Account or Securities Account not listed on the notice provided to the Administrative Agent pursuant to Section 6.19 hereof, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account, provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by the Administrative Agent, provided that (i) no Deposit Account Control Agreement shall be required with respect to (A) an Immaterial Deposit Account, (B) any Deposit Account of The D.S. Brown Company, D.S.B. Holding Corp. or Pacific Award Metals, Inc. that is not maintained with the Administrative Agent or a Lender, if such Credit Party shall have closed such Deposit Account by March 30, 2012 (unless a longer period is agreed to in writing by the Administrative Agent), and (ii) all Deposit Accounts (other than those described in subpart (i) above) of the Credit Parties shall be maintained with the Administrative Agent or a Lender;
(e) promptly notify the Administrative Agent in writing whenever the Equipment or Inventory of such Credit Party is located at a location of a third party (other than another Company or in-transit) that is not listed on Schedule 6.9 hereto and cause to be executed any Landlord’s Waiver, Bailee’s Waiver, Processor’s Waiver, Consignee’s Waiver or similar document or notice that may be required by the Administrative Agent or the Required Lenders;

(f) promptly notify the Administrative Agent in writing of any information that such Credit Party has or may receive with respect to the Collateral or the Real Property that might reasonably be determined to materially and adversely affect the value thereof or the rights of the Administrative Agent and the Lenders with respect thereto;
(g) maintain such Credit Party’s (i) Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, (ii) finished goods Inventory in saleable condition, and (iii) other items of Collateral, taken as an entirety, in such conditions as is consistent with generally accepted business practices, ordinary wear and tear excepted;
(h) deliver to the Administrative Agent, to hold as security for the Secured Obligations all certificated Investment Property owned by such Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent;
(i) provide to the Administrative Agent, on a quarterly basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered by such Credit Party during such quarter, and provide for the execution of an appropriate Intellectual Property Security Agreement; and
(j) upon request of the Administrative Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, assurances, instruments and any other writings as the Administrative Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the Lenders their respective rights hereunder and in or to the Collateral and the Real Property.
Each Credit Party hereby authorizes the Administrative Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of any Credit Party, such Credit Party shall, upon request of the Administrative Agent, (i) execute and deliver to the Administrative Agent a short form security agreement, prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and (ii) deliver such certificate or application to the Administrative Agent and cause the interest of the Administrative Agent, for the benefit of the Lenders, to be properly noted thereon. Each Credit Party hereby authorizes the Administrative Agent or the Administrative Agent’s designated agent (but without obligation by the Administrative Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and the Borrowers shall promptly repay, reimburse, and indemnify the Administrative Agent and the Lenders for any and all Related Expenses. If any Credit Party fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, the Administrative Agent may (but shall not be required to) so maintain or repair all or any part of such Credit Party’s Equipment and the cost thereof shall be a Related Expense; provided that, if no Default or Event of Default exists at the time of such maintenance or repair, the Administrative Agent has provided such Credit Party with written notice of any required maintenance or repair and such Credit Party has not taken action to maintain or repair such Equipment within thirty (30) days of receipt of such notice. All Related Expenses are payable to the Administrative Agent upon demand therefor; the Administrative Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at the Administrative Agent.
Section 5.22. Returns of Inventory. No Credit Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default or Event of Default exists or would result therefrom; (c) the Administrative Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds Two Million Five Hundred Thousand Dollars ($2,500,000); and (d) any payment received by such Credit Party for a return is promptly remitted to the Administrative Agent for application to the Obligations.
Section 5.23. Acquisition, Sale and Maintenance of Inventory. The Credit Parties shall take all steps to assure that all Inventory is produced in accordance with applicable laws, including the Fair Labor Standards Act (29 U.S.C. §§ 206-207). The Credit Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
Section 5.24. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. The Borrowers shall provide the Administrative Agent with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business or any Investment Property that constitutes securities of a Foreign Subsidiary not required to be pledged pursuant to this Agreement) acquired by any Credit Party subsequent to the Closing Date. In addition to any other right that the Administrative Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent or the Required Lenders, whenever made, the Borrowers shall, and shall cause each Guarantor of Payment to, grant to the Administrative Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any real or personal property of each Borrower and Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Administrative Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which the Administrative Agent does not have a first priority Lien. The Borrowers agree, within ten days after the date of such written request, to secure all of the Secured Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Administrative Agent may require with respect to any of the Credit Parties. The Borrowers shall pay all recordation, legal and other expenses in connection therewith.
Section 5.25. Restrictive Agreements. Except as set forth in this Agreement, the Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by the Borrowers or any Subsidiary, or pay any Indebtedness owed to the Borrowers or a Subsidiary, or to make loans or advances to the Borrowers or any Subsidiaries, or transfer any of its property or assets to the Borrowers or any Subsidiaries; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iii) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (iv) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 5.9(f) hereof, (v) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 5.8 hereof, (vi) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 5.8 hereof, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (vii) any document relating to Indebtedness secured by a Lien permitted by Section 5.9 hereof, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (viii) restrictions contained in the Subordinated Indenture relating to any Indebtedness permitted under Section 5.8(g) hereof, and (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.
Section 5.26. Most Favored Covenant Status. If any Credit Party at any time enters into, or shall have entered into, or modifies any Material Indebtedness Agreement such that such Material Indebtedness Agreement includes affirmative or negative covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to any Credit Party, other than those set forth herein or in any of the other Loan Documents, the Administrative Borrower shall promptly so notify the Administrative Agent and the Lenders and, if the Administrative Agent shall so request by written notice to the Administrative Borrower (after a determination has been made by the Administrative Agent or the Required Lenders that such Material Indebtedness Agreement contains any such provisions that either individually or in the aggregate are more favorable to the holders of such Indebtedness than any of the provisions set forth herein), the Borrowers, the Administrative Agent and the Required Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Administrative Agent and the Required Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Administrative Agent and the Required Lenders, into any of the other Loan Documents, all at the election of the Administrative Agent or the Required Lenders.
Section 5.27. Pari Passu Ranking. The Obligations shall, and the Borrowers shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior secured Indebtedness of each Credit Party.
Section 5.28. Guaranty Under Material Indebtedness Agreement. No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to the Subordinated Indenture or any other Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.
Section 5.29. Amendments to Material Indebtedness Agreements. No Company shall amend, restate, supplement or otherwise modify the Subordinated Indenture or any other Material Indebtedness Agreement without the prior written consent of the Administrative Agent if any such amendment, restatement, supplement or other modification would, in the opinion of the Administrative Agent, materially impact the rights or remedies of the Administrative Agent and the Lenders hereunder.
Section 5.30. Prepayments and Refinancings of Other Debt. After the Closing Date, no Company will make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of any Company that has an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) greater than Five Million Dollars ($5,000,000) (other than the Obligations and intercompany loans and advances among the Companies); provided that a Company may refinance or refund any such Indebtedness if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) is not increased.
Section 5.31. Amendment of Organizational Documents. Without the prior written consent of the Administrative Agent, no Credit Party shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or its form of organization.
Section 5.32. Fiscal Year of Borrowers. No Borrower shall change the date of its fiscal year-end without the prior written consent of the Administrative Agent and the Required Lenders. As of the Closing Date, the fiscal year end of each Borrower is December 31 of each year.

Section 5.33. Further Assurances. The Borrowers shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, and is duly qualified and authorized to do business and is in good standing in all states and jurisdictions where the character of its property or its business activities makes such qualification necessary except where the failure to be so qualified would not be material to the ability of such Company to enforce its Accounts. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is a Non-Material Subsidiary), its state (or jurisdiction) of formation, its relationship to Gibraltar, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company (other than Gibraltar), the location of its chief executive office and its principal place of business. Except as set forth on Schedule 6.1 hereto, each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).
Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws and by equitable principles, whether considered at law or in equity. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3. Compliance with Laws and Contracts. Each Company:
(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;
(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;
(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;
(d) has ensured that no Person who owns a controlling interest in a Company or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;
(e) is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and
(f) is in compliance with the Patriot Act.
Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Companies, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that could reasonably be expected to have a Material Adverse Effect.
Section 6.5. Title to Assets. Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real estate listed on Schedule 6.5 hereto.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. The Administrative Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the Collateral to the extent such Lien may be perfected by the filing of a U.C.C. Financing Statement. No Company has entered into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets, or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.
Section 6.7. Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed (or extended or challenged as permitted by applicable law) and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as will not cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.
Section 6.8. Environmental Laws. Each Company is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No material release, threatened (to its knowledge) release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.
Section 6.9. Locations. As of the Closing Date, the Credit Parties have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Credit Party’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Credit Parties, or (b) is leased by a Credit Party from a third party, and, if leased by a Credit Party from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Credit Parties are located.

Section 6.10. Continued Business. There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.
Section 6.11. Employee Benefits Plans.
(a) US Employee Benefit Plans. Schedule 6.11 hereto identifies each material ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (i) the ERISA Plan and any associated trust operationally comply, in all material respects, with the applicable requirements of Code Section 401(a); (ii) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (iii) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

(b) Foreign Pension Plan and Benefit Plans. As of the Closing Date, Schedule 6.11 hereto lists all Foreign Benefit Plans and Foreign Pension Plans currently maintained or contributed to by Gibraltar and any appropriate Foreign Subsidiaries. The Foreign Pension Plans are duly registered under all applicable laws which require registration. Gibraltar and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans. Each of the Foreign Pension Plans is fully funded on an ongoing basis as required by all laws applicable to such Foreign Pension Plans (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).
Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by this Agreement or the Security Documents.
Section 6.13. Solvency. Each Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that such Borrower has incurred to the Administrative Agent and the Lenders. No Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will any Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.
Section 6.14. Financial Statements. The audited Consolidated financial statements of Gibraltar, for the fiscal year ended December 31, 2010 and the unaudited Consolidated financial statements of Gibraltar for the fiscal quarter ended June 30, 2011, furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.
Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.
Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known material conflict with the rights of others. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by each Company as of the Closing Date.
Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.
Section 6.19. Deposit Accounts and Securities Accounts. The Administrative Borrower has provided to the Administrative Agent a list of all banks, other financial institutions and Securities Intermediaries at which any Credit Party maintains Deposit Accounts or Securities Accounts as of the Closing Date, which list correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrowers, there is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.
Section 6.22. Acquisition Agreement Representations. To the extent reasonably necessary to preserve or protect the rights of the Administrative Agent and the Lenders in respect of the Collateral, the Borrowers covenant and agree to enforce and pursue all remedies reasonably available to it in connection with any breach of a representation and warranty made by Seller under the Target Company Acquisition Agreements.
Section 6.23. Subordinated Indenture. (a) No “Default” or “Event of Default” (as each term is defined in the Subordinated Indenture) exists, nor will any such Default or Event of Default exist under the Subordinated Indenture (or note or other agreement executed in connection therewith) immediately after the occurrence of any Credit Event; (b) Schedule 6.23 hereto sets forth, as of the Closing Date, all of the “Credit Facilities” (as defined in the Subordinated Indenture); (c) all of the Obligations constitute “Senior Indebtedness”, “Guarantor Senior Indebtedness”, “Designated Senior Indebtedness”, and “Designated Guarantor Senior Indebtedness” (as each term is defined in the Subordinated Indenture); and (d) except for the Secured Obligations, no other Indebtedness of the Companies constitutes “Designated Senior Indebtedness” or “Designated Guarantor Senior Indebtedness” (as each term is defined in the Subordinated Indenture).
Section 6.24. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.
ARTICLE VII. CASH MANAGEMENT AND COLLATERAL
Section 7.1. Cash Management System. The Borrowers shall establish and maintain, until the payment in full of the Secured Obligations and the termination of the Commitment, the cash management systems described below:
(a) Lockbox. On or before the Closing Date, the Credit Parties shall (i) establish lockbox arrangements with the Administrative Agent, on behalf of the Lenders (one or more lockboxes hereunder collectively referred to herein as the “Lockbox”), which shall be governed by the Master Agreement, and, within ten days after the Closing Date, shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors of the Credit Parties forward all Collections directly to the Lockbox (if the Credit Parties neglect or refuse to notify any such Account Debtor to remit all such Collections to the Lockbox, the Administrative Agent shall be entitled to make such notification), (ii) hold in trust for the Administrative Agent, as fiduciary for the Administrative Agent, all checks, cash and other items of payment received by the Credit Parties, and (iii) not commingle any Collections with any other funds or property of the Credit Parties, but will hold such funds separate and apart in trust and as fiduciary for the Administrative Agent until deposit is made into the Concentration Account.

(b) Concentration Account. On or before the Closing Date, the Credit Parties shall have established a Concentration Account with the Administrative Agent, on behalf of the Lenders. All moneys received by the Credit Parties, including Collections from sales of Inventory and services rendered or from Account Debtors of the Credit Parties sent to the Lockbox, shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into the Concentration Account in the identical form in which such moneys were received and Collections were made (except for any necessary endorsements) whether by cash or check. All amounts deposited in the Concentration Account from the Lockbox or any other source shall be under the sole and exclusive control of the Administrative Agent. The Credit Parties shall have no interest in or control over such funds; provided that, (i) during a Cash Dominion Period, the Administrative Agent shall transfer funds from the Concentration Account to the Cash Collateral Account on a daily basis, and (ii) other than during a Cash Dominion Period, the Administrative Agent shall transfer funds from the Concentration Account to the Operating Account on a daily basis, for use by the Credit Parties, in their sole discretion, for purposes not prohibited by this Agreement. The Concentration Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than the Administrative Agent.
(c) Cash Collateral Account. On or before the Closing Date, the Credit Parties shall have established a Cash Collateral Account with the Administrative Agent, on behalf of the Lenders. All amounts deposited in the Cash Collateral Account from the Concentration Account or any other source shall be under the sole and exclusive control of the Administrative Agent. The Credit Parties shall have no interest in or control over such funds. The Cash Collateral Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than the Administrative Agent.
(d) Operating Account. GSCNY, for the benefit of the Credit Parties, shall maintain, in its name, an Operating Account with the Administrative Agent, into which the Administrative Agent shall, (i) from time to time, deposit proceeds of the Revolving Loans made to the Borrowers for use by the Companies in accordance with the provisions of Section 5.18 hereof, and (ii) other than during a Cash Dominion Period, transfer funds from the Concentration Account on a daily basis for use by the Companies in their sole discretion. Unless otherwise agreed by the Administrative Agent and the Borrowers, any Revolving Loan requested by the Administrative Borrower and made under this Agreement shall be deposited into the Operating Account. During a Cash Dominion Period, the Credit Parties shall not accumulate or maintain cash in the Operating Account or payroll or other such accounts, as of any date of determination, in excess of checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by the Administrative Agent (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements.

(e) Controlled Disbursement Accounts. The Credit Parties shall maintain one or more Controlled Disbursement Accounts with the Administrative Agent, on behalf of the Lenders. The Borrowers shall base their requests for Revolving Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts). During a Cash Dominion Period, the Credit Parties shall not, and shall not cause or permit any Company, to maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.
(f) Lockbox and Security Accounts. The Lockbox established pursuant to the Lockbox agreement, the Concentration Account, the Cash Collateral Account, the Operating Account and the Controlled Disbursement Accounts shall be Security Accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Secured Obligations.
(g) Costs of Collection. All reasonable costs of collection of the Accounts of the Credit Parties, including out-of-pocket expenses, administrative and record-keeping costs, reasonable attorneys’ fees, and all service charges and costs related to the establishment and maintenance of the Security Accounts shall be the sole responsibility of the Borrowers, whether the same are incurred by the Administrative Agent or the Credit Parties. The Credit Parties each hereby indemnify and hold the Administrative Agent harmless from and against any loss or damage with respect to any deposits made in the Security Accounts that are dishonored or returned for any reason. If any deposits are dishonored or returned unpaid for any reason, the Administrative Agent, in its sole discretion, may charge the amount thereof against the Cash Collateral Account or any other Security Account or other Deposit Account of the Credit Parties. The Administrative Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Administrative Agent, except losses or damages resulting from the Administrative Agent’s own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.
(h) Return of Funds. Upon the payment in full of the Secured Obligations (other than continuing indemnification obligations) and the termination of the Commitment hereunder, (i) the Administrative Agent’s security interests and other rights in funds in the Security Accounts shall terminate, (ii) all rights to such funds shall revert to the Credit Parties, as applicable, and (iii) the Administrative Agent will, at the Borrowers’ expense, take such steps as the Administrative Borrower may reasonably request to evidence the termination of such security interests and to effect the return to the Credit Parties of such funds.
(i) Attorney-in-Fact to Endorse Documents. The Administrative Agent, or the Administrative Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for each Credit Party with authority and power to endorse after the occurrence and during the continuance of an Event of Default, or during a Cash Dominion Period, any and all instruments, documents, and chattel paper (consistent with this Agreement and the Master Agreement) upon the failure of such Credit Party to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid, (ii) exercisable by the Administrative Agent at any time and without any request upon any Credit Party by the Administrative Agent to so endorse, and (iii) exercisable in the name of the Administrative Agent or any Credit Party. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

(j) Cash Management at a Lender other than the Administrative Agent. Notwithstanding anything in this Section 7.1 to the contrary, the Borrowers may establish a cash management system with a Lender other than the Administrative Agent (an “Alternative Cash Management System”), so long as (i) such Alternative Cash Management System is in substantially the same form as the cash management system described in subparts (a) through (e) of this Section 7.1 and is otherwise in form and substance acceptable to the Administrative Agent, and (ii) each Deposit Account established as part of such Alternative Cash Management System shall be subject to a Deposit Account Control Agreement (prepared by, and in form and substance satisfactory to, the Administrative Agent) in favor of the Administrative Agent. If the Borrowers establish an Alternative Cash Management System pursuant to this Section 7.1(j), the Administrative Agent, on behalf of the other Lenders, the Lender providing such Alternative Cash Management Services and the Borrowers may, without the consent of any other Lender, enter into an amendment to this Agreement (a “Alternative Cash Management System Amendment”) to effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 7.1(j) and the transition of the cash management services from the Administrative Agent to such other Lender. Each Lender hereby irrevocably authorizes the Administrative Agent to execute and deliver an Alternative Cash Management System Amendment on behalf of such Lender.
Section 7.2. Collections and Receipt of Proceeds by the Administrative Agent. Each Credit Party hereby constitutes and appoints the Administrative Agent, or the Administrative Agent’s designated agent, as such Borrower’s attorney-in-fact to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:
(a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of the Administrative Agent or such Credit Party (consistent with this Agreement and the Master Agreement), any and all of such Credit Party’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;
(b) to transmit to Account Debtors, on any or all of such Credit Party’s Accounts, after the occurrence of an Event of Default, notice of assignment to the Administrative Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Borrower’s Accounts and the amounts owing thereon;

(c) after the occurrence of an Event of Default, to transmit to purchasers of any or all of such Credit Party’s Inventory, notice of the Administrative Agent’s security interest therein, and to request from such purchasers at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Credit Party’s Inventory and the amounts owing thereon by such purchasers;
(d) after the occurrence of an Event of Default, to notify and require Account Debtors on such Credit Party’s Accounts and purchasers of such Credit Party’s Inventory to make payment of their indebtedness directly to the Administrative Agent;
(e) after the occurrence of an Event of Default, to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as the Administrative Agent, in its sole discretion, may deem to be advisable;
(f) after the occurrence of an Event of Default, to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of the Administrative Agent or one or more Credit Parties, and to withdraw any such suit or other proceeding. The Credit Parties agree to lend every assistance requested by the Administrative Agent in respect of the foregoing, all at no cost or expense to the Administrative Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as the Administrative Agent may require in connection with making legal proof of any Account. The Credit Parties agree to reimburse the Administrative Agent in full for all court costs and attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by the Administrative Agent in connection with the foregoing, which obligation of the Credit Parties shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;
(g) to take or bring, in the name of the Administrative Agent or such Credit Party, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and
(h) to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into such Credit Party’s Cash Collateral Account or, at the option of the Administrative Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.
Section 7.3. Administrative Agent’s Authority Under Pledged Notes. For the better protection of the Administrative Agent and the Lenders hereunder, each Credit Party, as appropriate, has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with the Administrative Agent, for the benefit of the Lenders. Such Credit Party irrevocably authorizes and empowers the Administrative Agent, for the benefit of the Lenders, to, following the occurrence and during the continuation of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes;

(b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in the Administrative Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party’s name to each check or other writing received by the Administrative Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as the Administrative Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as the Administrative Agent, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate the Administrative Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.3 or prohibit the Administrative Agent from settling, withdrawing or dismissing any action, suit or proceeding or require the Administrative Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.
Section 7.4. Commercial Tort Claims. If any Credit Party shall at any time hold or acquire a Commercial Tort Claim, such Credit Party shall promptly notify the Administrative Agent thereof in a writing signed by such Credit Party, that sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE VIII. EVENTS OF DEFAULT
Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):
Section 8.1. Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any reimbursement obligation under any Letter of Credit that has been drawn shall not be paid in full when due and payable.
Section 8.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.3, 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.21(a) or (b), 5.26, 5.27, 5.28, 5.29 or 5.30 hereof.
Section 8.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to the Administrative Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to the Administrative Agent or the Lenders, or any thereof, shall be false or erroneous in any material respect.
Section 8.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.
Section 8.6. Subordinated Indenture. If (a) any “Event of Default” (as defined in the Subordinated Indenture) shall occur under any Subordinated Indenture; (b) the Obligations shall cease to be any of the following: “Senior Indebtedness”, “Guarantor Senior Indebtedness”, “Designated Senior Indebtedness”, and “Designated Guarantor Senior Indebtedness” under the Subordinated Indenture; (c) any Indebtedness other than the Obligations is designated as “Designated Senior Indebtedness” or “Designated Guarantor Senior Indebtedness” (as each term is defined in the Subordinated Indenture); or (d) any Indebtedness other than the Obligations is classified by Gibraltar as Indebtedness incurred pursuant to clause (l) of the second paragraph of Section 3.2 of the Subordinated Indenture.
Section 8.7. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could reasonably be expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.
Section 8.8. Change in Control. If any Change in Control shall occur.
Section 8.9. Judgments. There is entered against any Company:
(a) a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed the lesser of (i) the Revolving Credit Availability or (ii) Twenty-Five Million Dollars ($25,000,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider);
(b) one or more judgments, orders or decrees shall be entered against any Company involving a required divestiture or any material properties, assets or business reasonably estimated to have a fair value in excess of Ten Million Dollars ($10,000,000), and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days (or such longer period, not in excess of sixty (60) days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(c) any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
Section 8.10. Security. If any Lien granted in this Agreement or any other Loan Document in favor of the Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by the Administrative Agent, in its reasonable discretion) and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters.
Section 8.11. Validity of Loan Documents. If (a) any material provision, in the sole opinion of the Administrative Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders the benefits purported to be created thereby.
Section 8.12. Solvency. If any Company (other than a Non-Material Subsidiary) shall (a) except as permitted pursuant to Section 5.5 or 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United

States filed against it and the same shall not be controverted within ten days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities, and rights of contribution from other Persons); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.
ARTICLE IX. REMEDIES UPON DEFAULT
Notwithstanding any contrary provision or inference herein or elsewhere:
Section 9.1. Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, or 8.11 hereof shall occur, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrowers to:
(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lenders to issue any Letter of Credit, immediately shall be terminated; and/or
(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.
Section 9.2. Automatic Defaults. If any Event of Default referred to in Section 8.12 hereof shall occur:
(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lenders be obligated to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.
Section 9.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, the Borrowers shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrowers and any Guarantor of Payment to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrowers and any Guarantor of Payment to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit.
Section 9.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations (other than Obligations under the Alabama Metal Guaranty, the Diamond Perforated Guaranty and the Noll/Norwesco Guaranty) then owing by the Borrowers or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of any Borrower or Guarantor of Payment, all without notice to or demand upon any Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.
Section 9.5. Equalization Provisions.
(a) Equalization Within Commitments Prior to an Equalization Event. Each Revolving Lender agrees with the other Revolving Lenders that, if it at any time shall obtain any Advantage over the other Revolving Lenders, or any thereof, in respect of the Applicable Debt (except as to Swing Loans and Letters of Credit prior to the Administrative Agent’s giving of notice to participate and amounts under Article III hereof), such Revolving Lender, upon written request of the Administrative Agent, shall purchase from the other Revolving Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage. Each Term Lender agrees with the other Term Lenders that, if it at any time shall obtain any Advantage over the other Term Lenders, or any thereof, in respect of the Applicable Debt (except as to amounts under Article III hereof), such Term Lender shall purchase from the other Term Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage.

(b) Equalization Between Commitments After an Equalization Event. After the occurrence of an Equalization Event, each Lender agrees with the other Lenders that, if such Lender at any time shall obtain any Advantage over the other Lenders or any thereof determined in respect of the Obligations (including Swing Loans and Letters of Credit but excluding amounts under Article III hereof) then outstanding, such Lender shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage in respect of the Obligations. For purposes of determining whether or not, after the occurrence of an Equalization Event, an Advantage in respect of the Obligations shall exist, the Administrative Agent shall, as of the date that the Equalization Event occurs:
(i) add the Revolving Credit Exposure and the Term Loan Exposure to determine the equalization maximum amount (the “Equalization Maximum Amount”); and
(ii) determine an equalization percentage (the “Equalization Percentage”) for each Lender by dividing the aggregate amount of its Lender Credit Exposure by the Equalization Maximum Amount.
After the date of an Equalization Event, the Administrative Agent shall determine whether an Advantage exists among the Lenders by using the Equalization Percentage. Such determination shall be conclusive absent manifest error.
(c) Recovery of Amount. If any such Advantage resulting in the purchase of an additional participation as set forth in subsection (a) or (b) hereof shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.
(d) Application and Sharing of Set-Off Amounts. Each Lender further agrees with the other Lenders that, if it at any time shall receive any payment for or on behalf of a Borrower on any Indebtedness owing by such Borrower to that Lender (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other Indebtedness, by counterclaim or cross action, by enforcement of any right under any Loan Document, or otherwise), it shall apply such payment first to any and all Indebtedness owing by such Borrower to that Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders, or any thereof, pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6. Collateral. The Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by any Borrower or otherwise provided in law or equity. Upon the occurrence of an Event of Default and at all times thereafter, the Administrative Agent may require the Borrowers to assemble the Collateral, which each Borrower agrees to do, and make it available to the Administrative Agent and the Lenders at a reasonably convenient place to be designated by the Administrative Agent. The Administrative Agent may, with or without notice to or demand upon such Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to such Borrower. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to any Borrower personally or any other Person or property, all of which each Borrower hereby waives, and upon such terms and in such manner as the Administrative Agent may deem advisable, the Administrative Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to any Borrower or to any other Person in the case of any sale of Collateral that the Administrative Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Administrative Agent shall give the Borrowers not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Administrative Agent or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Administrative Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as the Administrative Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to the Borrowers, and each Borrower shall remain liable for any deficiency. In addition, the Administrative Agent shall at all times have the right to obtain new appraisals of any Borrower or the Collateral, the cost of which shall be paid by the Borrowers.
Section 9.7. Administrative Agent’s Rights to Occupy and Use Property of Credit Parties.
(a) After the occurrence and during the continuance of an Event of Default and as part of an exercise of remedies by the Administrative Agent under the Loan Documents, the Administrative Agent shall have the right to enter upon and into, and take possession of, all or such part or parts of the properties of the Credit Parties, including lands, plants, buildings, Equipment, Inventory and other property as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent, to permit or enable the Administrative Agent, or the Administrative Agent’s designee, to manufacture, produce, process, store or sell or complete the manufacture, production, processing, storing or sale of all or any part of the Collateral, as the Administrative Agent may elect, and to use and operate said properties for said purposes and for such length of time as the Administrative Agent may deem necessary or appropriate for such purposes without the payment of any compensation to any Credit Party therefor.

(b) The Administrative Agent is hereby granted a license or other right to use, without charge, after the occurrence and during the continuance of an Event of Default and as part of an exercise of remedies by the Administrative Agent under the Loan Documents, all of each Credit Party’s property, including, without limitation, all of such Credit Party’s labels, trademarks, copyrights, patents and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and such Credit Party’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit until the Secured Obligations are paid in full.
Section 9.8. Other Remedies. The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.
Section 9.9. Application of Proceeds.
(a) Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows (provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrowers first to the payment of all obligations (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Section 12.5 hereof and to the payment of Related Expenses):
(i) with respect to payments received in connection with the Revolving Credit Commitment, to the Revolving Lenders; and
(ii) with respect to payments received in connection with the Term Loan, to the Term Lenders.
(b) Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:
(i) first, to the payment of all obligations (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Section 12.5 hereof and to the payment of Related Expenses;
(ii) second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, and (C) any fees then accrued and payable to any Fronting Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;

(iii) third, for payment of principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Overall Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subsection (iii);
(iv) fourth, for payment of (A) the Indebtedness under any Designated Hedge Agreement with a Lender (or an entity that is an affiliate of a then existing Lender), such amount to be based upon the net termination obligation of the Borrowers under such Designated Hedge Agreement (subject to confirmation by the Administrative Agent of any calculation of termination or other payment amounts being made in accordance with normal industry practice), and (B) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; with such payment to be pro rata among (A) and (B) of this subsection (iv); and
(v) finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Administrative Borrower for distribution to the appropriate Borrowers, or to whomsoever shall be lawfully entitled thereto.
ARTICLE X. THE ADMINISTRATIVE AGENT
The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:
Section 10.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrowers or any other Company, or the financial condition of the Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 10.2. Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent.
Section 10.3. Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.
Section 10.4. Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
Section 10.5. Administrative Agent and Affiliates. KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 10.6. Knowledge or Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.
Section 10.7. Action by Administrative Agent. Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.
Section 10.8. Release of Collateral or Guarantor of Payment. In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event permitted pursuant to this Agreement, the Administrative Agent, at the request and expense of the Borrowers, is hereby authorized by the Lenders to (a) release the relevant Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement.
Section 10.9. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

Section 10.10. Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) ratably, according to their respective Overall Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.
Section 10.11. Successor Agent. The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Administrative Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Administrative Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders (or other appropriate holders of the Secured Obligations) shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 10.12. Fronting Lender. Each Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by such Fronting Lender and the documents associated therewith. Such Fronting Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by each Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included such Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to such Fronting Lender.
Section 10.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Administrative Agent”, as used in this Article X, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.
Section 10.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.15. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.
Section 10.16. Delivery of Certain Financial Information. The Administrative Agent shall make available to the Lenders, promptly after receipt thereof, the financial information required to be provided by the Borrower to the Administrative Agent pursuant to Sections 4.3 and 5.3 hereof.
Section 10.17. Other Agents. The Administrative Agent shall have the continuing right (subject to the titles awarded on the Closing Date) from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “arrangers” or other designations for purposes hereof, but (a) any such designation shall have no substantive effect, and (b) any such Lender and its affiliates shall have no additional powers, duties, responsibilities or liabilities as a result thereof.
ARTICLE XI. GUARANTY
Section 11.1. Guaranty by Borrowers. The Borrowers hereby unconditionally guarantee, for the benefit of the Designated Hedge Creditors, all of the Designated Hedge Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender). Upon failure by any Credit Party to pay punctually any of the Designated Hedge Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender), the Borrowers shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.
Section 11.2. Additional Undertaking. As a separate, additional and continuing obligation, the Borrowers unconditionally and irrevocably undertake and agree, for the benefit of the Designated Hedge Creditors that, should any Designated Hedge Obligations not be recoverable from any Borrower under Section 11.1 hereof for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective affiliates, or any other Person, at any time, the Borrowers as sole, original and independent obligors, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Designated Hedge Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

Section 11.3. Guaranty Unconditional. The obligations of the Borrowers under this Article XI shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:
(a) any extension, renewal, settlement, compromise, waiver or release in respect to the Designated Hedge Obligations under any agreement or instrument, by operation of law or otherwise;
(b) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Designated Hedge Obligation;
(c) any release, non-perfection or invalidity of any direct or indirect security for the Designated Hedge Obligations under any agreement or instrument evidencing or relating to any Designated Hedge Obligation;
(d) any change in the corporate existence, structure or ownership of any Credit Party or other Company or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Company or its assets or any resulting release or discharge of any obligation of any Credit Party or other Company contained in any agreement or instrument evidencing or relating to any of the Designated Hedge Obligations;
(e) the existence of any claim, set-off or other rights that the Borrowers may have at any time against any other Credit Party, the Administrative Agent, any Lender, any affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;
(f) any invalidity or unenforceability relating to or against any other Credit Party, for any reason, of any agreement or instrument evidencing or relating to any of the Designated Hedge Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Designated Hedge Obligations; or
(g) any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Article XI, constitute a legal or equitable discharge of the Borrowers’ obligations under this Article XI other than the irrevocable payment in full of all of the Designated Hedge Obligations.
Section 11.4. Borrowers’ Obligations to Remain in Effect; Restoration.
(a) the Borrowers’ obligations under this Article XI shall remain in full force and effect until the Commitment shall have terminated, and the principal of and interest on the Loans and Designated Hedge Obligations, and all other amounts payable by the Borrowers, any other Credit Party or other Company, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Designated Hedge Obligations, shall have been paid in full; provided that, if the Commitment shall have been terminated and all of the Obligations paid in full, then, if any obligations shall remain outstanding under the Designated Hedge Agreements, then the Borrowers shall cash collateralize, in form and substance satisfactory to the Administrative Agent, such obligations based on the net termination value of such Designated Hedge Agreements on such termination date.
(b) If at any time any payment of any of the Designated Hedge Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrowers’ obligations under this Article XI with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
Section 11.5. Certain Waivers. The Borrowers irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.
Section 11.6. Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Borrowers shall have no rights, by operation of law or otherwise, upon making any payment under this Article XI to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.
Section 11.7. Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Designated Hedge Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Designated Hedge Obligations shall nonetheless be payable by the Borrowers under this Article XI forthwith on demand by the Administrative Agent.
Section 11.8. Effect of Breach of Article XI. Notwithstanding anything in this Agreement to the contrary, if any Borrower shall fail or omit to perform and observe any agreement or other provision set forth in this Article XI, such failure or omission shall not be a Default or Event of Default hereunder unless such failure or omission would constitute a Default or Event of Default hereunder independent of its obligations under this Article XI.
ARTICLE XII. MISCELLANEOUS
Section 12.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender.

Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.
Section 12.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.
Section 12.3. Amendments, Waivers and Consents.
(a) General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b) Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) of this Section 12.3:
(i) Consent of Affected Lenders Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 12.3) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of pro rata application of any payments made by the Borrowers to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) increase the percentage advance rates set forth in the definition of Borrowing Base contained in the Agreement, without the consent of each Revolving Lender, (F) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (G) without the unanimous consent of the Lenders, release the Borrowers or any Guarantor of Payment or of any material amount of collateral securing the Secured Obligations, except in connection with a transaction specifically permitted hereunder, or (H) without the unanimous consent of the Lenders, amend this Section 12.3 or Section 9.5 or 9.9 hereof.

(ii) Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of a Fronting Lender in its capacity as such shall be amended, modified or waived without the consent of such Fronting Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.
(c) Replacement of Non-Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not the Non-Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrowers), at the sole expense of the Borrowers, upon notice to such Non-Consenting Lender and the Borrowers, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.10 hereof) all of its interests, rights and obligations under this Agreement to a financial institution acceptable to the Administrative Agent and the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Administrative Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).
(d) Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 12.3, regardless of its failure to agree thereto.
Section 12.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during a Business Day, such Business Day, otherwise the following Business Day) or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case with telephonic confirmation of receipt. All notices hereunder shall not be effective until received. For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrowers shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.
Section 12.5. Costs, Expenses and Documentary Taxes. The Borrowers agree to pay on demand all reasonable costs and expenses of the Administrative Agent and all reasonable Related Expenses, including but not limited to (a) Protective Advances, (b) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (c) extraordinary expenses of the Administrative Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (d) the reasonable fees and out-of-pocket expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. The Borrowers also agree to pay on demand all costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, the Borrowers shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 12.5 shall survive any termination of this Agreement.
Section 12.6. Indemnification. Each Borrower agrees to defend, indemnify and hold harmless the Administrative Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor the Administrative Agent shall have the right to be indemnified under this Section 12.6 for its own (or its respective affiliates’, officers’, directors’, attorneys’, agents’ or employees’) gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. All obligations provided for in this Section 12.6 shall survive any termination of this Agreement.

Section 12.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrowers and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtors and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.
Section 12.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
Section 12.9. Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by each Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each of the Lenders and their respective successors and permitted assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and all of the Lenders.
Section 12.10. Lender Assignments.
(a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c) or Section 9.5 hereof.
(b) Prior Consent. No assignment may be consummated pursuant to this Section 12.10 without the prior written consent of the Administrative Borrower and the Administrative Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of the Administrative Borrower and the Administrative Agent shall not be unreasonably withheld; provided that (i) the consent of the Administrative Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist and (ii) the Administrative Borrower shall be deemed to have granted its consent unless the Administrative Borrower has expressly objected to such assignment within five Business Days after notice thereof. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.
(d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to the Administrative Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).
(e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to the Administrative Borrower and the Administrative Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to the Administrative Agent such additional amendments, assurances and other writings as the Administrative Agent may reasonably require.
(f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, the Administrative Agent and the Borrowers) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), the Administrative Agent and the Borrowers) either U.S. Internal Revenue Service Form W-8ECI, Form W-8IMY or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, the Administrative Agent and the Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to the Administrative Agent and the Borrowers) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
(g) Deliveries by Borrowers. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, the Borrowers shall execute and deliver (i) to the Administrative Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by the Borrowers in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to the Administrative Borrower marked “replaced”.

(h) Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 12.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.
(i) Administrative Agent to Maintain Register. The Administrative Agent shall maintain at the address for notices referred to in Section 12.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
Section 12.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:
(a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
(b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
(c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;
(d) such Participant shall be bound by the provisions of Section 9.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and
(e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or
(ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.
The Borrowers agree that any Lender that sells participations pursuant to this Section 12.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of the Borrowers shall not increase as a result of such transfer and the Borrowers shall have no obligation to any Participant.
Section 12.12. Replacement of Affected Lenders. Each Lender agrees that, during the time in which any Lender is an Affected Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Administrative Borrower), at the sole expense of the Borrowers, upon notice to such Affected Lender and the Administrative Borrower, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.10 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by the Administrative Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Affected Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section 2.7(f) and (g) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Administrative Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).
Section 12.13. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 12.14. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
Section 12.15. Investment Purpose. Each of the Lenders represents and warrants to the Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.
Section 12.16. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed in connection with the Prior Credit Agreements (as such documents may have been amended or replaced) and on or as of the Closing Date, integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
Section 12.17. Confidentiality. The Administrative Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of the Administrative Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, the Administrative Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of the Borrowers with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 12.17); (c) to the parent corporation or other affiliates of the Administrative Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, the Administrative Agent or such Lender, as applicable, shall notify the chief financial officer of the Administrative Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, the Administrative Agent, each Lender, the Borrowers and their Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other

Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any Lender, the Borrowers or their Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Each Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section 12.17 shall not relieve any Borrower of any of the obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.
Section 12.18. Limitations on Liability of the Fronting Lenders. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any Fronting Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by a Fronting Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against a Fronting Lender, and a Fronting Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) such Fronting Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) such Fronting Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, a Fronting Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.
Section 12.19. General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any Fronting Lender or any other Person against the Administrative Agent, any Fronting Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrowers, each Lender, the Administrative Agent and each Fronting Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor. As of the Closing Date, each Credit Party hereby waives and releases the Administrative Agent and each of the Lenders, and their respective directors, officers, employees, attorneys, affiliates and subsidiaries, from any and all claims, offsets, defenses and counterclaims of which any Credit Party is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

Section 12.20. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, any other Companies, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.
Section 12.21. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
Section 12.22. Judgment Currency.
(a) This in an international transaction in which the obligations of the Credit Parties under this Agreement to make payment to or for account of the Administrative Agent or the Lenders in a specified currency (“Original Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (“Judgment Currency”) except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or such Lender of the full amount in Original Currency payable to the Administrative Agent or such Lender under this Agreement.
(b) If the Administrative Agent, on behalf of the Lenders, or any other holder of the Obligations (the “Applicable Creditor”), obtains a judgment or judgments against any Credit Party in respect of any sum adjudged to be due to the Administrative Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) in a Judgment Currency other than the Original Currency, the obligations of such Credit Party in connection with such judgment shall be discharged only to the extent that (i) on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, such Applicable Creditor, in accordance with the normal banking procedures in the relevant jurisdiction, can purchase the Original Currency with the Judgment Currency, and (ii) if the amount of Original Currency so purchased is less than the amount of Original Currency that could have been purchased with the Judgment Amount on the date or dates the Judgment Currency was originally due and owing to the Administrative Agent or the Lenders hereunder (the “Loss”), such Credit Party or Borrower, as a separate obligation and notwithstanding any such judgment, indemnifies the Administrative Agent or such Lender, as the case may be, against such Loss. The Borrowers hereby agree to such indemnification. For purposes of determining the equivalent in one currency of another currency as provided in this Section 12.22, such amount shall include any premium and costs payable in connection with the conversion into or from any currency. The obligations of the Credit Parties contained in this Section 12.22 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 12.23. Governing Law; Submission to Jurisdiction.
(a) Governing Law. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of the Borrowers, the Administrative Agent, and the Lenders shall be governed by New York law, without regard to principles of conflicts of laws.
(b) Submission to Jurisdiction. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York County, New York over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 12.24. DESIGNATED SENIOR INDEBTEDNESS. THE INDEBTEDNESS EVIDENCED BY THIS AGREEMENT, EACH OF THE NOTES, EACH OF THE SECURITY DOCUMENTS AND EACH OTHER LOAN DOCUMENT IS AND SHALL AT ALL TIMES CONSTITUTE “DESIGNATED SENIOR INDEBTEDNESS” UNDER THE PROVISIONS OF THE SUBORDINATED INDENTURE. THE INDEBTEDNESS EVIDENCED BY THE GUARANTIES OF PAYMENT SHALL AT ALL TIMES CONSTITUTE “DESIGNATED GUARANTOR SENIOR INDEBTEDNESS” UNDER THE PROVISIONS OF THE SUBORDINATED INDENTURE.
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JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
IN WITNESS WHEREOF, the parties have executed and delivered this Fourth Amended and Restated Credit Agreement as of the date first set forth above.

Address:	3556 Lake Shore Road	GIBRALTAR INDUSTRIES, INC.
Buffalo, New York 14219
	Attention: Kenneth W. Smith	By:

Kenneth W. Smith
Chief Financial Officer

Address:	3556 Lake Shore Road	GIBRALTAR STEEL CORPORATION OF NEW YORK
Buffalo, New York 14219
	Attention: Kenneth W. Smith	By:

Kenneth W. Smith
Chief Financial Officer

Address:	127 Public Square	KEYBANK NATIONAL ASSOCIATION
	Cleveland, Ohio 44114-1306	as the Administrative Agent and as a Lender
Attention: Asset Based Lending
By:

Name:

Title:

Address:		M&T BANK

as Co-Documentation Agent and as a Lender

	Attention:	By:

Name:

Title:

Address:		JPMORGAN CHASE BANK, N.A.

as Co-Syndication Agent and as a Lender

	Attention:	By:

Name:

Title:

Address:		BANK OF AMERICA, N.A.

as Co-Syndication Agent and as a Lender

	Attention:	By:

Name:

Title:

Address:		RBS CITIZENS, NATIONAL ASSOCIATION

as Co-Documentation Agent and as a Lender

	Attention:	By:

Name:

Title:

Address:		HSBC BANK USA, NATIONAL ASSOCIATION

as Co-Documentation Agent and as a Lender

	Attention:	By:

Name:

Title:

Address:		FIRST NIAGARA BANK, N.A.

By:

	Attention:	Name:

Title:

Address:		PNC BANK, NATIONAL ASSOCIATION

By:

	Attention:		Name:

Title:

Address:		COMERICA BANK

By:

	Attention:		Name:

Title:

Address:		TRISTATE CAPITAL BANK

By:

	Attention:		Name:

Title:

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE

$	October 11, 2011
FOR VALUE RECEIVED, the undersigned, GIBRALTAR INDUSTRIES, INC., a Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers”, and individually, each a “Borrower”), jointly and severally, promise to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of                      (“Lender”), at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

[	AND 00/100]	DOLLARS
or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to the Borrowers pursuant to Section 2.2(a) of the Credit Agreement, whichever is less (or, in the event of currency fluctuations on Alternate Currency Loans, such greater amount as may be outstanding), in lawful money of the United States of America; provided that Revolving Loans that are Alternate Currency Loans, as defined in the Credit Agreement, shall be payable in the applicable Alternate Currency, as defined in the Credit Agreement, at the place or places designated in the Credit Agreement. The Borrowers also agree to pay any additional amount that is required to be paid pursuant to Section 12.22 of the Credit Agreement.
As used herein, “Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of October 11, 2011, among the Borrowers, the Lenders, as defined therein, KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders (the “Administrative Agent”), JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, and M&T Bank, RBS Citizens, National Association and HSBC Bank USA, National Association, as co-documentation agents, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
The Borrowers also promise to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.
The portions of the principal sum hereof from time to time representing Base Rate Loans and LIBOR Fixed Rate Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.
This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
The Borrowers hereby designate all Indebtedness and other obligations now or hereafter incurred or otherwise outstanding under this Note, the Credit Agreement and the other Loan Documents, as defined in the Credit Agreement, to be “Designated Senior Indebtedness” and “Senior Indebtedness”, as each term is defined in the Subordinated Indenture.
Except as expressly provided in the Credit Agreement, each Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.
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JURY TRIAL WAIVER. EACH BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

GIBRALTAR INDUSTRIES, INC.

By:

Name:

Title:

GIBRALTAR STEEL CORPORATION OF NEW YORK

By:

Name:

Title:

EXHIBIT B
FORM OF
SWING LINE NOTE

$10,000,000	October 11, 2011
FOR VALUE RECEIVED, the undersigned, GIBRALTAR INDUSTRIES, INC., a Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers”, and individually, each a “Borrower”), jointly and severally, promise to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

TEN MILLION AND 00/100	DOLLARS
or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to the Borrowers pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.
As used herein, “Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of October 11, 2011, among the Borrowers, the Lenders, as defined therein, KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders (the “Administrative Agent”), JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, and M&T Bank, RBS Citizens, National Association and HSBC Bank USA, National Association, as co-documentation agents, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
The Borrowers also promise to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.
The principal sum hereof from time to time, and the payments of principal and interest thereon, shall be shown on the records of the Swing Line Lender by such method as the Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.
This Note is the Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
The Borrowers hereby designate all Indebtedness and other obligations now or hereafter incurred or otherwise outstanding under this Note, the Credit Agreement and the other Loan Documents, as defined in the Credit Agreement, to be “Designated Senior Indebtedness” and “Senior Indebtedness”, as each term is defined in the Subordinated Indenture.
Except as expressly provided in the Credit Agreement, each Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.
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JURY TRIAL WAIVER. EACH BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

GIBRALTAR INDUSTRIES, INC.

By:

Name:

Title:

GIBRALTAR STEEL CORPORATION OF NEW YORK

By:

Name:

Title:

EXHIBIT C
FORM OF
TERM NOTE

$	October 11, 2011
FOR VALUE RECEIVED, the undersigned, GIBRALTAR INDUSTRIES, INC., a Delaware corporation, and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers”, and individually, each a “Borrower”), jointly and severally, promise to pay to the order of  _____  (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

[ AND 00/100]	DOLLARS
in lawful money of the United States of America in consecutive principal payments as set forth in the Credit Agreement (as hereinafter defined).
As used herein, “Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of October 11, 2011, among the Borrowers, the Lenders, as defined therein, KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders (the “Administrative Agent”), JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, and M&T Bank, RBS Citizens, National Association and HSBC Bank USA, National Association, as co-documentation agents, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
The Borrowers also promise to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding, from the date of the Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(c) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(c); provided that interest on any principal portion that is not paid when due shall be payable on demand.
The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Note.
If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Term Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
The Borrowers hereby designate all Indebtedness and other obligations now or hereafter incurred or otherwise outstanding under this Note, the Credit Agreement and the other Loan Documents, as defined in the Credit Agreement, to be “Designated Senior Indebtedness” and “Senior Indebtedness”, as each term is defined in the Subordinated Indenture.
Except as expressly provided in the Credit Agreement, each Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.
[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. EACH BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

GIBRALTAR INDUSTRIES, INC.

By:

Name:

Title:

GIBRALTAR STEEL CORPORATION OF NEW YORK

By:

Name:

Title:

EXHIBIT D
FORM OF
NOTICE OF LOAN
                                        , 20____
KeyBank National Association, as the Administrative Agent
127 Public Square
1800 Key Center
Cleveland, Ohio 44114-0616
Attention: Asset Based Lending
Ladies and Gentlemen:
The undersigned, GIBRALTAR INDUSTRIES, INC., a Delaware corporation, (the “Administrative Borrower”) refers to the Fourth Amended and Restated Credit Agreement, dated as of October 11, 2011 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among the Administrative Borrower, GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (together with the Administrative Borrower, collectively, the “Borrowers”), the Lenders, as defined in the Credit Agreement, KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders (the “Administrative Agent”), JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, and M&T Bank, RBS Citizens, National Association and HSBC Bank USA, National Association, as co-documentation agents, and hereby gives you notice, pursuant to Section 2.6 of the Credit Agreement that the Borrowers hereby request [a Loan (the “Proposed Loan”)][an interest change with respect to a portion of a Term Loan (the “Term Loan Interest Change”)], and in connection therewith sets forth below the information relating to the [Proposed Loan][Term Loan Interest Change] as required by Section 2.6 of the Credit Agreement:
(a)	The Borrower requesting the [Proposed Loan][Term Loan Interest Change] is _____.

(b)	The [Proposed Loan is to be][Term Loan Interest Change is for]: a Revolving Loan _____/ the Term Loan _____. (Check one.)

(c)	The Business Day of the [Proposed Loan][Term Loan Interest Change] is _____, 20__.

(d)	The amount of the [Proposed Loan][Term Loan Interest Change] is $_____.

(e)	The Proposed Loan is to be a: Base Rate Loan _____/ Eurodollar Loan _____/ Alternate Currency Loan _____/ Swing Loan _____. (Check one.)

The Term Loan Interest Change is to be a: Base Rate Loan _____/ Eurodollar Loan _____. (Check one.)

(f)	If the [Proposed Loan][Term Loan Interest Change]is a LIBOR Fixed Rate Loan, the Interest Period requested is one month _____, two months _____, three months _____, or six months (Check one.)

(g)	If the Proposed Loan is an Alternate Currency Loan, the Alternate Currency requested is _____.
The undersigned hereby certifies on behalf of the Borrowers that the following statements are true on the date hereof, and will be true on the date of the [Proposed Loan][Term Loan Interest Change]:
(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the [Proposed Loan][Term Loan Interest Change] and the application of the proceeds therefrom, as though made on and as of such date;
(ii) no event has occurred and is continuing, or would result from such [Proposed Loan][Term Loan Interest Change], or the application of proceeds therefrom, that constitutes a Default or Event of Default; and
(iii) the conditions set forth in Section 2.6 and Article IV of the Credit Agreement have been satisfied.

GIBRALTAR INDUSTRIES, INC.

By:

Name:

Title:

EXHIBIT E
FORM OF
COMPLIANCE CERTIFICATE
For Fiscal Quarter ended
THE UNDERSIGNED HEREBY CERTIFIES THAT:
(1) I am the duly elected [President] or [Chief Financial Officer] of GIBRALTAR INDUSTRIES, INC., a Delaware corporation (the “Administrative Borrower”, and together with GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation, collectively, the “Borrowers”);
(2) I am familiar with the terms of that certain Fourth Amended and Restated Credit Agreement, dated as of October 11, 2011, among the Borrowers, the lenders from time to time named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, and M&T Bank, RBS Citizens, National Association and HSBC Bank USA, National Association, as co-documentation agents (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Companies during the accounting period covered by the attached financial statements;
(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;
(4) The representations and warranties made by the Borrowers contained in each Loan Document are true and correct as though made on and as of the date hereof; and
(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, and the calculation of Excess Cash Flow, which calculations show compliance with the terms thereof.
IN WITNESS WHEREOF, I have signed this certificate the _____ day of _____, 20 _____.

GIBRALTAR INDUSTRIES, INC.

By:

Name:

Title:

EXHIBIT F
FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT
DATE:
Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of October 11, 2011 (as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”), among GIBRALTAR INDUSTRIES, INC., a Delaware corporation and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, the “Borrowers” and, individually, each a “Borrower”), the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders (the “Administrative Agent”), JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, and M&T Bank, RBS Citizens, National Association and HSBC Bank USA, National Association, as co-documentation agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement
 _____  (the “Assignor”) and  _____  (the “Assignee”) hereby agree as follows:
1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof that represents the percentage interest specified in Item 4 of Annex I (the “Assigned Share”) of all of the Assignor’s outstanding rights and obligations under the Credit Agreement indicated in Item 4 of Annex I, including, without limitation, all rights and obligations with respect to the Assigned Share of the Assignor’s Commitment, the Loans, the Letters of Credit (including drawn and unreimbursed amounts), and the Notes (if any) held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment will be as set forth in Item 4 of Annex I.
2. The Assignor (a) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment and Acceptance Agreement (this “Assignment Agreement”), that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or security interests; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any of their Subsidiaries or the performance or observance by the Borrowers or any of the other Credit Parties of any of their obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement; (b) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with the terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) to the extent legally entitled to do so, attaches the forms described in Section 12.10(e) of the Credit Agreement.
4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment Agreement shall be the date of execution hereof by the Assignor, the Assignee and the consent hereof by the Administrative Agent and the receipt by the Administrative Agent of the administrative fee referred to in Section 12.10(d) of the Credit Agreement, unless otherwise specified in Item 5 of Annex I hereto (the “Settlement Date”).
5. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.
6. It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (a) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I, (b) all facility fees (if applicable) on the Assigned Share of the Commitment at the rate specified in Item 7 of Annex I, and (c) all Letter of Credit fees (if applicable) on the Assignee’s participation in all Letters of Credit at the rate specified in Item 8 of Annex I hereto, that, in each case, accrue on and after the Settlement Date, such interest and, if applicable, facility fees and Letter of Credit fees, to be paid by the Administrative Agent, upon receipt thereof from the Borrowers, directly to the Assignee. It is further agreed that all payments of principal made by the Borrowers on the Assigned Share of the Loans that occur on and after the Settlement Date will be paid directly by Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing that represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement that are outstanding on the Settlement Date, net of any closing costs, and that are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF THE ASSIGNOR]

By:

Name:

Title:

[NAME OF ASSIGNEE]

By:

Name:

Title:

Acknowledged and Agreed:

KEYBANK NATIONAL ASSOCIATION
as the Administrative Agent

By:
Name:
Title:

ANNEX I
TO
ASSIGNMENT AND ASSUMPTION AGREEMENT
1.	The Borrowers:
GIBRALTAR INDUSTRIES, INC. and GIBRALTAR STEEL CORPORATION OF NEW YORK
2.	Name and Date of Credit Agreement:
Fourth Amended and Restated Credit Agreement dated as of October 11, 2011, among Gibraltar Industries, Inc., Gibraltar Steel Corporation of New York, KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, M&T Bank, RBS Citizens, National Association and HSBC Bank USA, National Association, as co-documentation agents, and the Lenders named therein.
3.	Date of Assignment Agreement:
_________ ___, 20_____
4.	Amounts (as of date of item #3 above):

	Commitment		Loans
Aggregate Amount for all Lenders	$		$
Assigned Share		%		%
Amount of Assigned Share	$		$
Amount Retained by the Assignor	$		$
5.	Settlement Date:
_________ ___, _____

6.	Rate of Interest to the Assignee:	As set forth in Section 2.4 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).

7.	Facility Fee:	As set forth in Section 2.9(a) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).

8.	Letter of Credit Fees:	As set forth in Section 2.2(b) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).
9.	Notices:

ASSIGNOR:	ASSIGNEE:

Attention:	Attention:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
10.	Payment Instructions:

ASSIGNOR:	ASSIGNEE:

ABA No.	ABA No.
Account No.:	Account No.:
Reference:	Reference:
Attention:	Attention:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

SCHEDULE 1
COMMITMENTS OF LENDERS

	REVOLVING	REVOLVING
	CREDIT	CREDIT	TERM LOAN	TERM LOAN
	COMMITMENT	COMMITMENT	COMMITMENT	COMMITMENT	MAXIMUM
LENDERS	PERCENTAGE	AMOUNT	PERCENTAGE	AMOUNT	AMOUNT
KeyBank National Association	14.47%	$28,936,170.21	14.47%	$5,063,829.79	$34,000,000.00
M&T Bank	12.34%	$24,680,851.06	12.34%	$4,319,148.94	$29,000,000.00
JPMorgan Chase Bank, N.A.	12.34%	$24,680,851.06	12.34%	$4,319,148.94	$29,000,000.00
Bank of America, N.A.	12.34%	$24,680,851.06	12.34%	$4,319,148.94	$29,000,000.00
RBS Citizens, National Association	12.34%	$24,680,851.06	12.34%	$4,319,148.94	$29,000,000.00
HSBC Bank USA, National Association	10.64%	$21,276,595.74	10.64%	$3,723,404.26	$25,000,000.00
First Niagara Bank, N.A.	8.51%	$17,021,276.60	8.51%	$2,978,723.40	$20,000,000.00
PNC Bank, National Association	6.38%	$12,765,957.45	6.38%	$2,234,042.55	$15,000,000.00
Comerica Bank	6.38%	$12,765,957.45	6.38%	$2,234,042.55	$15,000,000.00
TriState Capital Bank	4.26%	$8,510,638.30	4.26%	$1,489,361.70	$10,000,000.00

Total Commitment Amount	100%	$200,000,000.00	100%	$35,000,000.00	$235,000,000.00

SCHEDULE 2
GUARANTORS OF PAYMENT
Air Vent Inc., a Delaware corporation
Alabama Metal Industries Corporation, a Delaware corporation
AMICO Holding Company, Inc., a Delaware corporation
Appleton Supply Co., Inc., a Delaware corporation
Construction Metals, LLC, a California limited liability company
Diamond Perforated Metals, Inc., a California corporation
The D.S. Brown Company, an Ohio corporation
D.S.B. Holding Corp., a Delaware corporation
Florence Corporation, an Illinois corporation
Florence Corporation of Kansas, a Kansas corporation
Gibraltar Strip Steel, Inc., a Delaware corporation
Noll/Norwesco, LLC, a Delaware limited liability company
Pacific Award Metals, Inc., a California corporation
Sea Safe, Inc., a Louisiana corporation
Solar Group, Inc., a Delaware corporation
Solar of Michigan, Inc., a Delaware corporation
Southeastern Metals Manufacturing Company, Inc., a Florida corporation

SCHEDULE 2.2
EXISTING LETTERS OF CREDIT

		Current	Expiry
Alias	Borrower	Amount	Date	Beneficiary
S310867000A	Alabama Metal Industries Corporation	50,000.00	11/14/11	United States Fire Insurance
S310868000A	Alabama Metal Industries Corporation	300,000.00	11/14/11	Lumbermen’s Underwriting
S310869000A	Alabama Metal Industries Corporation	779,390.00	11/14/11	Liberty Mutual Insurance Company
CPCS828459	Florence Corporation of Kansas	4,846,028.38	4/15/12	U.S. Bank National Association, as Trustee
S321771000A	Florence Corporation of Kansas	76,500.00	1/30/12	Royal Touch
S321786000A	Florence Corporation of Kansas	80,000.00	2/10/12	Jindal
S320351000A	Gibraltar Industries, Inc.	1,700,000.00	12/31/12	Travelers Indemnity Co
S321574000A	Gibraltar Industries, Inc.	1,000,000.00	3/30/12	Acstar
S321575000A	Gibraltar Industries, Inc.	100,000.00	3/30/12	Acstar
S321723000A	Gibraltar Industries, Inc.	90,000.00	12/30/12	Alom
S310073000A	Gibraltar Steel Corporation of New York	220,000.00	4/2/12	Federal Insurance Company
S310242000A	Gibraltar Steel Corporation of New York	4,350,000.00	4/16/12	Employers Insurance of W. Binkley
S310264000A	Gibraltar Steel Corporation of New York	700,000.00	4/23/12	Zurich American Insurance
S310718000A	Gibraltar Steel Corporation of New York	50,000.00	9/13/12	North River Insurance Co
All Existing Letters of Credit have been issued by KeyBank, other than Alias CPCS828459 which was issued by JPMorgan Chase.

SCHEDULE 2.14
DESIGNATED HEDGE AGREEMENTS
None as of the Closing Date.

SCHEDULE 3
BORROWING BASE COMPANIES
Air Vent Inc.
Alabama Metal Industries Corporation
AMICO Holding Company, Inc.
Appleton Supply Company, Inc.
Construction Metals, LLC
Diamond Perforated Metals, Inc.
The D.S. Brown Company
D.S.B. Holding Corp.
Florence Corporation
Noll/Norwesco, LLC
Pacific Award Metals, Inc.
Sea Safe, Inc.
Solar Group, Inc.
Southeastern Metals Manufacturing Company, Inc.

SCHEDULE 4
REAL PROPERTY
The following parcels of real property owned by the Borrowers and/or the Subsidiaries that are subject to a Mortgage or Deed of Trust as required pursuant to the terms of the Agreement:
(a)	3011 70th Avenue East, Fife Washington 98424

(b)	1320 Performance Drive, Stockton, California 95206

(c)	107 Fellowship Road, Taylorville, Mississippi 39168

(d)	3240 & 3245 Fayette Avenue, Birmingham, Alabama 35208

(e)	11093 Beach Avenue, Fontana, California 92335

(f)	7300 W. Sunnyview Avenue, Visalia, California 93291

(g)	825 County Road 606, Dayton, Texas 77535

(h)	212 North 1330 West Street, Orem, Utah 84059

(i)	418 N. Front Street, Orrick, Missouri 64077

(j)	1710 South 21st Street, Clinton, Iowa 52732

(k)	1905 West Haskell Street, Appleton, Wisconsin 54914

(l)	927 South Grider Street, Appleton, Wisconsin 54914

(m)	300 E. Cherry Street, North Baltimore, Ohio 45872

SCHEDULE 5
PLEDGED SECURITIES

		Total
		Shares/Equity	Ownership
		Interests	Percentage	Certificate No.	% of Interest
Credit Party	Issuer	Outstanding	of the Pledgor	(if any)	Pledged

Gibraltar Steel Corporation of New York	Air Vent Inc.	249	100%	7	100%

Gibraltar Steel Corporation of New York	Solar of Michigan, Inc.	100	100%	1	100%

Gibraltar Steel Corporation of New York	Southeastern Metals Manufacturing Company, Inc.	252,021.7891	100%	217	100%

Gibraltar Steel Corporation of New York	Gibraltar Strip Steel, Inc.	5 shares of Class A	100%	21	100%

		5 shares of Class B		22

Gibraltar Steel Corporation of New York	GSC Flight Services Corp.	100 shares	100%	1	100%

Gibraltar Industries, Inc.	Appleton Supply Co., Inc.	1,000	100%	1	100%

Gibraltar Industries, Inc.	Florence Corporation	2,440	100%	182	100%

Gibraltar Industries, Inc.	Gibraltar Steel Corporation of New York	101	100%	C-24	100%

Gibraltar Industries, Inc.	Solar Group, Inc.	1,000	100%	1	100%

		Total
		Shares/Equity	Ownership
		Interests	Percentage	Certificate No.	% of Interest
Credit Party	Issuer	Outstanding	of the Pledgor	(if any)	Pledged

Gibraltar Industries, Inc.	Gibraltar Industries Germany GmbH**	€25,000	100%	None	*

Gibraltar Industries, Inc.	Gibraltar Industries (UK) Limited**	1 Ordinary Share	100%	2	*

Gibraltar Industries, Inc.	AMICO Holding Company, Inc.	500	100%	1	100%

Gibraltar Industries, Inc.	D.S. B. Holding Corp.	66,749.90 Common	100%	10	100%

		65,750.10 Preferred		P-10

D.S. B. Holding Corp.	The D.S. Brown Company	1,000	100%	1	100%

AMICO Holding Company, Inc.	Alabama Metal Industries Corporation	110	100%	28 and 29	100%

Southeastern Metals Manufacturing Company, Inc.	Pacific Award Metals, Inc.	192,000	100%	34	100%

Member: Pacific Award Metals, Inc.	Construction Metals, LLC	100%	100%	None	100%

Member: Pacific Award Metals, Inc.	Noll/Norwesco, LLC	100%	100%	2	100%

		Total
		Shares/Equity	Ownership
		Interests	Percentage	Certificate No.	% of Interest
Credit Party	Issuer	Outstanding	of the Pledgor	(if any)	Pledged

Alabama Metal Industries Corporation	Diamond Perforated Metals, Inc.	1,000,000	100%	7	100%

Alabama Metal Industries Corporation	Sea Safe, Inc.	15,008 Common Stock	100%	56	100%

Alabama Metal Industries Corporation	AMICO Canada, Inc.**	1,750,000	100%	C-1	*

Florence Corporation	Florence Corporation of Kansas	2,490	100%	1	100%

*	100% of non-voting shares and equity interests and 65% of voting shares or equity interest constitute Pledged Securities

**	Foreign Subsidiaries

SCHEDULE 5.8
INDEBTEDNESS
1.	Lease Agreement by and between the City of Manhattan, Kansas and Florence of Kansas dated as of April 1, 2003, as amended, which as of the Closing Date has an outstanding balance of $4,816,000.

2.	Two capitalized leases for forklifts entered into by Pacific Award Metals, Inc. with a current outstanding balance of $27,262.

SCHEDULE 5.9
LIENS
(a)	Liens in connection with a certain Collateral Assignment of Lease from Florence Corporation of Kansas to JP Morgan Chase Bank, N.A., dated as of April 1, 2010.

(b)	Liens referenced on the attached UCC search chart.

GIBRALTAR

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Gibraltar Industries, Inc.	DE	SOS	De Lage Landen Financial Services, Inc.	File No: 50184714 File Date: 1/17/05 Continuation: File No.: 94139389 File Date: 12/28/09	Leased Equipment pursuant to Master Lease #514
Gibraltar Industries, Inc.	DE	SOS	Pacific Rim Capital, Inc. Assignee: Pullman Bank & Trust	File No: 50665894
File Date: 3/2/05

Amendment: 50671439
File Date: 3/2/05

Amendment: 50672569
File Date: 3/2/05

Assignment: 52887140 File Date: 9/19/05

Continuation:
File No.: 00456321
				File Date: 2/11/10	Leased Equipment pursuant to Master Lease Equipment Schedule #2; Computers, Fork Trucks & various equipment Filed for informational and precautionary purposes
Gibraltar Industries, Inc.	DE	SOS	Pacific Rim Capital, Inc. Assignee: Pullman Bank & Trust Assignee: U.S. Bank National Association	File No: 50814641 File Date: 3/15/05 Assignment: 52879295 File Date: 9/19/05 Continuation: File No.: 00513659 File Date: 2/17/10 Assignment: File No.: 01166333 File Date:4/6/10	Leased Equipment pursuant to Master Lease Equipment Schedule #3; Forklifts and related equipment Filed for informational and precautionary purposes

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Gibraltar Industries, Inc.	DE	SOS	Pacific Rim Capital, Inc. Assignee: Pullman Bank & Trust Assignee: U S Bank National Association	File No: 51791905 File Date: 6/10/05 Assignment: 53896645 File Date: 12/15/05 Continuation: File No.: 02033664 File Date: 6/10/10 Assignment: File No.: 02156150 File Date: 6/10/10	Leased Equipment pursuant to Master Lease Equipment Schedule #4; EASi Reach Trucks and related equipment Filed for informational and precautionary purposes
Gibraltar Industries, Inc.	DE	SOS	Pacific Rim Capital, Inc. Assignee: Park National Bank Assignee: U S Bank National Association	File No: 52796184 File Date: 9/9/05 Assignment: 60147462 File Date: 1/13/06 Continuation: File No.: 01127970 File Date: 4/1/10 Assignment: File No.: 02806259 File Date: 8/3/10	Leased Equipment pursuant to Master Lease Equipment Schedule #5; Forklift and related equipment Filed for informational and precautionary purposes
Gibraltar Industries, Inc.	DE	SOS	Pacific Rim Capital, Inc. Assignee: Banc of America Leasing & Capital, LLC	File No: 73143798 File Date: 8/17/07 Assignment: File No.: 73643029 File Date: 8/28/07	Leased Equipment pursuant to Mater Lease Agreement No. 2039-00; Forktrucks, Walkies, Batteries, Chargers, Sweepers, Scrubbers and related equipment Filed for informational and precautionary purposes
Gibraltar Industries, Inc.	DE	SOS	International Technologies, Inc.	File No: 74531330 File Date: 11/30/07	Specific Equipment; My Spot Model NK-21HE810-M-EZ, with Oxidation Prevention System and Accessory Tool Kit

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Gibraltar Industries, Inc.	DE	SOS	The Worthington Steel Company, LLC	File No: 00354179 File Date: 2/2/10	All equipment in the Buffalo Facility as defined in that certain Asset Purchase Agreement dated as of 1/26/10

Gibraltar Steel Corporation of New York	NY	SOS	Original Secured Party: Outokumpu American Brass, Inc. Amended Secured Party: Luvata Buffalo, Inc.	File No: 182281 File Date: 9/24/01 Continuation: 20060710585722 File Date: 7/17/06 Amendment: 200607200595530 File Date: 7/20/06	Metal products owned by Secured Party and delivered to Debtor on bailment and/or on consignment processing
Gibraltar Steel Corporation of New York	NY	SOS	Arcelormittal USA Inc.	File No: 200812220839993 File Date: 12/22/08	Steel in sheets, strips, coils, plates, bars and/or slabs and other steel inventory in Debtor’s possession, together with all proceeds of the foregoing, in any form

Air Vent, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 93332340 File Date: 10/16/09	Specific Equipment; Forklifts
Air Vent, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 93374813 File Date: 10/20/09	Specific Equipment; Genie Lift
Air Vent, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 94130289 File Date: 12/24/09	Specific Equipment; Forklifts
Air Vent, Inc.	De	SOS	Wells Fargo Bank, N.A.	File No: 03655416 File Date: 10/19/10	Specific Equipment; Forklifts Notice filing only

Alabama Metal Industries Corporation	DE	SOS	NMHG Financial Services Inc.	File No: 43349117 File Date: 11/30/04 Continuation: 91984043 File Date: 6/22/09	Leased Equipment In-lieu filing

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Alabama Metal Industries Corporation	DE	SOS	De Lage Landen Financial Services, Inc.	File No: 62264968 File Date: 6/30/06 Continuation: File No.: 12011396 File Date: 5/26/11	Leased Equipment; Combilift Lifttrucks Filing is for precautionary purposes
Alabama Metal Industries Corporation	DE	SOS	De Lage Landen Financial Services, Inc.	File No: 62885267 File Date: 8/18/06 Continuation: File No.: 62885267 File Date: 6/30/11	Specific Equipment; Forklift
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corp	File No: 63392842 File Date: 9/30/06	Leased Equipment; Toyota model 7FDU45 Filed as a precaution
Alabama Metal Industries Corporation	DE	SOS	De Lage Landen Financial Services, Inc.	File No: 63885936 File Date: 11/7/06	Leased Equipment; Forklift Filing is for precautionary purposes
Alabama Metal Industries Corp.	DE	SOS	Toyota Motor Credit Corporation	File No: 64270369 File Date: 12/7/06	Leased Equipment; Toyota model 7FGCU35 Filed as a precaution
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corp	File No: 70159797 File Date: 1/12/07	Leased Equipment Toyota model 7FGCU35 Filed as a precaution
Alabama Metal Industries Corporation	DE	SOS	NMHG Financial Services Inc.	File No: 72500774 File Date: 7/2/07	Leased Equipment
Alabama Metal Industries Corporation	DE	SOS	Pacific Rim Capital, Inc.	File No: 73558813 File Date: 9/20/07	Leased Equipment; Forklift

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corporation	File No: 74672506 File Date: 12/11/07	Leased Equipment; Forklift Filed as a precaution
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corporation	File No: 80028553 File Date: 1/3/08	Leased Equipment; Forklift Filed as a precaution
Alabama Metal Industries Corporation	DE	SOS	FCC Equipment Financing, Inc.	File No: 81622420 File Date: 5/9/08	Specific Equipment; Lift Truck
Alabama Metal Industries Corporation	DE	SOS	Pacific Rim Capital, Inc.	File No: 83652383 File Date: 10/30/08	Leased Equipment; Combilift Model C8000L
Alabama Metal Industries Corporation	DE	SOS	Key Equipment Finance, Inc.	File No: 84166391 File Date: 12/16/08	Specific Equipment; Tarping system, flatbed trailers
Alabama Metal Industries Corporation	DE	SOS	Banc of America Leasing & Capital, LLC	File No: 92017579 File Date: 6/24/09 Amendment: File No.: 03083692 File Date: 9/2/10	Leased Equipment; 13 trailers with attachments
Alabama Metal Industries Corporation **“Corporation” was left off name on filing**	DE	SOS	Signode Packaging Systems Sales	File No: 92260021 File Date: 7/14/09	Consigned Inventory; Signode packaging materials
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corporation	File No: 92595590 File Date: 8/12/09	Leased Equipment; Forklift Filed as a precaution
Alabama Metal Industries Corporation	DE	SOS	Banc of America Leasing & Capital, LLC	File No: 93428577 File Date: 10/26/09	Leased Equipment; Forklift Filed as a precaution
Alabama Metal Industries Corporation	DE	SOS	Banc of America Leasing & Capital, LLC	File No: 93688535 File Date: 11/17/09 Amendment: File No: 93692784 File Date: 11/17/09	Leased Equipment; 7 Forklifts Filed as a precaution

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Alabama Metal Industries Corporation	DE	SOS	Samuel Strapping Systems	File No: 00850457 File Date: 11/17/09	Leased Equipment; Strapping machine
Alabama Metal Industries Corporation	DE	SOS	Samuel Strapping Systems	File No: 02517302 File Date: 7/20/10	Leased Equipment; 8 strapping machines
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corporation	File No: 02700312 File Date: 8/3/10	Specific Equipment; 3 Forklifts Filed as a precaution
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corporation	File No: 10150071 File Date: 1/13/11	Specific Equipment; Toyota Model 7FGU45 Filed for informational purposes
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corporation	File No: 10151236 File Date: 1/13/11	Specific Equipment; Toyota Model 7FGU45 Filed for informational purposes
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corporation	File No: 10159890 File Date: 1/14/11	Specific Equipment; 3 Toyota 8FGU30 Filed for informational purposes
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corporation	File No: 10164759 File Date: 1/14/11	Specific Equipment; Toyota model 7FGAU50 Filed for informational purposes
Alabama Metal Industries Corporation	DE	SOS	Toyota Motor Credit Corporation	File No: 10168511 File Date: 1/14/11	Specific Equipment; Toyota 7FAU50 Filed for informational purposes

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Appleton Supply Company, Inc.	DE	SOS	NMHG Financial Services Inc.	File No: 51250720 File Date: 4/22/05 Continuation: File No: 00423065 File Date: 2/8/10	Leased Equipment In-lieu filing
Appleton Supply Company, Inc.	DE	SOS	Key Equipment Finance Inc. Assignee: All Points Capital Corp.	File No: 00519177 File Date: 2/17/10 Assignment: File No: 00423065 File Date: 4/9/10	Specific equipment; Flatbed & related equipment
Appleton Supply Company, Inc.	DE	SOS	All Points Capital Corp. DBA Capital One Equipment Leasing & Finance	File No: 01234107 File Date: 4/9/10	Specific equipment; 7 Flatbed trailers & related equipment
Appleton Supply Company, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 02178329 File Date: 6/22/10	Leased Equipment; Forklift
Appleton Supply Company, Inc.	DE	SOS	Wells Fargo Bank, N.A.	File No: 10692890 File Date: 2/24/11	Specific equipment; Forklift

Construction Metals, LLC	CA	SOS	Toyota Motor Credit Corporation	File No: 067088859243 File Date: 10/17/06	Leased Equipment; Forklift For informational purposes only

Diamond Perforated Metals, Inc.	CA	SOS	Finelite, Inc.	File No: 087147050416 File Date: 2/6/08	Specific Equipment; Reflectors; Die; Tools

The D.S. Brown Company	OH	SOS	US Bancorp	File No: OH00110360782 File Date: 12/28/06	Specific Equipment; Copiers For informational purposes only

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
The D.S. Brown Company	OH	SOS	US Bancorp	File No: OH00120797062 File Date: 11/2/07	Specific Equipment For informational purposes only
The D.S. Brown Company	OH	SOS	Duramax Marine LLC	File No: OH00125648062 File Date:4/10/08	Certain Duramax tooling, molds, patterns, drawings and other proprietary information listed on Exhibit A solely used to make products for Duramax
The D.S. Brown Company	OH	SOS	US Bancorp	File No: OH00125813669 File Date: 4/17/08	Specific Equipment For informational purposes only
The D.S. Brown Company	OH	SOS	NMHG Financial Services, Inc.	File No: OH00134105598 File Date: 4/20/09	Leased Equipment
The D.S. Brown Company	OH	SOS	U.S. Bancorp Equipment Finance, Inc.	File No.: OH00152585061 File Date: 11/20/08	Specific Equipment For informational purposes only

Florence Corporation	IL	SOS	Raymond Leasing Corporation	File No: 013820139	Specific equipment; Forklift & related equipment
Florence Corporation	IL	SOS	Raymond Leasing Corporation	File No: 013871329 File Date: 12/10/08	Specific equipment; Orderpicker & related equipment

Gibraltar Strip Steel Inc.	DE	SOS	GBC Metals, LLC F/K/A Olin Corporation	File No: 70695881 File Date: 2/21/07 Amendment: 82973319 File Date: 9/3/08	Copper based alloy products owned by Secured Party and delivered to Debtor on bailment and/or consignment Precautionary filing for record purposes

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Gibraltar Strip Steel, Inc.	DE	SOS	Pacific Rim Capital, Inc. Assignee: Banc of America Leasing & Capital, LLC	File No: 72344157 File Date: 6/20/07 Assignment: 74916739 File Date: 12/21/07	Leased Equipment pursuant to Master Lease Equipment Schedule #12; Gas Forklift & related equipment Filed for informational and precautionary purposes
Gibraltar Strip Steel, Inc.	DE	SOS	Pacific Rim Capital, Inc.	File No: 72344215 File Date: 6/20/07	Leased Equipment pursuant to Master Lease Equipment Schedule #13; Gas Scrubber & related equipment Filed for informational and precautionary purposes
Gibraltar Strip Steel, Inc.	DE	SOS	The Worthington Steel Company, LLC	File No: 00354179 File Date: 2/2/10	All equipment in the Buffalo Facility as defined in that certain Asset Purchase Agreement dated as of 1/26/10

Noll/Norwesco, LLC	DE	SOS	Toyota Motor Credit Corporation	File No: 81343225 File Date: 4/17/08	Leased Equipment; Forklift
Noll/Norwesco, LLC	DE	SOS	Pacific Rim Capital, Inc. Assignee: Banc of America Public Capital Corp. Banc of America Leasing & Capital, LLC	File No: 82436002 File Date: 7/15/08 Assignment: File No: 83659958 File Date: 10/30/08 Amendment: File No: 83660212 File Date: 10/30/08	Leased Equipment pursuant to Master Lease Equipment Schedule #21; Forklift & related equipment Filed for informational and precautionary purposes

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Noll/Norwesco, LLC	DE	SOS	Key Equipment Finance Inc.	File No: 93896542 File Date: 12/7/09 Amendment: File No: 93920177 File Date: 12/8/09	Specific equipment; Flatbed trailers

Pacific Award Metals, Inc.	CA	SOS	NMHG Financial Services	File No: 0308560630 File Date: 3/26/03 Continuation: File No.: 0771334979 File Date: 10/19/07 Continuation: File No.: 0771379093 File Date: 11/26/07	Leased Equipment
Pacific Award Metals, Inc.	CA	SOS	IOS Capital	File No: 077107697084 File Date: 3/27/07	Leased Equipment pursuant to Master Lease Agreement
Pacific Award Metals, Inc.	CA	SOS	IOS Capital	File No: 077108031067 File Date: 3/29/07	Leased Equipment pursuant to Master Lease Agreement
Pacific Award Metals, Inc.	CA	SOS	Toyota Motor Credit Corporation	File No: 087164729357 File Date: 7/09/08	Specific Equipment; Forklift For informational purposes only

Sea Safe, Inc.	LA	East Baton Rouge Parish	Pacific RIM Capital, Inc. Assignee Banc of America Leasing & Capital, LLC	File No: 09-1100429 File Date: 8/8/08 Assignment: File No: 09-1101223 File Date: 8/22/08	Leased Equipment pursuant Master Lease Equipment Schedule #19; Combilift and related equipment
Sea Safe, Inc.	LA	East Baton Rouge Parish	NMHG Financial Services, Inc.	File No: 28450991 File Date: 2/14/11	Leased Equipment

Solar Group, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 72683034 File Date: 7/17/07	Leased Equipment; Forklift Filed as precaution

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Solar Group, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 00236806 File Date: 1/22/10	Leased Equipment; Forklift Filed as precaution
Solar Group, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 02034969 File Date: 6/10/10	Leased Equipment; Forklift Filed as precaution
Solar Group, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 04005330 File Date: 11/15/10	Leased Equipment; Forklift & related equipment Filed as precaution
Solar Group, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 10584683 File Date: 2/16/11	Leased Equipment; Forklift Filed as precaution
Solar Group, Inc.	DE	SOS	Toyota Motor Credit Corporation	File No: 12027178 File Date: 5/27/11	Leased Equipment; Forklift Filed as precaution

Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Pacific Rim Capital, Inc. Assignee: Banc of America Leasing & Capital LLC	File No: 200603654345 File Date: 9/14/06 Amendment: 200705214174 File Date: 4/4/07 Continuation: File No.: 201104502451 File Date: 4/29/11	Leased Equipment pursuant Master Lease Equipment Schedule #7; Hoist Lift Truck and related equipment Filed for informational and precautionary purposes
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation Assignor: TMH Acquisition, LLC DBA Southern States Toyotalift	File No: 200604025252 File Date: 10/31/06	Leased Equipment; 18 Forklifts Filed as precaution
Southeastern Metals Manufacturing Co	FL	SOS	CIT Technology Financing Services, Inc.	File No: 200604147587 File Date: 11/15/06	Leased Equipment; Office equipment Filed for informational purposes

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation Assignor: TMH Acquisition, LLC DBA Southern States Toyotalift	File No: 200704902875 File Date: 2/26/07	Leased Equipment; 4 forklifts Filed for informational purposes
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation	File No: 200705547521 File Date: 5/15/07	Leased Equipment; 4 forklifts Filed as precaution
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation Assignor: TMH Acquisition, LLC DBA Southern States Toyotalift	File No: 200705901988 File Date: 6/28/07	Leased Equipment; 1 Forklift Filed as precaution
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation Assignor: TMH Acquisition, LLC DBA Southern States Toyotalift	File No: 200706598774 File Date: 9/24/07	Leased Equipment; 4 Forklifts Filed as precaution
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation	File No: 200808319815 File Date: 5/16/08	Leased Equipment; Forklift Filed as precaution
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation	File No: 200808545734 File Date: 6/16/08	Leased Equipment; 2 Forklifts and related equipment Filed as precaution
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation	File No: 200808545742 File Date: 6/16/08	Leased Equipment; 2 forklifts and related equipment Filed as precaution

		Juris-		UCC Filing No./Filing
Debtor	State	diction	Secured Party	Date	Collateral
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation	File No: 200808545750 File Date: 6/16/08	Leased Equipment; Forklift and related equipment Filed as precaution
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	CIT Technology Financing Services, Inc.	File No: 200900617436 File Date: 6/1/09	Leased Equipment; Office equipment Notice Filing
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation	File No: 201001972854 File Date: 2/8/10	Leased Equipment; 11 Forklifts Filed as precaution
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation	File No: 201002210443 File Date: 3/23/10	Leased Equipment; Forklift Filed as precaution
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Coutinho & Ferrostaal, Incorporated	File No: 20100296992X File Date: 8/2/10	Consigned Goods; Steel sheets in coils
Southeastern Metals Manufacturing Company, Inc.	FL	SOS	Toyota Motor Credit Corporation	File No: 201105284636 File Date: 9/12/11	Leased Equipment; 6 forklifts Filed as precaution

SCHEDULE 5.11
PERMITTED FOREIGN SUBSIDIARY LOANS AND INVESTMENTS
GIBRALTAR INDUSTRIES, INC.
INVESTMENTS AND LOANS MADE BY DOMESTIC COMPANY TO A FOREIGN SUBSIDIARY

($ in USD)

			USD
DOMESTIC COMPANIES	FOREIGN SUBSIDIARIES	TYPE	31-Aug-11

Alabama Metal Industries Corporation	Amico Canada, Inc.	Investment	18,096,786

Gibraltar Industries, Inc.	Gibraltar Industries UK, Ltd	Investment	10,939,651
Gibraltar Industries, Inc.	Gibraltar Industries UK, Ltd	Loan	13,113,715

Gibraltar Industries, Inc.	Gibraltar Industries Germany GmbH	Investment	7,253,141
Gibraltar Industries, Inc.	Gibraltar Industries Germany GmbH	Loan	11,260,178
Note: For currency translation the investment is recorded at historical rates and the loans are translated at the date requested.

Exchange Rates:
Canadian to USD	1.0224
GBP to USD	1.6256
Euros to USD	1.4375

SCHEDULE 5.17
AFFILIATE TRANSACTIONS
(a) The firm of Lippes Mathias Wexler Friedman, LLP, of which Mr. Gerald S. Lippes, a Director of Gibraltar Industries, Inc., is a partner, serves as counsel to and provides legal services to Gibraltar Industries, Inc. and its subsidiaries.
(b) Mr. Robert E. Sadler, Jr., a Director of Gibraltar Industries, Inc., is Vice Chairman of the Board of Manufacturers and Traders Trust Company, one of the lenders under the Agreement.

SCHEDULE 6.1
CORPORATE EXISTENCE; SUBSIDIARIES; FOREIGN QUALIFICATIONS
1. The following list identifies the jurisdiction of organization/formation and each jurisdiction in which any Company is qualified to do business:

	Jurisdiction of	Jurisdictions
	Organization/	Where Entity is Qualified
Company	Formation	to Do Business

Air Vent Inc.	Delaware	Illinois Iowa Massachusetts Mississippi Missouri North Carolina Texas

Alabama Metal Industries Corporation	Delaware	Alabama California Colorado Florida Illinois Louisiana Missouri Ohio South Carolina Texas Utah Washington

	Jurisdiction of	Jurisdictions
	Organization/	Where Entity is Qualified
Company	Formation	to Do Business

AMICO Holding Company, Inc.	Delaware	None

Appleton Supply Co., Inc.	Delaware	Michigan Wisconsin

Construction Metals, LLC	California	Arizona Colorado Utah Washington

Diamond Perforated Metals, Inc.	California	None

D.S.B. Holding Corp.	Delaware	None

The D.S. Brown Company	Ohio	California Georgia Michigan Minnesota New Jersey Pennsylvania Texas

Florence Corporation	Illinois	None

Florence Corporation of Kansas	Kansas	Utah

Gibraltar Industries, Inc.	Delaware	New York

	Jurisdiction of	Jurisdictions
	Organization/	Where Entity is Qualified
Company	Formation	to Do Business

Gibraltar Steel Corporation of New York	New York	Georgia Michigan Ohio Texas

Gibraltar Strip Steel, Inc.*	Delaware	New York Ohio Texas***

Noll/Norwesco, LLC	Delaware	California Georgia Oregon Washington Utah

Pacific Award Metals, Inc.	California	Arizona Colorado Washington

Sea Safe, Inc.	Louisiana	Illinois Texas

Solar Group, Inc.	Delaware	Mississippi North Carolina Texas

Solar of Michigan, Inc.*	Delaware	Michigan

	Jurisdiction of	Jurisdictions
	Organization/	Where Entity is Qualified
Company	Formation	to Do Business

Southeastern Metals Manufacturing Company, Inc.	Florida	New Mexico Texas

GSC Flight Services Corp.*	New York	None

Gibraltar Industries Germany GmbH**	Germany	None

Gibraltar Industries (UK) Limited**	United Kingdom	None

AMICO Canada, Inc.**	Canada	British Columbia Ontario Quebec

Dramex Expanded Metal Limited**	United Kingdom	None

Expamet Polska sp.zo.o**	Poland	None

Sorst Streckmetall GmbH**	Germany	None

The Expanded Metal Company Limited**	United Kingdom	None
2. The following Subsidiaries are wholly-owned directly by Gibraltar Steel Corporation of New York which, in turn, is wholly-owned by Gibraltar Industries, Inc.:
Air Vent Inc.
Gibraltar Strip Steel, Inc.*
GSC Flight Services Corp.*
Solar of Michigan, Inc.*
Southeastern Metals Manufacturing Company, Inc.
3. The following Subsidiaries are directly and wholly-owned by Gibraltar Industries, Inc.
Gibraltar Steel Corporation of New York
AMICO Holding Company, Inc.
Appleton Supply Co., Inc.
Gibraltar Industries Germany GmbH**
Gibraltar Industries (UK) Limited**
D.S.B. Holding Corp.
Florence Corporation
Solar Group, Inc.

4. The following Subsidiaries are wholly-owned directly by Alabama Metal Industries Corporation which, in turn, is wholly-owned by AMICO Holding Company, Inc., which is wholly owned by Gibraltar Industries, Inc.:
AMICO Canada, Inc.**
Diamond Perforated Metals, Inc.
Sea Safe, Inc.
5. The remainder of the Subsidiaries are owned as follows:

Indirect
Subsidiary	Direct Ownership	Ownership

Alabama Metal Industries Corporation	AMICO Holding Company, Inc. — 100%	GII — 100%

Pacific Award Metals, Inc.	Southeastern Metals Manufacturing Company, Inc. — 100%	GSCNY — 100%

The D.S. Brown Company	D.S.B. Holding Corp.	GII — 100%

Construction Metals, LLC	Pacific Award Metals, Inc. — 100%	Southeastern Metals Manufacturing Company, Inc.-100%

Noll/Norwesco, LLC	Pacific Award Metals, Inc. — 100%	Southeastern Metals Manufacturing Company, Inc.-100%

Dramex Expanded Metal Limited**	Gibraltar Industries (UK) Limited** — 100%	GII — 100%

Expamet Polska sp.zo.o**	The Expanded Metal Company Limited** — 100%	GII — 100%

Florence Corporation of Kansas	Florence Corporation — 100%	GII — 100%

Sorst Streckmetall GmbH**	Gibraltar Industries Germany GmbH** — 100%	GII — 100%

The Expanded Metal Company Limited**	Gibraltar Industries (UK) Limited** — 100%	GII — 100%

*	Non-Material Subsidiaries

**	Foreign Subsidiaries

***	Borrower or Subsidiary Guarantor, as applicable, is currently in the process of withdrawing its qualification to do business in this State.

GSCNY=	Gibraltar Steel Corporation of New York

GII = Gibraltar Industries, Inc.
6. The principal place of business and the chief executive office for the Borrowers, each Subsidiary Guarantor and each Foreign Subsidiary is 3556 Lake Shore Road Buffalo, New York 14219.

SCHEDULE 6.4
LITIGATION AND ADMINISTRATIVE PROCEEDINGS
None.

SCHEDULE 6.5
OWNED REAL PROPERTY

			State/	ZIP	Owned/
Business Unit	Use	City	Country	Code	Leased
Air Vent	Plant	Clinton	Iowa	52732	Owned
Air Vent	Plant	Enterprise	Mississippi	39330	Owned
Air Vent	Plant	Orrick	Missouri	64077	Owned
AMICO	Plant & Office	Birmingham	Alabama	35208	Owned
AMICO	Plant	Fontana	California	92335	Owned
AMICO	Plant	Visalia	California	93291	Owned
AMICO	Plant & Office	Iberville, QC	Canada	J2X 4J5	Owned
AMICO	Plant	Lakeland	Florida	33801	Owned
AMICO	Plant	Lafayette	Louisiana	70508	Owned
AMICO	Warehouse	Jackson	Mississippi	39209	Owned
AMICO	For Sale	Youngstown	Ohio	44512	Owned
AMICO	Plant	Dayton	Texas	77535	Owned
AMICO	Plant	Orem	Utah	84059	Owned
Appleton	Plant & Office	Appleton	Wisconsin	54914	Owned
Appleton	Warehouse	Appleton	Wisconsin	54914	Owned
DS Brown	Warehouse	North Baltimore	OH	45872	Owned
Florence	Plant & Office	Manhattan	Kansas	66503	Owned
SOLAR	Plant & Office	Taylorsville	Mississippi	39168	Owned
SOLAR	Warehouse	Taylorsville	Mississippi	39168	Owned
CMI	Warehouse	Stockton	California	95206	Owned
CMI	Warehouse	Fife	Washington	98424	Owned
DS Brown	Plant & Office	North Baltimore	Ohio	45872	Owned
Noll/Norwesco	Plant & Office	Stockton	California	95206	Owned
Noll/Norwesco	Plant & Office	Portland	Oregon	97216	Owned
Noll/Norwesco	Plant & Office	Fife	Washington	98424	Owned

SCHEDULE 6.9
LOCATIONS
1.	See attached list for locations currently leased and/or owned by a Credit Party, where inventory is currently located.

Business Unit	Physical Address	City	State	ZIP Code
Air Vent	418 N. Front Street	Orrick	Missouri	64077	Owned
Air Vent	1710 South 21st Street	Clinton	Iowa	52732	Owned
Air Vent	4117 Pinnacle Point Dr.	Dallas	Texas	75211	Leased	*
SOLAR	107 Fellowship Road	Taylorsville	Mississippi	39168	Owned
SOLAR	203 Fellowship Road	Taylorsville	Mississippi	39168	Owned
Florence	5935 Corporate Drive	Manhattan	Kansas	66503	(IRB Bond)
Florence	13169-B Slover Avenue	Fontana	California	92337	Leased from CMI	**
AMICO	3240 & 3245 Fayette Avenue	Birmingham	Alabama	35208	Owned
AMICO	11093 Beach Avenue	Fontana	California	92335	Owned
AMICO	7300 W. Sunnyview Avenue	Visalia	California	93291	Owned
AMICO	913-915 S. Heald Street	Wilmington	Delaware	19806	Leased	*
AMICO	1033 Pine Chase Avenue	Lakeland	Florida	33801	Owned
AMICO	1115 E. 5000 North Road	Bourbonnais	Illinois	60914	Leased	*
AMICO	209 Glaser Drive	Lafayette	Louisiana	70508	Owned
AMICO	1427 Howell Street	North Kansas City	Missouri	64068	Leased	*
AMICO	1520 Roper Mountain Road	Greenville	South Carolina	29615	Leased	*
AMICO	825 County Road 606	Dayton	Texas	77535	Owned
AMICO	120 North Latham	Houston	Texas	77011	Leased	*
AMICO	212 North 1330 West Street	Orem	Utah	84059	Owned
AMICO	22153 West Valley Highway	Kent	Washington	98032	Leased	*
CMI	13169-B Slover Avenue	Fontana	California	92337	Leased	*
CMI	3011 70th Avenue E.	Fife	Washington	98424	Owned
CMI	1320 Performance Drive	Stockton	California	95206	Owned
CMI	985 West 3160 South Central Valley Industrial Park	Salt Lake City	Utah	84123	Leased	*
CMI	4900 Moline Street	Denver	Colorado	80239	Leased from K & W Metal Fabricators, LLC	**
Noll/Norwesco	3011 70th Avenue E.	Fife	Washington	98424	Owned
Noll/Norwesco	1320 Performance Drive	Stockton	California	95206	Owned
Noll/Norwesco	38 SE 97th Avenue	Portland	Oregon	97216	Owned
K & W	13169-B Slover Avenue	Fontana	California	92337	Leased	**
K & W (lease is in the name of Gibraltar Industries, Inc.)	4850 Moline Street	Denver	Colorado	80239	Leased	*
Pacific Award Metals	1450 Virginia Avenue	Baldwin Park	California	91706	Leased
Pacific Award Metals	1315 Vineland Avenue	Baldwin Park	California	91706	Leased
Pacific Award Metals	50 South 43rd Avenue	Phoenix	Arizona	85009	Leased
Pacific Award Metals	1000 Whipple Road	Union City	Califonia	94587	Leased	****

Business Unit	Physical Address	City	State	ZIP Code
Pacific Award Metals	2400 N.E. 65th Avenue	Vancouver	Washington	98661	Leased
Pacific Award Metals	18770 80th Place South	Kent	Washington	98032	Leased
Pacific Award Metals	12001 East 37th Avenue	Denver	Colorado	80239	Leased
Appleton	1905 West Haskell Street	Appleton	Wisconsin	54914	Owned
Appleton	927 South Grider Street	Appleton	Wisconsin	54914	Owned
SEMCO	11801 Industry Drive	Jacksonville	Florida	32218	Leased	*
SEMCO	3004 — B Aldine Bender, RR 1	Houston	Texas	77032	Leased	*
SEMCO	18757 Bracken Drive	San Antonio	Texas	78266	Leased	***
The D.S. Brown Company	300 East Cherry Street	North Baltimore	Ohio	45872	Owned

*	A Landlord’s Waiver has been delivered

**	Location shared with another Credit Party; Landlord’s Waiver has been delivered by the Credit Party on the lease

***	There are two leases for this location and a Landlord’s Waiver has been delivered from each landlord

****	A Landlord Waiver will not be required for that location because all assets will be removed within 30 days of the Closing Date.
2.	The following list provides for third-party locations where inventory is currently held:

Description of
Assets and Nature of
Credit Party	Name of Third Party	Address	Relationship

Air Vent, Inc.	Pellams Warehouse	917 Parkway Grand Prairie, TX 75051	Inventory warehouse*

Air Vent, Inc.	Reliable Consolidation	415 N. Bloomington Street Lowell, AR 72745	Inventory warehouse*

Air Vent, Inc.	Custom Mfg. Co.	5501 S Lamar Dallas, TX 75215	Outside processor*

Air Vent, Inc.	Environmental Friendly	1833 N I-35E Dallas, TX 75006	Outside processor

Solar Group, Inc.	Boswell Retardation Center	P.O. Box 128 Magee, MS 39111	Outside processor*

Solar Group, Inc	Pine Belt Industries	5370 Highway 42 Hattiesburg, MS 39401	Outside processor*

Solar Group, Inc	Pro Pak	2010 S Great SW Parkway Grand Prairie, TX 75051	Outside processor*

Florence Corporation	Van Am Tool & Engineering	5025 Easion Road St. Joseph, MO 64507	Outside processor*

Description of
Assets and Nature of
Credit Party	Name of Third Party	Address	Relationship

Florence Corporation	Bennet Packaging	220 N.W Space Center Rd Lee’s Summit, MO 64064	Outside processor*

Florence Corporation	Stemar Industries	116 Kean Street W Bablyon, NY 11704	Outside processor*

Florence Corporation	A&E Custom Manufacturing	3150 Chrysler Road Kansas City, KS 66115	Outside processor*

Florence Corporation	BMS Logistics	3601 S Leonard Rd St. Joseph, MO 64503	Outside processor*

Southeastern Metals Manufacturing Company, Inc. (under the assumed name DOT Metal Products, Inc.)	PCI Logistics	1755 Federal Rd. Houston, TX 77015	Inventory warehouse*

Southeastern Metals Manufacturing Company, Inc. (under the assumed name DOT Metal Products, Inc.)	PreCoat	16402 Jacinto Port Blvd Houston, TX 77015	Outside processor*

Appleton Supply Company, Inc.	Wismarq	11440 W. Addison Ave Franklin Park, IL 60131	Outside processor*

Southeastern Metals Manufacturing Company, Inc.	Toll/Pride	13518 NE 258th Ct. Raiford, FL 32083	Outside processor*

Southeastern Metals Manufacturing Company, Inc.	PreCoat	3399 Davey Allison Blvd Hueytown, AL 35023	Outside processor*

Description of
Assets and Nature of
Credit Party	Name of Third Party	Address	Relationship

Southeastern Metals Manufacturing Company, Inc	Magic Steel	908 Maero Street NW Decatur, AL 35603	Outside processor*

Southeastern Metals Manufacturing Company, Inc	Coil Cutters	8501 Sabal Industrial Blvd. Tampa, FL	Outside processor*

Southeastern Metals Manufacturing Company, Inc	Metal Processors		Outside processor*

Southeastern Metals Manufacturing Company, Inc	Lumb	2500 Louisville Road Savannah, GA	Outside processor*

Southeastern Metals Manufacturing Company, Inc	Metal Plate Galvanizing	Jacksonville	Outside processor*

Southeastern Metals Manufacturing Company, Inc	Steel Terminal	Tampa, FL	Outside processor*

Alabama Metal Industries Corporation	Marleau Hercules	4333 N. Detroit Ave Toledo, OH 43612	Outside processor*

Alabama Metal Industries Corporation	Ferraloy	1425 Red Hat Rd Decatur, AL 35601	Outside processor

Alabama Metal Industries Corporation	B.L. Downey	2125 Gardner Rd Broadview, IL 60155	Outside processor*

Alabama Metal Industries Corporation	AZZ Galvanizing	625 Mills Rd Joilet, IL 60434	Outside processor*

Description of
Assets and Nature of
Credit Party	Name of Third Party	Address	Relationship

Alabama Metal Industries Corporation	Aztec Galvanizing	PO Box 647 Crowley, TX 76036	Outside processor*

Alabama Metal Industries Corporation	Dixie Industrial Finishing	4925s.Royal Atlanta Dr. Tucker, GA 30084	Outside processor*

Alabama Metal Industries Corporation	Industrial Galvanizing	475 Dietrich Road Steele, AL 35987	Outside processor*

Alabama Metal Industries Corporation	Marantha Machine	128 W. FM 6 Nevada, TX 75173	Outside processor*

Alabama Metal Industries Corporation	Hobson Galvanizing	2402 Engineering Rd Belle Chase, LA 70037	Outside processor*

Alabama Metal Industries Corporation	SteelCo	1887 S. 700 W. Salt Lake city, UT 84104	Outside processor*

Alabama Metal Industries Corporation	Metal Plate -Dayton	10625 Needham Rd Houston, TX 77064	Outside Processor*

Alabama Metal Industries Corporation	Metal Plate Galvanizing	1120 39th Street North Birmingham, AL 35234	Outside processor*

Alabama Metal Industries Corporation	V&S Delaware Galvanizing	511 Carroll Dr. New Castle, DE 19720	Outside processor*

Alabama Metal Industries Corporation	Valmont Industries	1085 West 400 North Lindon, UT 84842	Outside processor*

Diamond Perforated Metals, Inc.	Drexel Supply Co.	10361 E 106 Ave Henderson, CO 80601	Public warehouse*

DS Brown	Nevada Storage	Reno, NV	Outside Processor*

Description of
Assets and Nature of
Credit Party	Name of Third Party	Address	Relationship

DS Brown	Martin Industries	Elmore, OH	Outside Processor*

DS Brown	Universal Urethane	Toledo, OH	Outside Processor*

DS Brown	Capital City Steel	Buda, TX	Consigned location*

DS Brown	AG Construction	Princeton, NJ	Consigned location*

DS Brown	Hawaii Nut and Bolt	Oahu, HI	Consigned location*

*	An immaterial amount of collateral is maintained at this location. If required by Agent, a Processor Waiver, in form and substance acceptable to Agent, will be delivered for this location.

3.	Each Credit Party’s chief executive office is located at 3556 Lake Shore Road Buffalo, New York 14219.

SCHEDULE 6.11
EMPLOYEE BENEFIT PLANS
1.	The following is a list of all material ERISA Plans:
a.	Gibraltar Industries, Inc. Fringe and Welfare Benefits Plan

b.	Gibraltar Industries, Inc. 401(k) Plan Amendment and Restatement

c.	Second Amendment and Restatement of the Gibraltar Industries, Inc. Management Stock Purchase Plan

d.	Third Amendment and Restatement of the Gibraltar Industries, Inc. 2005 Equity Incentive Plan

e.	Amended and Restated Gibraltar Deferred Compensation Plan

f.	Amended and Restated Employment Agreement dated as of August 21, 2007 between Gibraltar Industries, Inc. and Brian J. Lipke

g.	Employment Agreement dated as of August 21, 2007 between Gibraltar Industries, Inc. and Henning Kornbrekke

h.	Change in Control Agreement dated March 24, 2011, by and between Gibraltar Industries, Inc. and Brian J. Lipke

i.	Change in Control Agreement dated March 24, 2011, by and between Gibraltar Industries, Inc. and Henning Kornbrekke

j.	Change in Control Agreement dated February 20, 2009, by and between Gibraltar Industries, Inc. and Kenneth W. Smith

k.	Change in Control Agreement dated February 20, 2009 by and between Gibraltar Industries, Inc. and Timothy J. Heasley

l.	Change in Control Agreement dated February 20, 2009 by and between Gibraltar Industries, Inc. and Paul M. Murray

m.	Salary Continuation Agreement dated March 1, 1996, by and between Gibraltar Steel Corporation (n/k/a Gibraltar Industries, Inc.) and Brian J. Lipke
2.	The following is a list of Foreign Benefit Plans and Foreign Pension Plans:
The Expanded Metal Company Limited GPP Scheme
Sorst Streckmetall GmbH Defined Benefit Pension Scheme
Pension Plan for The Employees of Amico Canada Inc.
Employee Registered Retirement Savings Plan (AMICO Canada, Inc.)
Employee Non Registered RSP Plan (AMICO Canada, Inc.)
Employee Spousal RRSP (AMICO Canada, Inc.)

SCHEDULE 6.16
MATERIAL AGREEMENTS
Indenture dated as of December 8, 2005, among Gibraltar Industries, Inc., the Guarantors (as defined therein) and the Trustee (as defined therein)
Registration Rights Agreement, dated as of December 8, 2005, among Gibraltar Industries, Inc. the Guarantors (as defined therein) and J.P. Morgan Securities Inc., McDonald Investments Inc. and Harris Nesbitt Corp., as initial purchasers of the 8% Senior Subordinated Notes
Amended and Restated Employment Agreement dated as of August 21, 2007 between Gibraltar Industries, Inc. and Brian J. Lipke
Employment Agreement dated as of August 21, 2007 between Gibraltar Industries, Inc. and Henning Kornbrekke

SCHEDULE 6.17
INTELLECTUAL PROPERTY
See attached list of Copyrights

Copyright
Claimant	Reg. #	Date Reg.	Title	Description
Air Vent Inc.	TX 131-073	7/24/1978	Principles of Attic Ventilation	24 pgs
Solar Group, Inc.	TX 5-186-529	4/30/2000	Olde Towne Collection	2 pgs
Solar Group, Inc.	TXU 976-824	11/27/2000	Premium Mailbox Post: The Estate ES200 Black	poster
Solar Group, Inc.	TXU 977-296	11/27/2000	Premium Mailbox Post: The Estate Series ES200 White	poster
Solar Group, Inc.	TXU 980-800	12/4/2000	Premium Mailbox: Estate Series E15 Premium Aluminum Mailbox Post	poster
Solar Group, Inc.	TXU 980-912	11/27/2000	Premium Mailbox: Estate Series E15 Black	poster
Solar Group, Inc.	TXU 983-179	11/28/2000	Premium Mailbox (Estate Series E15 White)	poster
Solar Group, Inc.	V3412D855	3/13/1998	Centrury Classic 2000 Mailbox & 1 Other Title (Century Classic 2000 3-D artwork)	n/a
Solar Group, Inc.	VA 1-038-133	3/27/2000	Olde Towne Collection Post Assembly	mailbox support post
Solar Group, Inc.	VA 1-041-820	3/27/2000	Olde Towne Collection Vertical Mailbox	n/a
Solar Group, Inc.	VA 1-041-830	3/27/2000	Olde Towne Collection Horizontal Mailbox	n/a
Solar Group, Inc.	VAU 462-933	5/28/1999	Cast Aluminum Horizontal Citibox	technical drawing
Solar Group, Inc.	VAU 469-000	5/14/1999	Cast Aluminum Vertical Citibox	technical drawing

See attached list of Trademarks

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

VENTURIVENT	VENTURIVENT	Registered	7/3/1990	1,604,349	73/835,541	USA	IC 006	Unitary fabricated roof rigdge ventilators without moving parts made primarily of metal

GOING GREEN SAVES GREEN		Pending	N/A	N/A	85/108543	USA	IC 011	Solar Powered Attic Fans

HIP AV VENT RIDGE SHINGLE-OVER HIP VENT		Registered	1/11/2011	390,574	77/891,278	USA	IC 019	Non-metal building materials, namely untary fabricated roof hip and ridge ventilators

DIAMOND GRIP	DIAMOND GRIP	Registered	9/15/1998	2,189,215	75/318,925	USA	IC 006	Metal industrial safety grating

GMS GENESIS (and design)		Registered	2/25/1997	2,063,254	75/119,091	USA	IC 006	Raised metal access flooring

ORNAMESH	ORNAMESH	Registered	6/27/1995	1,901,456	74/532,516	USA	IC 006	Ornamental metal gratings

SAFETY GRIP	SAFETY GRIP	Registered	4/4/2000	2,337,053	75/330,898	USA	IC 006	Metal flooring

SECURA FENCE SYSTEM	SECURA FENCE SYSTEM	Registered	7/11/1995	1,904,092	74/533,654	USA	IC 006	Metal fencing system consisting of expanded metal fence sections, posts, fittings, rails and gates

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

SECURA LATH	SECURA LATH	Registered	9/26/1995	1,921,479	74/575,870	USA	IC 006	Metal lathing

SECURA MESH	SECURA MESH	Registered	7/11/1995	1,904,088	74/532,515	USA	IC 006	Metal partitions and enclosure systems of expanded metal comprising expanded metal sections, posts, doors and hardware

STAY-FORM	STAY-FORM	Registered	6/20/1995	1,900,341	74/532,517	USA	IC 006	Expanded metal concrete forms

ZIP STRIP	ZIP STRIP	Registered	8/8/1995	1,910,087	74/532,798	USA	IC 019	Vinyl trim stop for drywall, stucco and veneer applications

APPLETON BUILDING PRODUCTS (and design)		Registered	7/24/2007	3,270,024	78/745,852	USA	IC 006	Metal building products; namely, flashings, roof edgings, wind braces, gravel stops, ridge rolls, gutter aprons, hardboard siding corners, brick molding covers, H molding joint covers, J channel, roll aluminum and roll steel, brick bonds, flashing shingles, starter strips, drywall corner beads, soffit panels, soffit trim and fascia

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

AS (and design)		Registered	12/29/1992	1,759,443	74/230,736	USA	IC 006	Metal building products; namely, flashings, roof edgings, wind braces, gravel stops, ridge rolls, gutter aprons, hardboard siding corners, brick molding covers, H molding joint covers, roll aluminum and roll steel, brick bonds, flashing shingles, starter strips and drywall corner beads

SELL-EVEN BUILDING PRODUCTS	SELL-EVEN BUILDING PRODUCTS	Registered	10/6/1992	1,721,382	74/230,245	USA	IC 006	Metal building products; namely, soffits, siding, gutters and coiled aluminum sold in bulk

SELL-EVEN BUILDING PRODUCTS (and design)		Registered	10/6/1992	1,721,386	74/230,951	USA	IC 006	Metal building products; namely, soffits, siding, gutters and coiled aluminum sold in bulk

DELCRETE	DELCRETE	Registered	1/3/1989	1,518,915	73733176	USA	IC 019	Elastomeric concrete for construction of pavement joints.

DELCRETE	DELECREETE	Registered	2/11/1993	440,290	n/a	Mexico	IC 019	Concreto Elastomerico para de uniones de pavimento

STEELFLEX	STEELFLEX	Registered	5/20/1997	2,062,964	75082004	USA	IC 006	Strip seal expansion joint systems composed of steel profiles, reinforcing steel, steel anchors and neoprene glands, sold as a unit.

DELASTIC	DELASTIC	Registered	10/14/1997	2,104,782	75/082,079	USA	IC 017	Preformed elastomeric compression sealing strips for concrete pavement.

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

EXODERMIC	EXODERMIC	Registered	8/5/2003	2,747,531	75/642,180	USA	IC 42	CONSULTATION AND PROVIDING INFORMATION RELATED TO COMPOSITE BRIDGE DECKS COMPRISED OF UNFILLED GRID AND STRUCTURAL SLAB.

EXODERMIC	EXODERMIC	Registered	8/31/2004	2,879,486	78/281,391	USA	IC 019	composite bridge decks comprised of unfilled grids and structural slabs, composed primarily of concrete and other non-metal compositions.

DELASTIC-LS		Registered	7/13/2010	3,816,291	77/657,458	USA	IC 017	Two-part urethane sealant and primer, sold together as a unit, for use on engineered joints on bridges and roads.

TRANSPATCH		Pending	n/a	n/a	77/581,316	USA	IC 019	Concrete and asphalt pavement repair material, namely, tar-based concrete and asphalt patching compound.

MATRIX PREMIX		Pending	n/a	n/a	77/696,995	USA	IC 019	Pre-packaged bridge expansion joint filler.

WEATHER-VENT	WEATHER-VENT	Registered	5/31/2005	2,956,738	76/581,717	USA	IC 006	Metal vents to be used on roofs

025	025	Registered	9/19/1961	0,721,610	72/097,234	USA	IC 011	Cap assemblies for gas vents

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

GENERAL METALCRAFT PRODUCTS (and design)		Registered	1/11/2000	2,307,147	75/502,001	USA	IC 006	Metal building products, namely, gutters, downspouts, flashings, roof vents, and HVAC ducting

M&N PLASTICS	M&N PLASTICS	Registered	12/26/2006	3,188,869	78/652,448	USA	IC 019	Fabricated plastic products, namely area wells for building ventilation, vents for buildings, namely cap vents, foundation vents, gable vents, ridge vents, roof vents, soffit vents, and stem vents.

NOLL	NOLL	Registered	9/19/1961	0,721,611	72/097,235	USA	IC 011	Cap assemblies for gas vents

NORWESCO	NORWESCO	Registered	10/5/1965	0,796,980	72/202,117	USA	IC 021	Fabricated metal products, namely, pails, tubs, garbage cans, mailboxes, and sprinkling cans.

NORWESCO	NORWESCO	Registered	9/7/1965	0,795,437	72/202,118	USA	IC 006 IC 017 IC 019	Fabricated metal products namely, downspouts, gutters, roof ventilators, shower stalls, and window wells.

NORWESCO	NORWESCO	Registered	9/7/1965	0,795,498	72/202,119	USA	IC 012	Wheelbarrows

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

NORWESCO	NORWESCO	Registered	11/28/2006	3,176,210	78/616,966	USA	IC 006 IC 012 IC 019 IC 021	Fabricated metal products, namely, mail boxes, downspouts, gutters, roof vents for ventilation, window wells, metal HVAC pipe and ducts, namely pipes, ducts, adjustable angles, boots, boxes, caps, collars, elbows, filter slides, increasers, plugs, reducers, saddles, spin-ins, stands, tees, and wyes for HVAC ducts; Wheelbarrows; Fabricated plastic products, namely, area wells for building ventilation, vents for buildings, namely, cap vents, foundation vents, gable vents, ridge vents, roof vents, soffit vents, and stem vents; Fabricated metal products, namely, pails, water tubs, garbage cans, and watering cans.

VENT AIR	VENT AIR	Registered	12/5/2006	3,179,511	78/617,039	USA	IC 019 IC 020	Fabricated plastic products for use in household construction, namely, cap vent covers, foundation vent covers, gable vent covers, ridge vent covers, roof vent covers, soffit vent covers, and stem vent covers for roof, wall, and building foundations; Fabricated plastic products for use in household construction, namely, non-metal ventilating ducts utilizing end cap vents, foundation vents, gable vents, ridge vents, roof vents, soffit vents, and stem vents.

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

STEALTH	STEALTH	Registered	9/28/1999	2,282,019	75329757	USA	IC 006 and IC 020	IC 006: roof vents for residential and commercial buildings primarily made of metal. IC 020: non-metal roof vents residential and commercial buildings

SNAPIE TIES	SNAPIE TIES	Registered	2/18/1986	1,383,007	73/538,122	USA	IC 006	METAL WALL TIES AND SHOES FOR CASTING CONCRETE PRODUCTS

AWARD STONECOAT	AWARD STONECOAT	Registered	10/5/1999	2,283,817	75335015	USA	IC 019	adhesive and crushed stone based coatings for roof flashing and roof vent structures

RAP-I-FORM		Registered	9/28/1982	1,210,253	73326025	USA	IC 006	Metal Clips for Securing Concrete Foundation Forms

POWER BEAD		Registered	3/4/2008	3,393,273	78863728	USA	IC 006	Metal drywall corner bead with paper facing for use in building construction

SUN LINE		Registered	2/14/2006	3,058,800	78463444	USA	IC 006	Metal drywall corner bead with paper facing for use in building construction

MINI BEAD		Registered	4/4/2006	3,077,946	78531055	USA	IC 017	METAL DRYWALL CORNER BEAD WITH PAPER FACING FOR USE IN BUILDING CONSTRUCTION

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

MINIBULL		Registered	11/21/2006	3,175,110	78/531,056	USA	IC 006	Metal drywall corner bead with paper facing for use in building construction

READY-VENT	READY-VENT	Registered	3/28/2000	2,336,522	75/342,980	USA	IC 011	foundation ventilators to use in residential and light industrial buildings

NIFTY-FIFTY		Registered	5/7/2002	2,568,162	75/926,697	USA	IC 011	Roof Ventilators

SEASAFE (and design)		Registered	4/3/2001	2,439,864	75/562,870	USA	IC 019	Fiber and resin molded trays, gratings and structural shapes for use in industrial and commercial applications, all sold as a unit; custom manufacture of fiber and resin molded trays, gratings and structural shapes for use in industrial and commercial applications

GATOR-GRATE		Registered	2/12/1985	1,319,387	73/445594	USA	IC 019	Fiberglass Grating for Industrial Floorand Stair Tread Uses

AIRHAWK	AIRHAWK	Registered	4/11/1995	1,889,235	74/447,442	USA	IC 011	Roof ventilators, louver-type ventilators, foundation vents and roof and attic fans for residential and commercial use

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

ARTCRAFT	ARTCRAFT	Registered	6/6/2006	3,100,404	78/593,252	USA	IC 006	Mailboxes, mailbox support posts and bases, newspaper boxes, and decorative finials, post caps, and mounting brackets for the above, all made primarily of metal; street signs, street sign support posts, street sign brackets, all made primarily of metal

EASY UP (and design)		Registered	10/8/1996	2,006,214	75/013,693	USA	IC 006 IC 011 IC 020	Metal goods, namely drive-in post anchors, T-bracing and flat wall bracing, door viewers and knockers, door finger pulls, door stops, handrail brackets, cabinet catches, metal closet rods, sash locks, sash lifts, closet hinges, metal rod chairs for supporting reinforcing bars used in concrete construction, soffit ventilators, house numbers, metal mailboxes, mailbox post mounts, mailbox post supports, mail slots, mailbox mounting hardware, namely metal mounting brackets, screws and bolts; metal static roof vents, metal ridge vents, metal ventilating lovers, soffit strips, foundation vents; Turbine ventilators and powered ventilators for domestic use; Non-metal mailboxes, non-metal mailbox house mounts, non-metal house numbers, non-metal house number supports, non-metal mailbox flags, non-metal wall bumpers, non-metal roof vents, non-metal ridge vents, non-metal storage hooks

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

HANG STUFF (and design)		Registered	9/9/1980	1,139,387	73/205,314	USA	IC 006	Wall mounted adjustable tool holders made of metal

MAILSAFE (and design)		Registered	7/2/1996	1,984,693	74/595,017	USA	IC 020	Non-metal mail boxes

POST L POST	POST L POST	Registered	7/15/1969	0,872,869	72/310,288	USA	IC 006	Metal posts for mounting rural mail boxes

SIMPL STORAGE	SIMPL STORAGE	Registered	3/13/2007	3,219,028	78/555,053	USA	IC 020	Plastic shelving systems comprised of plastic shelves, plastic columns, plastic drawers, plastic closet rods, plastic uprights, plastic closet shelving

THE BRUTE (stylized)		Registered	5/30/1989	1,541,576	73/747,770	USA	IC 020	Non-metal rural mailboxes

THE ESTATE SERIES	THE ESTATE SERIES	Registered	11/19/2002	2,652,518	76/167,826	USA	IC 006	Rural metal mailboxes, metal posts for supporting mailboxes, metal fasteners for securing post components to each other

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

THE GENTRY	THE GENTRY	Registered	2/10/2004	2,812,677	76/498,613	USA	IC 020	Plastic rural mailboxes and plastic posts for rural mailboxes

THE ULTIMATE RIDGE VENT	THE ULTIMATE RIDGE VENT	Registered	7/9/2002	2,591,184	76/235,253	USA	IC 019	Non-metallic building materials, namely roofing ridge vents and vent strips

ESTATE	ESTATE	Pending	n/a	n/a	77/616,292	USA	IC 006	Metal fasteners, namely, bolts, screws, rivets, nails, brackets and fittings for securing mailbox and mailbox post components together; metal mailboxes; metal posts

BERKSHIRE	BERKSHIRE	Registered	1/11/2005	2,917,510	78/353,597	USA	IC 006	Metal mail boxes

FIRST CLASS	FIRST CLASS	Registered	10/30/2007	3,325,892	78/534,588	USA	IC 006 IC 020	Metal mail boxes; Non-metal mail boxes

POSTMASTER	POSTMASTER	Registered	11/7/2000	2,402,352	75/350,207	USA	IC 006 IC 020	Metal mail boxes and accessories, namely, mounting brackets and shelf expanders; Non-metal mail boxes and accessories, namely, mounting brackets and shelf expanders

POSTMASTER MAILBOX (and design)		Registered	6/25/1991	1,648,645	74/025,603	USA	IC 006 IC 020	Stakes used to support mailboxes; Mailboxes and covers therefor

THE IRONSIDE	THE IRONSIDE	Registered	3/19/2002	2,550,239	75/350,209	USA	IC 006	Mail boxes made predominately of metal

HERITAGE	HERITAGE	Pending	n/a	n/a	85/093960	USA	IC 020	Non-metal mailboxes

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

THE BIG EASY	THE BIG EASY	Pending	n/a	n/a	85/410562	USA	IC 020	Non-metal mailboxes

MAILSAFE	MAILSAFE	Pending	n/a	n/a	85/321988	USA	IC 006	Metal mailboxes

MAIL MAX	Mail Max	Pending	n/a	n/a	85/093746	USA	IC 006	Metal mailboxes

COPPERXT	COPPERXT	Registered	9/9/2008	3,499,865	77/230,573	USA	IC 006	Metal and metallic composite products, in particular copper bonded to stainless steel, used in building and construction materials, namely, roofing materials, roof coverings, roofing panels, roofing trims, eave drips, trims, flashing and ventilation products for use in residential and commercial buildings

GH (and design)		Registered	10/14/2008	3,516,869	76/671,372	USA	IC 006	Gutter rain water deflectors made primarily of metal.

GUTTER HELMET	GUTTER HELMET	Registered	3/28/1989	1,531,983	73/698,205	USA	IC 019	Rain water gutter deflectors and associated hardware therefor sold as a unit therewith.

NEVER CLEAN YOUR GUTTERS AGAIN!	NEVER CLEAN YOUR GUTTERS AGAIN!	Registered	7/27/1999	2,264,723	75/484,077	USA	IC 006	Gutter rain water deflectors made primarily of metal

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

SM (and design)		Registered	4/11/1978	1,089,047	73/121,768	USA	IC 006	Metal building and construction products-namely, hurricane clips, wall ties, valleys, gravel stops, downspouts and guttering, termite shields, joist hangers, and rod chairs

THE BEAUTY OF COPPER. THE STRENGTH OF STEEL.	THE BEAUTY OF COPPER. THE STRENGTH OF STEEL.	Registered	8/5/2008	3,480,169	77/362,411	USA	IC 006	Metal and metallic composite products, in particular copper bonded to stainless steel, used in building and construction materials, namely, roofing materials, roof coverings, roofing panels, roofing trims, eave drips, trims, flashing and ventilation products for use in residential and commercial buildings

TRUSTED QUALITY TESTED STRENGTH	TRUSTED QUALITY TESTED STRENGTH	Registered	1/13/2009	3,561,481	76/671,371	USA	IC 006	Metal building and metal construction products — namely steel framing, gutters, downspouts, lath, storm panels, ridge and hip plates, patio covers, concrete and masonry foundation connectors, column and post connectors, floor and deck connectors, roof and truss connectors, wall connectors, steel deck panels, eave drip, roof edge, gutter deflectors, flashing, gravel stops and cover plates, valleys and rail diverters metal roofing, corner beads, soffits, hurricane clips, wall ties, girder shields, termite shields, joist hangers and rod chairs, metal roof vents for ventilation in residential and commercial buildings

			Registration	Registration	Application
Mark	Image	Status	Date	Number	Number	Country	Class	Goods or Services

DIAMOND	DIAMOND	Registered	4/20/2010	3,778,835	77/512,075	USA	IC 006	Metal building framing materials, namely, wall, ceiling, roof and floor framing materials made primarily of embossed metal

MICRO-CS	MICRO-CS	Registered	9/21/2010	3,850,776	77/618,888	USA	IC 019	Gutter rain water protection panels with screens made from metal

CLEAN MESH	CLEAN MESH	Pending	n/a	n/a	85/323130	USA	IC 006	Metal Debris guards for gutters

See attached list of Patents

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Externally baffled ridge vent and methods of manufacture and use	10/970,302	6,991,535	U	10/21/2004	1/31/2006	USA

End-ventilating adjustable pitch arcuate roof ventilator	09/973,259	6,482,084	U	10/9/2001	11/19/2002	USA

Multi-baffled roof ridge vent	09/307,304	6,128,869	U	5/7/1999	10/10/2000	USA

End-ventilating adjustable pitch arcuate roof ventilator	09/447,666	6,149,517	U	11/23/1999	11/21/2000	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Externally baffled ridge vent and methods of manufacture and use	10/610,067	6,881,144	U	6/20/2003	4/19/2005	USA

End-ventilating adjustable pitch arcuate roof ventilator	09/711,370	6,299,528	U	11/10/2000	10/9/2001	USA

Vent with presecured mechanical fasteners	10/600,397	6,793,574	U	6/20/2003	9/21/2004	USA

Ventilator	07/443,215	4,962,882	U	11/27/1989	10/16/1990	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Adjustable filtered roof ridge ventilator	07/664,394	5,122,095	U	3/4/1991	6/16/1992	USA

Temperature and humidity sensitive high efficiency exhaust ventilator apparatus	07/882,182	5,253,804	U	5/12/1992	10/19/1993	USA

Thrust bearing assembly for roof turbine	07/947,741	5,326,313	U	9/21/1992	7/5/1994	USA

Power temp vent duct system	08/020,686	5,294,049	U	2/22/1993	3/15/1994	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Rollable ridge vent	29/209,647	D511,847	D	7/19/2004	11/22/2005	USA

Rollable ridge vent	29/210,091	D511,848	D	7/27/2004	11/22/2005	USA

Off-peak intake vent	29/297,913	D574,947	D	11/21/2007	8/12/2008	USA

Externally baffled ridge vent	11/238,315	n/a	U	9/29/2005	n/a	USA

Plaster security barrier system	08/399,566	5,697,195	U	3/7/1995	12/16/1997	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Stucco arch casing bead	08/703,013	5,699,638	U	8/26/1996	12/23/1997	USA

Fastener clip for security wall system	09/226,048	6,367,216	U	1/4/1999	4/9/2002	USA

Stucco reveal connection system	08/724,355	5,761,866	U	10/1/1996	6/9/1998	USA

Contoured stucco reveal	10/007,249	6,609,341	U	11/13/2001	8/26/2003	USA

Door frame reinforcing structure	09/359,600	6,178,700	U	7/23/1999	1/30/2001	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Banding bead	08/008,537	5,423,154	U	1/25/1993	6/13/1995	USA

Fence system	08/058,577	5,421,557	U	5/6/1993	6/6/1995	USA

Fence system	08/407,616	5,556,080	U	3/21/1995	9/17/1996	USA

Connector clip for corner bead	08/320,433	5,531,051	U	10/7/1994	7/2/1996	USA

Stucco reveal	29/133,649	D456,528	D	12/1/2000	4/30/2002	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Stucco casing bead	29/156,923	D471,991	D	3/8/2002	3/18/2003	USA

Movement control screed	11/293,023	n/a	U	12/2/2005	n/a	USA

Suspension Bridge Cable Wrap and Application Method	00/069,701	5,390,386	U	6/1/1993	2/21/1995	USA

Suspension Bridge Cable Wrap and Application Method	95300215.1	722015	n/a	1/13/1995	7/29/1998	European

Suspension Bridge Cable Wrap	9501001	197,238	n/a	2/17/1995	6/28/2000	Mexico

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Suspension Bridge Cable Wrap and Application Method	98113238.8	HK1012034	n/a	1/13/1995	4/28/2000	Hong Kong

Suspension Bridge Cable Wrap and Application Method	n/a	2,140,062	n/a	1/12/1995	3/2/2004	Canada

Suspension Bridge Cable Tubelar Article Wrap and Application Method	n/a	ZL95100371.2	n/a	1/27/1995	1/7/2004	China

Improved Exodermic Deck System	n/a	2,239,727	n/a	12/6/1996	9/6/2005	Canada

Exodermic Deck System	00/183,945	5,509,243	U	1/21/1994	4/23/1996	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Exodermic Deck System	08/568,464	5,664,378	U	12/7/1995	9/9/1997	USA

Prestressed or Post-Tension Composite Structural System	10/725,185	7,197,854	U	12/1/2003	4/3/2007	USA

System and Method for Electroslag Welding an Expansion Joint Rail	10/712,390	7,038,159	U	11/12/2003	5/2/2006	USA

Improved Exodermic Deck System	n/a	2,181,554	n/a	1/20/1995	9/6/2005	Canada

Method of Installing Elongate Strip Seals	12/474,495	n/a	n/a	5/29/2009	n/a	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Cylindrical	12/831,812	n/a	n/a	7/7/2010	n/a	USA

Title	Application Number	Patent Number	Type (U/D)	Filing Date	Date Issued	Country

Portions of post mountable mail boxes	29/185,753	D499,225	D	7/2/2003	11/30/2004	USA

Portions of roadside mail boxes	29/185,752	D499,524	D	7/2/2003	12/7/2004	USA

Portions of a post supportable mail box	29/185,750	D501,594	D	7/2/2003	2/1/2005	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Portions of post mountable mail boxes	29/185,751	D503,504	D	7/2/2003	3/29/2005	USA

Portions of a post supported mail box	29/185,747	D503,844	D	7/2/2003	4/5/2005	USA

Portions of a post for supporting mail boxes	29/185,748	D503,845	D	7/2/2003	4/5/2005	USA

Portions of central connector post and locking elements associated therewith for cluster box mail delivery receptacles	29/208,350	D536,155	D	6/29/2004	1/30/2007	USA

Portions of master door locking components of cluster box mail delivery receptacles	29/208,351	D543,335	D	6/29/2004	5/22/2007	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Exterior portions of guard assemblies for parcel door locking systems of cluster box unit mail delivery receptacles	29/208,364	D547,025	D	6/29/2004	7/17/2007	USA

Upper and lower portions of fronts of cluster box mail delivery receptacles	29/208,352	D549,424	D	6/29/2004	8/21/2007	USA

Roadside mail boxes and support posts for roadside mail box	10/881,797	n/a	U	unknown	n/a	USA

Pivotal bin mail boxes and pivotal support posts for mail boxes	10/881,799	n/a	U	unknown	n/a	USA

Portions of shelf box connectors, and shelf box portions connected therewith for use in cluster box mail delivery receptacles	29/208,345	n/a	D	unknown	n/a	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Front portions of pivotal doors of mail delivery receptacles	29/208,349	n/a	D	unknown	n/a	USA

Engageable shelf and door portions of cluster box mail delivery receptacles	29/208,353	n/a	D	unknown	n/a	USA

Portions of protective outer enclosures of cluster box mail delivery receptacles	29/208,354	n/a	D	unknown	n/a	USA

Portions of a rectangular door frame for a cluster box mail delivery receptacle	29/208,356	n/a	D	unknown	n/a	USA

Portions of master loading doors of cluster box mail delivery receptacles	29/208,357	n/a	D	unknown	n/a	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Portions of main doors of cluster box mail delivery receptacles	29/208,358	n/a	D	unknown	n/a	USA

Portions of a dual member hinge for doors	29/208,359	n/a	D	unknown	n/a	USA

Front portions of pivotally moveable doors of mail delivery receptacles	29/208,360	n/a	D	unknown	n/a	USA

Exterior portions of cluster box unit mail delivery receptacles	29/208,361	n/a	D	unknown	n/a	USA

Exterior portions of cluster box mail delivery receptacles	29/208,363	n/a	D	unknown	n/a	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Portions of door rigidifying extrusion for cluster box mail delivery receptacles, and portion of louver assembly formed therewith	29/208,368	n/a	D	unknown	n/a	USA

Cluster box mail delivery receptacles	Provisional Application No. 60/583,419; Non-provisional Application No. 11/168,471; Non-provisional Application No. 11/168,302	—	—	—	—	USA

Foundation vent	08/015,605	5,444,947	U	2/9/1993	8/29/1995	USA

Foundation ventilator	08/064,404	5,460,572	U	5/18/1993	10/24/1995	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Foundation vent	08/156,412	5,496,213	U	11/22/1993	3/5/1996	USA

Multi-Part Foundation Ventilatorof Variable Preselected Width	09/273,116	6,165,066	U	3/19/1999	12/26/2000	USA

Ridge Vent for Tile Roofs	09/905,585	6,662,509B2	U	7/21/2001	12/16/2003	USA

Ridge Vent for Tile Roofs	10/738,891	7,024,829B2	U	12/16/2003	4/11/2006	USA

Foundation Ventilator Plug	29/102,327	D438,300S	D	3/19/1999	2/27/2001	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Small boat mooring system	07/804,113	5,265,553	U	12/6/1991	11/30/1993	USA

Rotatable vent	10/436,023	7,025,670	U	5/12/2003	4/11/2006	USA

Secure parcel receptacle, lock assembly therefore and associated method	09/824,138	6,412,688	U	4/2/2001	7/2/2002	USA

Swivel post anchor	08/937,757	5,884,874	U	9/25/1997	3/23/1999	USA

Mailbox support post	11/030,031	7,311,291	U	1/6/2005	12/25/2007	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Roll type roof ridge ventilator and associated method	09/772,611	6,684,581	U	1/30/2001	2/3/2004	USA

Roof ridge ventilation system	07/643,223	5,095,810	U	1/22/1991	3/17/1992	USA

Modular shelving system	11/048,838	7,686,173	U	2/2/2005	3/30/2010	USA

Nestable mailbox and method	09/486,160	6,347,736	U	2/22/2000	2/19/2002	USA

Reinforced plastic mailbox	11/052,591	7,086,581	U	2/7/2005	8/8/2006	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Ground mount post	11/024,265	7,090,117	U	12/28/2004	8/15/2006	USA

Mailbox and support	11/032,964	7,090,118	U	1/11/2005	8/15/2006	USA

Mailbox door with rain intercepting structure	11/042,280	7,090,119	U	1/25/2005	8/15/2006	USA

Multiple component mailbox having postal and newspaper compartments	11/047,976	7,104,436	U	2/1/2005	9/12/2006	USA

Multiple purpose newspaper box	11/542,080	7,201,306	U	10/3/2006	4/10/2007	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Mailbox stand	09/181,237	5,971,267	U	10/28/1998	10/26/1999	USA

Nestable mailbox and method	08/917,645	5,988,495	U	8/22/1997	11/23/1999	USA

Mailbox having stackable component parts	10/165,552	6,729,535	U	6/7/2002	5/4/2004	USA

Two piece mailbox support	11/052,648	7,510,162	U	2/7/2005	3/31/2009	USA

Mailbox with signal	11/047,977	7,055,736	U	2/1/2005	6/6/2006	USA

	Application	Patent	Type	Filing	Date
Title	Number	Number	(U/D)	Date	Issued	Country

Mailbox support apparatus	07/477,246	5,022,618	U	2/8/1990	6/11/1991	USA

Nestable mailbox	29/100,321	D438,363	D	2/9/1999	2/27/2001	USA

Nestable mailbox	29/125,082	D452,358	D	6/16/2000	12/18/2001	USA

Mailbox	29/218,178	D514,270	D	11/29/2004	1/31/2006	USA

Mailbox	29/219,122	D517,270	D	12/13/2004	3/14/2006	USA

SCHEDULE 6.18
INSURANCE

Line of Coverage	Carrier	Policy Period	Limit

General Liability	Liberty Mutual	4/01/11 — 4/01/12	$2,000,000	General Aggregate
			$2,000,000	Products/Comp. Ops.
			$1,000,000	P&A Injury
			$1,000,000	Each Occurrence
			NONE	Damage to Premises Rented to You
			NONE	Medical Expenses
CN General Liability	Liberty Mutual	4/01/11 — 4/01/12	See Above
Workers’ Compensation	Liberty Mutual	4/01/11 — 4/01/12	WC	Statutory
(Most States)			EL	Each Accident
$1,000,000
			$1,000,000	Policy Limit
			$1,000,000	Each Employee
Workers’ Compensation	Liberty Insurance	4/01/11 — 4/01/12	WC	Statutory
(OR, WI)			EL
			$1,000,000	Each Accident
			$1,000,000	Policy Limit
			$1,000,000	Each Employee
Automobile Liability	Liberty Mutual	4/01/11 — 4/01/12	$1,000,000	CSL
CN Automobile Liability (Ontario; Quebec)	Liberty Mutual	4/01/11 — 4/01/12	$1,000,000	CSL
Umbrella Liability	Liberty Mutual Fire Ins. Co.	4/01/11 — 4/01/12	$25,000,000	Each Occurrence
			$25,000,000	Aggregate

Line of Coverage	Carrier	Policy Period	Limit

1st Excess Liability	Liberty Insurance Underwriters Inc.	4/01/11 — 4/01/12	$25,000,000 excess	Each Occurrence
			$25,000,000	Aggregate
2nd Excess Liability	National Surety Corporation	4/01/11 — 4/01/12	$50,000,000 excess	Each Occurrence
			$50,000,000	Aggregate
Property	Allianz Global Risks US Ins. Co.	4/01/11 — 4/01/12	150,000,000	Per “Occurrence”
			100,000,000	Earth Movement
			100,000,000	Flood
			100,000,000	Boiler & Machinery
Property Canada		4/01/11 — 4/01/12
Property Germany		4/01/11 — 4/01/12
Property Poland		4/01/11 — 4/01/12
Property UK		4/01/11 — 4/01/12
California Earthquake	Empire Indemnity Insurance Company	4/01/11 — 4/01/12	$15,000,000 part of
$20,000,000 excess
$5,000,000
California Earthquake	The Princeton Excess and Surplus Lines	4/01/11 — 4/01/12	$5,000,000 part of
	Insurance Company		$20,000,000 excess
$5,000,000
Crime	Federal Insurance Company	4/01/11 — 4/01/12	$5,000,000	Limit
Primary Directors & Officers Liability	Federal Insurance Company	4/01/11 — 4/01/12	$10,000,000	Limit
First Excess Directors & Officers Liability	St. Paul Mercury Insurance	4/01/11 — 4/01/12	$10,000,000 excess of	Limit
$10,000,000
Second Excess Directors & Officers Liability	AXIS Insurance Company	4/01/11 — 4/01/12	$10,000,000 excess of	Limit
$20,000,000

Line of Coverage	Carrier	Policy Period	Limit

Third Excess Directors & Officers Liability	XL Specialty Insurance Company	4/01/11 — 4/01/12	$10,000,000 excess of	Limit
$30,000,000
Fiduciary Liability	St. Paul Mercury Insurance Company	4/01/11 — 4/01/12	$5,000,000	Limit
Employment Practices Liability	St. Paul Mercury Insurance Company	4/01/11 — 4/01/12	$10,000,000	Limit
Professional Indemnity (E&O)	Lloyd’s of London	4/01/11 — 4/01/12	$1,000,000	Limit
Non-Owned Aircraft Liability	Starr Aviation	4/01/11 — 4/01/12	$25,000,000	CSL
			$10,000	Medical Payments
			$5,000	Baggage Liability
			$25,000,000	Personal Injury Aggregate
			$25,000,000	Aviation Premises Liability each occurrence
Aircraft Products Liability	National Union Fire Insurance Co.	4/01/11 — 4/01/12	$50,000,000	CSL Per occurrence and in the aggregate (including 100%
grounding liability)
International DIC	Ace USA	4/01/11 — 4/01/12	$1,000,000	General Liability
			$2,000,000	Each Occurrence
			$1,000,000	Prod./Comp. Ops. Aggregate
			$1,000,000	Premises Damage
			$10,000	Aggregate Limit PI & AI
			$1,000,000	Medical Payments
			$1,000,000	Employee Benefits Ea. Claim
			$1,000,000	Employee Benefits Agg.
			$25,000	Contingent Auto Liability
			$10,000	CSL BI/PD any one accident
			State of Hire	Hired Auto Phy. Dam.
			Cty of origin	Medical Payments Ea. Person
			Cty of origin	Employers Responsibility
			1,000,000/	North Americans
			1,000,000/	Third Country Nationals
			1,000,000	Local Nationals
Contingent EL

Line of Coverage	Carrier	Policy Period	Limit

Local Admitted-Germany	ACE European Group,	4/01/11 — 4/01/12	$1,000,000	General Liability
	Ltd. (Germany)		€500,000	Extended Products Liability
			£2,500,000	Auto BI Per Person
			£7,500,000	Auto Aggregate
			£500,000	Auto Property Damage
Local Admitted General Liability — UK	ACE European Group, Ltd. (UK)	4/01/11 — 4/01/12	$1,000,000	General Liability
Local Admitted	Zurich	4/01/10 — 4/01/11	£10,000,000
Employers Liab.) — UK
Local Admitted General Liability — Poland	ACE European Group, Ltd. (UK)	4/01/11 — 4/01/12	$1,000,000	General Liability
Flood	American Bankers	1/4/10 — 1/4/11
10900 NW 97th Street Miami, FL 33178
Flood	American Bankers	3/10/11 — 3/10/12	$500,000	Building
220 Dixon Road Jackson, MS 39209
Flood	American Bankers	3/18/11 — 3/18/12
22153 W. Valley Hwy. Kent, WA 98032
Flood	American Bankers	4/28/11 — 4/28/12	$500,000	Building
HC S/S Hwy #28			$500,000	Contents
Taylorsville, MS 39166
Flood	Travelers	5/19/11 — 5/19/12	$500,000	Building
30048 Aldine Bender			$500,000	Contents
Harris, TX 77032
Ocean Marine Cargo	ACGS Marine Ins. Co.	4/1/11 — 4/1/12	.0460%	Marine Rate
			.0115%	War, Strikes, Riots Rate
			.0019%	Inland Rate
Travel Accident
General Liability (DS Brown)	Maxum	10/31/10 — 10/31/11	$1m/$2m
Umbrella (DS Brown)	Torus	10/31/10 — 10/31/11	$10,000,000

SCHEDULE 6.23
CREDIT FACILITIES UNDER THE SUBORDINATED INDENTURE
Fourth Amended and Restated Credit Agreement among Gibraltar Industries, Inc., Gibraltar Steel Corporation of New York, KeyBank National Association, as Lender, Lead Arranger, Sole Book Runner and Administrative Agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A as Lenders and Co-Syndications Agents, M&T Bank, RBS Citizens, National Association and HSBC Bank USA, National Association as Lenders and Co-Documentation Agents and the other Lenders (as defined therein).

SCHEDULE 7.3
PLEDGED NOTES

Grantor	Amount	Type of Account	Date of Instrument	Date of Maturity

Gibraltar Steel Corporation of New York	$8,500,000	Subordinated Promissory Note	October 3, 2008	March 31, 2012

SCHEDULE 7.4
COMMERCIAL TORT CLAIMS
Air Vent, Inc. filed the following claims, which are all related claims of infringement of certain Air Vent, Inc. patents. In connection with this claims, Air Vent, Inc. claimed damages relating to patent infringement.
Air Vent, Inc. v Vent Right Corporation, Civil Action No. 09-CV-2360, Western District of Pennsylvania filed January 31, 2008.
Air Vent, Inc. v. Mario Kaseda, Solution Supply Co., Inc., and Structure Roofing Co., Inc., Civil Action No. 09-CV-2360, Northern District of Ohio filed on October 31, 2009.
Air Vent, Inc. vs. Owens Corning Corporation 2:10-cv-01699, Western District of Pennsylvania filed December 17, 2010.